    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1998


                                                      REGISTRATION NO: 333-59725

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                MEDTRONIC, INC.

             (Exact name of registrant as specified in its charter)

          MINNESOTA                          3845                  41-0793183
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                            7000 CENTRAL AVENUE N.E.
                          MINNEAPOLIS, MINNESOTA 55432
                                 (612) 514-4000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                       ----------------------------------

                               CAROL E. MALKINSON
                  SENIOR LEGAL COUNSEL AND ASSISTANT SECRETARY
                                MEDTRONIC, INC.
                            7000 CENTRAL AVENUE N.E.
                          MINNEAPOLIS, MINNESOTA 55432
                                 (612) 514-4000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                       ----------------------------------

                                   COPIES TO:

        DAVID C. GRORUD, ESQ.                     C. KENT CARLSON, ESQ.
         MARY E. STRAND, ESQ.                      MARK R. BEATTY, ESQ.
       FREDRIKSON & BYRON, P.A.                 PRESTON GATES & ELLIS LLP
 900 SECOND AVENUE SOUTH, SUITE 1100           701 FIFTH AVENUE, SUITE 5000
  MINNEAPOLIS, MINNESOTA 55402-3397           SEATTLE, WASHINGTON 98104-7078
            (612) 347-7000                            (206) 623-7580

                       ----------------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
 UPON CONSUMMATION OF THE MERGER, AS DESCRIBED IN THIS REGISTRATION STATEMENT.
                       ----------------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                       ----------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
              TITLE OF EACH CLASS OF                   AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
           SECURITIES TO BE REGISTERED              BE REGISTERED(1)       PER SHARE         OFFERING PRICE        FEE(2)(3)
Common Stock, par value $.10 per share(4).........  10,000,000 shares    Not Applicable      Not Applicable       $156,903.13



(1) Represents the approximate maximum number of shares issuable upon consummation of the Merger as described in the Registration Statement, based upon the anticipated maximum number of outstanding shares of Physio-Control International Corporation Common Stock at the Merger's Effective Time (20,000,000) and assuming for purposes of this calculation that the Average Stock Price for Medtronic, Inc. Common Stock is equal to $55.00, thereby resulting in a Conversion Fraction of 0.5 of a Medtronic, Inc. share issued for each Physio-Control International Corporation share.



(2) The registration fee was calculated pursuant to Section 6 of the Securities Act of 1933 (the "Securities Act") and Rules 457(f)(1) and 457(c) thereunder, as 0.000295 multiplied by the product of (A) 20,000,000, the anticipated maximum number of Physio-Control International Corporation shares that may be exchanged pursuant to the Merger, multiplied by (B) $26.59375, the average of the high and low sale prices of Physio-Control International Corporation Common Stock as reported by the Nasdaq National Market on July 20, 1998, which date was within five business days prior to the date of the original filing of the Registration Statement on July 23, 1998.



(3) The entire registration fee was paid at the time of original filing of the Registration Statement on July 23, 1998.



(4) Each share of Medtronic Common Stock includes a Preferred Stock Purchase Right pursuant to Medtronic's Shareholder Rights Plan.

                       ----------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          [LETTERHEAD]

                                                                 August 31, 1998


Dear Physio-Control Shareholder:


    I am pleased to invite you to attend the Special Meeting of Shareholders of Physio-Control International Corporation ("Physio-Control"), which will be held on September 29, 1998, at 9:00 a.m., local time, at Physio-Control's corporate headquarters, located at 11811 Willows Road NE, Redmond, Washington. At the meeting you will be asked to consider and vote upon a Plan of Merger and an Agreement and Plan of Merger dated as of June 27, 1998 (the "Merger Agreement") that provide for the merger of a wholly-owned subsidiary of Medtronic, Inc. into Physio-Control.


    Under the terms of the Plan of Merger and the Merger Agreement, Physio-Control shareholders will receive $27.50 in shares of Medtronic Common Stock in exchange for each of their shares of Physio-Control Common Stock.

    The materials accompanying this letter include a Notice of Special Meeting of Shareholders, a Proxy Statement/Prospectus relating to the proposal to be voted upon at the Special Meeting, and a proxy card. The attached Proxy Statement/Prospectus is intended to provide you with the information that you will need to make an informed decision regarding how you should vote on the proposed merger. It also serves as a Prospectus for Medtronic, describing the investment in Medtronic that you will be making if the merger is approved and you exchange your Physio-Control Common Stock for Medtronic Common Stock. Copies of the Plan of Merger and the Merger Agreement are attached to the Proxy Statement/Prospectus as Appendices A and B. I urge you to read this information carefully before voting on the proposed merger.

    THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED TRANSACTION IS FAIR AND IN THE BEST INTERESTS OF PHYSIO-CONTROL AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS APPROVAL OF THE PLAN OF MERGER AND THE MERGER AGREEMENT. THE BOARD BELIEVES THAT THE MERGER WILL, AMONG OTHER THINGS, PERMIT PHYSIO-CONTROL SHAREHOLDERS TO CONTINUE THEIR EQUITY PARTICIPATION ON A TAX-FREE BASIS IN A LARGER, MORE DIVERSIFIED MEDICAL PRODUCTS ENTERPRISE.

    The Board of Directors of Physio-Control retained the investment banking firm of Morgan Stanley & Co. Incorporated to advise it with respect to the consideration to be received in the merger. Such firm provided a written opinion to the Physio-Control Board that, as of the date of such opinion and subject to the assumptions made, matters considered, and limitations on the review undertaken, the consideration to be received by the holders of Physio-Control Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders. A copy of its opinion is attached to the Proxy Statement/ Prospectus as Appendix D.

    The Plan of Merger and the Merger Agreement must be approved by the holders of two-thirds of the outstanding shares of Physio-Control Common Stock. Your vote on this matter is very important. We urge you to carefully review the enclosed material and to return your proxy promptly.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                          Sincerely,


                                          /s/ Richard O. Martin


                                          Richard O. Martin
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                    PHYSIO-CONTROL INTERNATIONAL CORPORATION

                             11811 WILLOWS ROAD NE
                         REDMOND, WASHINGTON 98073-9706

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                         TO BE HELD SEPTEMBER 29, 1998


                            ------------------------

TO THE SHAREHOLDERS OF PHYSIO-CONTROL INTERNATIONAL CORPORATION:


    A Special Meeting of the Shareholders of Physio-Control International Corporation ("Physio-Control") will be held at Physio-Control's corporate headquarters, located at 11811 Willows Road NE, Redmond, Washington, on September 29, 1998, at 9:00 a.m., local time, to consider and act upon a proposal to approve a Plan of Merger and an Agreement and Plan of Merger (the "Merger Agreement"), copies of which are included as Appendices A and B to the Proxy Statement/Prospectus accompanying this Notice. Pursuant to the Plan of Merger and the Merger Agreement, (a) PC Merger Corp. ("Merger Subsidiary") will be merged into Physio-Control, with Physio-Control to be the surviving corporation and to become a wholly-owned subsidiary of Medtronic, Inc. ("Medtronic"), and (b) holders of Physio-Control common stock, par value $.01 per share ("Physio-Control Common Stock"), will receive shares of Medtronic common stock, par value $.10 per share ("Medtronic Common Stock"), based upon a conversion fraction described in the Proxy Statement/Prospectus accompanying this Notice.


    With respect to the proposal to approve the Plan of Merger and the Merger Agreement, Physio-Control shareholders have a right to dissent and obtain payment in cash for their shares by complying with the terms and procedures of Chapter 23B.13 of the Washington Business Corporation Act, a copy of which is included as Appendix C to the Proxy Statement/Prospectus accompanying this Notice.


    Only shareholders of record as shown on the books of Physio-Control at the close of business on August 26, 1998 are entitled to notice of and to vote at the Special Meeting or any adjournments thereof.


    Information relating to the above proposal is set forth in the attached Proxy Statement/Prospectus. Approval of the Plan of Merger and the Merger Agreement will require the affirmative vote of the holders of two-thirds of the shares of Physio-Control Common Stock outstanding on the record date. All shareholders are cordially invited to attend the Special Meeting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          /s/ V. Marc Droppert


                                          V. Marc Droppert

                                          SECRETARY


August 31, 1998


 WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN,
  AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED PROXY
   RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES
             DO NOT SEND ANY STOCK CERTIFICATES WITH THE PROXY CARD

                           PROXY STATEMENT/PROSPECTUS

  Physio-Control International Corporation                    Medtronic, Inc.
            11811 Willows Road NE                        7000 Central Avenue N.E.
       Redmond, Washington 98073-9706                  Minneapolis, Minnesota 55432
          Telephone: (425) 867-4000                      Telephone: (612) 514-4000

                            ------------------------


                       SPECIAL MEETING OF SHAREHOLDERS OF
                    PHYSIO-CONTROL INTERNATIONAL CORPORATION
                        TO BE HELD ON SEPTEMBER 29, 1998


                             ---------------------


    This Proxy Statement/Prospectus is being furnished to the shareholders of Physio-Control International Corporation ("Physio-Control") in connection with the special meeting of shareholders (the "Meeting") of Physio-Control to be held at Physio-Control's corporate headquarters, located at 11811 Willows Road NE, Redmond, Washington, on September 29, 1998, at 9:00 a.m. At the Meeting, Physio-Control shareholders will be asked to consider and act upon a proposal to approve the Plan of Merger attached hereto as Appendix A and the Agreement and Plan of Merger attached hereto as Appendix B, pursuant to which (a) PC Merger Corp. ("Merger Subsidiary"), a wholly-owned subsidiary of Medtronic, Inc. ("Medtronic"), will be merged (the "Merger") into Physio-Control, which will be the surviving corporation in the Merger and become a wholly-owned subsidiary of Medtronic, and (b) each share of Physio-Control common stock, par value $.01 per share ("Physio-Control Common Stock"), will be converted into a portion of a share of Medtronic common stock, par value $.10 per share ("Medtronic Common Stock"), as described in this Proxy Statement/Prospectus.



    This Proxy Statement/Prospectus also constitutes the Prospectus of Medtronic with respect to the shares of Medtronic Common Stock to be issued in the Merger. Medtronic has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") covering the shares of Medtronic Common Stock that may be issued in connection with the Merger, based on the Conversion Fraction described in this Proxy Statement/Prospectus. The Medtronic Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "MDT." This Proxy Statement/Prospectus and accompanying letter to Physio-Control shareholders, Notice of Special Meeting of Shareholders, and form of proxy for use at the Meeting are first being mailed to Physio-Control shareholders on or about August 31, 1998.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Information contained or incorporated by reference in this Proxy Statement/Prospectus regarding Medtronic has been supplied by Medtronic. Information contained or incorporated by reference in this Proxy
Statement/Prospectus regarding Physio-Control has been supplied by Physio-Control.


    Additional copies of this Proxy Statement/Prospectus and the Proxy card to be returned for the Meeting can be obtained from Physio-Control, 11811 Willows Road NE, Redmond, Washington 98073-9706, Attention: Corporate Secretary, telephone (425) 867-4000. QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING PROXY CARDS MAY ALSO BE DIRECTED TO INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022, TELEPHONE 1-888-750-5834.



        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS AUGUST 27, 1998.

    No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus or the documents incorporated by reference herein, and any information or representations not contained herein or therein may not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Medtronic Common Stock offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any circumstances in which such offer or solicitation is unlawful. The delivery of this Proxy Statement/Prospectus does not imply that the information herein is correct as of any time subsequent to the date of such information.

                             AVAILABLE INFORMATION

    This Proxy Statement/Prospectus is a prospectus of Medtronic delivered in compliance with the Securities Act of 1933 (the "Securities Act"). This Proxy Statement/Prospectus constitutes part of a Registration Statement on Form S-4 (the "Registration Statement") filed by Medtronic with the Commission under the Securities Act with respect to the Medtronic Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Medtronic, Physio-Control, and the Medtronic Common Stock offered hereby, reference is made to the Registration Statement, exhibits, and schedules. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

    Medtronic and Physio-Control are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, each files reports, proxy and information statements, and other information with the Commission. The public may read and copy the Registration Statement and the reports, proxy and information statements, and other information filed by each of Medtronic and Physio-Control pursuant to the Exchange Act at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at one of the Commission's regional offices:
500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York, 10048. Copies of all or any part of such Medtronic material are available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Copies of all or any part of such Physio-Control material are available for inspection at the offices of the National Association of Securities Dealers, Inc. The public may obtain information on the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at "http://www.sec.gov" containing reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission, including Medtronic and Physio-Control.

                     INFORMATION INCORPORATED BY REFERENCE


    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE. MEDTRONIC AND PHYSIO-CONTROL WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, COPIES OF ANY AND ALL SUCH DOCUMENTS (OTHER THAN THE EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROXY STATEMENT/PROSPECTUS INCORPORATES) OF MEDTRONIC OR PHYSIO-CONTROL, AS THE CASE MAY BE, THAT ARE INCORPORATED BY REFERENCE. REQUESTS SHOULD BE DIRECTED TO MEDTRONIC, INC., 7000 CENTRAL AVENUE N.E., MINNEAPOLIS, MINNESOTA 55432,
ATTENTION: INVESTOR RELATIONS DEPARTMENT, M.S. 206, TELEPHONE (612) 514-3035 OR TO PHYSIO-CONTROL INTERNATIONAL CORPORATION, 11811 WILLOWS ROAD NE, REDMOND, WASHINGTON 98073-9706, ATTENTION: CORPORATE SECRETARY, TELEPHONE (425) 867-4000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE NO LATER THAN SEPTEMBER 22, 1998.

    The following Physio-Control documents are incorporated by reference herein:

    1. Physio-Control's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.


    2. Physio-Control's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998.


    3.  Physio-Control's Current Report on Form 8-K filed July 10, 1998.

    4. The description of Physio-Control's Common Stock contained in Physio-Control's Registration Statement on Form 8-A filed under Section 12 of the Exchange Act.

    All documents filed by Physio-Control with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents.

    The following Medtronic documents are incorporated by reference herein:

    1. Medtronic's Annual Report on Form 10-K for the fiscal year ended April 30, 1998.


    2. Medtronic's Current Reports on Form 8-K filed July 8, 1998, July 16, 1998, and August 20, 1998.


    3. The description of Medtronic's Common Stock contained in Medtronic's Registration Statement on Form 8-A filed under Section 12 of the Exchange Act.

    4. The description of Medtronic's Preferred Stock Purchase Rights attached to its Common Stock contained in Medtronic's Registration Statement on Form 8-A filed under Section 12 of the Exchange Act.

    All documents filed by Medtronic with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents.

    Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

    Certain statements contained in this Proxy Statement/Prospectus (including information included or incorporated by reference herein) and other written and oral statements made from time to time by Medtronic and Physio-Control do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as "anticipate," "believe," "estimate," "expect," "intend," "may," "could," "possible," "plan," "project," "will," "forecast" and similar words or expressions. Medtronic's and Physio-Control's respective forward-looking statements generally relate to their respective growth strategies, financial results, product development and regulatory approval programs, and sales efforts. One must carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. It is not possible to foresee or identify all factors affecting Medtronic's or Physio-Control's respective forward-looking statements, and investors therefore should not consider any list of factors affecting Medtronic's or Physio-Control's respective forward-looking statements to be an exhaustive statement of all risks, uncertainties, or potentially inaccurate assumptions. Neither Medtronic nor Physio-Control undertakes any obligation to update any forward-looking statement.

    Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from Medtronic's or Physio-Control's forward-looking statements, such factors include, among others, (i) trends toward managed care, health care cost containment, and other changes in government and private sector initiatives, in the United States and other countries in which Medtronic or Physio-Control do business, that are placing increased emphasis on the delivery of more cost-effective medical therapies;
(ii) the trend of consolidation in the medical device industry as well as among customers of medical device manufacturers, resulting in more significant, complex, and long-term contracts than in the past and potentially greater pricing pressures; (iii) the difficulties and uncertainties associated with the lengthy and costly new product development and regulatory approval processes, which may result in lost market opportunities or preclude product commercialization; (iv) efficacy or safety concerns with respect to marketed products, whether scientifically justified or not, that may lead to product recalls, withdrawals, or declining sales; (v) changes in governmental laws, regulations, and accounting standards and the enforcement thereof that may be adverse to Medtronic or Physio-Control; (vi) increased public interest in recent years in product liability claims for implanted medical devices, including pacemakers and leads; (vii) other legal factors including environmental concerns and patent or other intellectual property disputes with competitors or others;
(viii) agency or government actions or investigations affecting the industry in general or Medtronic or Physio-Control in particular; (ix) the development of new products or technologies by competitors, technological obsolescence, and other changes in competitive factors; (x) risks associated with maintaining and expanding international operations; (xi) business acquisitions, dispositions, discontinuations or restructurings by Medtronic or Physio-Control; (xii) the integration of businesses acquired by Medtronic or Physio-Control; and (xiii) economic factors over which Medtronic or Physio-Control has no control, including changes in inflation, foreign currency rates, and interest rates. Medtronic and Physio-Control note these factors as permitted by the Private Securities Litigation Reform Act of 1995.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY...................................................................     7
GENERAL INFORMATION.......................................................    19
THE MERGER................................................................    21
  General.................................................................    21
  Effective Time of the Merger............................................    21
  Background of the Merger................................................    21
  Physio-Control's Reasons for the Merger; Recommendation of the
    Physio-Control Board of Directors.....................................    24
  Medtronic's Reasons for the Merger......................................    25
  Opinion of Physio-Control's Financial Advisor...........................    25
  Vote Required...........................................................    29
  Conversion of Physio-Control Common Stock in the Merger.................    29
  Shareholder Rights Plan.................................................    31
  Treatment of Stock Options..............................................    31
  Conduct of Business of Physio-Control Pending the Merger................    31
  Interests of Certain Persons in the Merger..............................    32
  Voting Agreements.......................................................    33
  Stock Option Agreement..................................................    34
  Conditions; Waiver......................................................    34
  Amendment and Termination of the Merger Agreement.......................    35
  Expenses and Fees.......................................................    36
  Restrictions on Resale of Medtronic Common Stock........................    36
  Deregistration of Physio-Control Common Stock...........................    37
  Accounting Treatment of the Merger......................................    37
  Certain Federal Income Tax Consequences.................................    37
  Indemnification.........................................................    39
  Regulatory Requirements.................................................    39
  Rights of Dissenting Physio-Control Shareholders........................    40
COMPARATIVE STOCK PRICES AND DIVIDENDS....................................    42
RECENT DEVELOPMENTS.......................................................    43
COMPARATIVE RIGHTS OF MEDTRONIC SHAREHOLDERS AND PHYSIO-CONTROL
  SHAREHOLDERS............................................................    43
  Classification, Removal and Election of Directors.......................    43
  Preferred Stock.........................................................    45
  Special Meetings of Shareholders........................................    45
  Voting Rights; Shareholder Approvals....................................    46
  Cumulative Voting.......................................................    46
  Preemptive Rights.......................................................    47
  Amendment of the Articles of Incorporation..............................    47
  Business Combinations and Control Share Acquisitions....................    47
  Shareholder Rights Plan.................................................    48
  Related Person Business Transactions....................................    48

CERTAIN TRANSACTIONS AND RELATIONSHIPS BETWEEN PHYSIO-CONTROL AND
  MEDTRONIC...............................................................    49
LEGAL MATTERS.............................................................    49
EXPERTS...................................................................    49
APPENDIX A--Plan of Merger................................................   A-1
APPENDIX B--Agreement and Plan of Merger..................................   B-1
APPENDIX C--Chapter 23B.13 of Washington Business Corporation Act.........   C-1
APPENDIX D--Opinion of Morgan Stanley & Co. Incorporated..................   D-1

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO, AND THE DOCUMENTS INCORPORATED IN THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE.

                             PARTIES TO THE MERGER


PHYSIO-CONTROL:                Physio-Control International Corporation ("Physio-Control"),
                               a Washington corporation, was founded in 1955 and
                               reincorporated in Washington in 1997. Physio-Control
                               designs, manufactures, markets and services an integrated
                               line of noninvasive emergency cardiac defibrillator and
                               vital sign assessment devices, disposable electrodes and
                               data management software. Physio-Control's products are used in both out-of-hospital and hospital settings for the
                               detection and treatment of life-threatening events including trauma, heart attack and the acute heart rhythm disturbances of ventricular fibrillation, tachycardia and bradycardia.

                               Physio-Control's principal offices and corporate
                               headquarters are located at 11811 Willows Road NE, Redmond,
                               Washington 98073-9706, telephone: (425) 867-4000. See
                               "Information Incorporated by Reference" and "Information
                               Regarding Physio-Control."

MEDTRONIC:                     Medtronic, Inc. ("Medtronic"), a Minnesota corporation, was incorporated in 1957. Medtronic is the world's leading
                               medical technology company specializing in implantable and interventional therapies. Its primary products include those for bradycardia pacing, tachyarrhythmia management, atrial fibrillation management, heart failure management, coronary and peripheral vascular disease, heart valve replacement,
                               extracorporeal cardiac support, minimally invasive cardiac surgery, malignant and non-malignant pain, movement
                               disorders, neurosurgery and neurodegenerative disorders.
                               Medtronic serves customers and patients in more than 120
                               countries.

                               Medtronic's principal offices and corporate headquarters are located at 7000 Central Avenue N.E., Minneapolis, Minnesota
                               55432, telephone: (612) 514-4000. See "Information
                               Incorporated by Reference."

PC MERGER CORP.:               PC Merger Corp. ("Merger Subsidiary"), a Washington
                               corporation, is a corporation recently organized by
                               Medtronic for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the proposed Merger.

                           PHYSIO-CONTROL SHAREHOLDERS' MEETING

TIME, DATE, AND PLACE OF
  MEETING:                     A special meeting of shareholders of Physio-Control will be held on September 29, 1998, at 9:00 a.m., local time, at
                               Physio-Control's

                               corporate headquarters, located at 11811 Willows Road NE,
                               Redmond, Washington (the "Meeting").

PURPOSE OF THE MEETING:        The purpose of the Meeting is to consider and vote upon a
                               proposal to approve the Plan of Merger attached hereto as
                               Appendix A and the Agreement and Plan of Merger dated as of
                               June 27, 1998 (the "Merger Agreement"), among Medtronic,
                               Physio-Control, and Merger Subsidiary, which is attached
                               hereto as Appendix B, providing for the merger (the
                               "Merger") of Merger Subsidiary into Physio-Control, as a
                               result of which Physio-Control will become a wholly-owned
                               subsidiary of Medtronic. Other terms and provisions related to the Merger are set forth in the Merger Agreement, which is summarized in this Proxy Statement/Prospectus.

RECORD DATE:                   Only holders of record of Physio-Control Common Stock at the close of business on August 26, 1998, will be entitled to
                               notice of and to vote at the Meeting or any adjournment or adjournments thereof.

VOTE REQUIRED:                 The affirmative vote by the holders of two-thirds of the
                               outstanding shares of Physio-Control Common Stock is
                               required to approve the Plan of Merger and the Merger
                               Agreement. As of the record date, 17,732,809 shares of
                               Physio-Control Common Stock were outstanding and entitled to vote. Of such shares, 136,979 shares (less than 1% of the
                               shares entitled to vote at the Meeting) are beneficially
                               owned by directors and executive officers of Physio-Control.
                               Physio-Control's directors and executive officers who hold stock or options to purchase stock of Physio-Control have
                               executed voting agreements under which such persons agreed to vote the shares of Physio-Control Common Stock
                               beneficially owned by them in favor of the Merger.

                               Physio-Control shareholders have the power to revoke proxies previously given by them before the shares represented by
                               any such proxies are voted at the Meeting. See "General
                               Information."

                               Approval of the Plan of Merger and the Merger Agreement by
                               Medtronic shareholders is not required under Minnesota law and, accordingly, will not be sought. See "The Merger--Vote
                               Required."

DISSENTERS' RIGHTS:            Under Washington law, holders of Physio-Control Common Stock who give proper notice to Physio-Control and who do not vote in favor of the Merger have the right to receive in cash the
                               "fair value" of their Physio-Control shares in lieu of
                               Medtronic Common Stock pursuant to the Merger. See "The
                               Merger--Rights of Dissenting Physio-Control Shareholders"
                               and Chapter 23B.13 of the Washington Business Corporation
                               Act (the "WBCA"), a copy of which is attached hereto as
                               Appendix C. Holders of Medtronic Common Stock do not have
                               dissenters' rights in connection with the Merger.

                                 DESCRIPTION OF THE MERGER

GENERAL; EXCHANGE:             Upon consummation of the Merger, Merger Subsidiary will be merged into Physio-Control and Physio-Control will become a wholly-owned subsidiary of Medtronic. Each share of
                               Physio-Control Common Stock outstanding immediately prior to the Merger

                               (excluding any shares as to which dissenters' rights have
                               been properly exercised) will be converted into the portion of a share (the "Conversion Fraction") of Medtronic Common
                               Stock equal to $27.50 divided by the average of the daily
                               closing sale prices of Medtronic Common Stock as reported on the NYSE Composite Tape (the "Average Stock Price") for the
                               19 consecutive NYSE trading days ending on the first NYSE
                               trading day immediately preceding the Effective Time of the
                               Merger.

                               The Conversion Fraction is subject to appropriate adjustment in the event of a stock split, combination, stock dividend, or other distribution of shares of the Medtronic Common
                               Stock prior to the Effective Time of the Merger. See "The
                               Merger."

                               Each share of Medtronic Common Stock received in the Merger will also represent one Preferred Stock Purchase Right under
                               Medtronic's Shareholder Rights Plan. See "The
                               Merger--Shareholder Rights Plan."

                               Persons entitled to fractional shares of Medtronic Common
                               Stock upon such conversion shall receive a cash payment in lieu thereof. See "The Merger--Conversion of Physio-Control
                               Common Stock in the Merger--Fractional Shares."

                               If the Merger is approved and the Merger is completed,
                               Physio-Control shareholders will be instructed to deliver to
                               Medtronic's exchange agent for the Merger a letter of
                               transmittal, which will be sent to such shareholders
                               following the Merger, together with certificates evidencing each shareholder's Physio-Control Common Stock, in exchange for the Medtronic Common Stock and, if applicable, cash in lieu of any fractional shares of Medtronic Common Stock.
                               PHYSIO-CONTROL SHAREHOLDERS SHOULD NOT SEND IN THEIR
                               CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL. See
                               "The Merger--Conversion of Physio-Control Common Stock in
                               the Merger."

EFFECTIVE TIME OF THE MERGER:  It is expected that the Merger will become effective within
                               10 business days following approval of the Plan of Merger
                               and the Merger Agreement by the requisite vote of the
                               Physio-Control shareholders and the satisfaction or waiver of the other conditions to the Merger, upon the filing of
                               articles of merger with the Washington Secretary of State.
                               See "The Merger--Effective Time of the Merger" and "--
                               Conditions; Waiver."

BACKGROUND OF THE MERGER:      The terms of the Merger Agreement are the result of
                               arm's-length negotiations between representatives of
                               Medtronic and Physio-Control. The following is a brief
                               discussion of the background of these negotiations, the
                               Merger, and related transactions.

                               In January 1998, Physio-Control engaged Morgan Stanley & Co.
                               Incorporated ("Morgan Stanley") to assist in a possible sale of Physio-Control. On February 3, 1998, Morgan Stanley
                               contacted Medtronic regarding whether it had any interest in a transaction with Physio-Control. Following that initial
                               contact, representatives of both

                               companies and their financial advisors held several meetings in March and April 1998 regarding a possible transaction.

                               On April 16, 1998, the parties executed a confidentiality
                               agreement. Medtronic presented certain nonfinancial terms
                               for discussion with Physio-Control on April 28, 1998 and
                               presented certain financial terms for discussion on May 5,
                               1998. Following further discussions of terms and negotiation of definitive agreements among the parties and their
                               advisors, and Medtronic's review of due diligence
                               information regarding Physio-Control, on June 20, 1998, the parties reached tentative agreement on possible resolutions of certain outstanding issues, subject to approval of the
                               parties' respective Boards of Directors.

                               On June 25, 1998, the Board of Directors of Medtronic
                               approved the acquisition of Physio-Control, subject to final negotiations of outstanding issues by senior management.
                               Negotiations continued through June 27, 1998. On June 27,
                               1998, the Board of Directors of Physio-Control unanimously approved the terms of the Merger Agreement and the Plan of
                               Merger. The Merger Agreement was signed following the
                               conclusion of the meeting of the Board of Directors of
                               Physio-Control. See "The Merger--Background of the Merger,"
                               "--Physio-Control's Reasons for the Merger; Recommendation
                               of the Physio-Control Board of Directors," "--Medtronic's
                               Reasons for the Merger," and "--Opinion of Physio-Control's
                               Financial Advisor."

REASONS FOR THE MERGER:        In reaching its conclusions to approve the Merger Agreement and to recommend the approval of the Plan of Merger and the
                               Merger Agreement by the Physio-Control shareholders, the
                               Physio-Control Board of Directors considered various
                               factors, including the opportunity for Physio-Control
                               shareholders to continue equity participation in a larger, more diversified medical device company at a premium over
                               current market prices for Physio-Control Common Stock; the opportunity for enhanced product development, marketing, and sales by Physio-Control; Medtronic's reputation and
                               resources; the terms and conditions of the Merger Agreement;
                               the fairness opinion provided by Morgan Stanley; the price offered to Physio-Control shareholders and historical
                               trading prices for Physio-Control Common Stock and Medtronic
                               Common Stock; the likelihood of consummation of the Merger;
                               and the expectation that the Merger will be nontaxable to
                               the shareholders of Physio-Control for United States federal income tax purposes.

                               THE BOARD OF DIRECTORS OF PHYSIO-CONTROL HAS UNANIMOUSLY
                               APPROVED THE MERGER, AND THE BOARD RECOMMENDS THAT THE
                               SHAREHOLDERS OF PHYSIO-CONTROL VOTE IN FAVOR OF THE PLAN OF
                               MERGER AND THE MERGER AGREEMENT.

                               See "The Merger--Physio-Control's Reasons for the Merger;
                               Recommendation of the Physio-Control Board of Directors,"
                               "-- Medtronic's Reasons for the Merger," "--Opinion of
                               Physio-Control's Financial Advisor," and "Comparative Stock
                               Prices and

                               Dividends." For information on the interests of certain
                               persons in the Merger, see "The Merger--Interests of Certain
                               Persons in the Merger."

PHYSIO-CONTROL'S FINANCIAL
  ADVISOR:                     Morgan Stanley was retained by Physio-Control to advise it with respect to proposals for the acquisition of
                               Physio-Control. Morgan Stanley has rendered its written
                               opinion that, as of the date of such opinion, the
                               consideration to be received by the holders of Physio-
                               Control Common Stock pursuant to the Merger Agreement is
                               fair from a financial point of view to such holders. The
                               full text of the opinion of Morgan Stanley, which contains information, among other things, as to the assumptions made, matters considered, and the scope and limitations on the
                               review undertaken, is set forth as Appendix D to this Proxy
                               Statement/Prospectus, and holders of Physio-Control Common
                               Stock are urged to read the opinion in its entirety. See
                               "The Merger--Opinion of Physio-Control's Financial Advisor."

FLUCTUATION IN MARKET PRICE:   The number of shares of Medtronic Common Stock received in the Merger will depend on the market value of Medtronic
                               Common Stock, which is subject to fluctuation. There can be no assurance that the recent market prices of Medtronic
                               Common Stock will be maintained until or after the
                               consummation of the Merger. See "Comparative Stock Prices
                               and Dividends" and "The Merger-- Conversion of
                               Physio-Control Common Stock in the Merger."

CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES:                The Merger is expected to be treated as a tax-free
                               reorganization within the meaning of Sections 368(a)(1)(A)
                               and 368(a)(2)(E) of the Internal Revenue Code of 1986, as
                               amended (the "Code"). Medtronic, Physio-Control and Merger
                               Subsidiary will each be a "party to the reorganization"
                               within the meaning of Section 368(b) of the Code.

                               Physio-Control has received an opinion of counsel to
                               Physio-Control to the effect that, assuming the Merger is
                               consummated in accordance with the Merger Agreement, no gain or loss will be recognized by Physio-Control or its
                               shareholders upon their receipt of Medtronic Common Stock in exchange for their Physio-Control Common Stock. A
                               Physio-Control shareholder receiving cash in lieu of
                               fractional shares or exercising dissenters' rights, however, will be required to recognize gain, if any, realized in the transaction but not in excess of the cash received by such shareholder. The opinion is based upon and subject to
                               customary representations made to such counsel. See "The
                               Merger--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT:          Medtronic intends to account for the Merger as a "pooling of interests" for accounting and financial reporting purposes under generally accepted accounting principles. Consummation of the Merger may be conditioned upon Medtronic and
                               Physio-Control receiving letters from PricewaterhouseCoopers
                               LLP, Medtronic's and Physio-Control's independent
                               accountants, confirming that no conditions exist that would preclude Medtronic from accounting for

                               the Merger as a pooling of interests transaction. In order to be eligible to use the pooling of interests method to
                               account for the Merger, Medtronic will sell prior to the
                               Merger a number of shares of Medtronic Common Stock equal to that number of shares which are tainted for purposes of
                               pooling of interests accounting and were purchased by
                               Medtronic in the open market pursuant to its share
                               repurchase program. See "The Merger--Accounting Treatment of the Merger."

TREATMENT OF STOCK OPTIONS:    Pursuant to the terms of the outstanding options to purchase
                               Physio-Control Common Stock, such options that are not
                               otherwise vested will be accelerated and fully vested as a result of the Merger. All options that are not exercised and remain outstanding at the Effective Time will be assumed by
                               Medtronic and will thereafter be exercisable on the same
                               terms and conditions, except for appropriate adjustments to reflect the Conversion Fraction and conversion into options to purchase Medtronic Common Stock. See "The
                               Merger--Treatment of Stock Options" and "--Interests of
                               Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS
  IN THE MERGER:               In considering the recommendation of the Board of Directors of Physio-Control with respect to the Plan of Merger, the
                               Merger Agreement, and the transactions contemplated thereby, shareholders of Physio-Control should be aware that certain executive officers and directors of Physio-Control have
                               certain interests in the Merger that are in addition to, and may conflict with, the interests of shareholders of
                               Physio-Control generally. These interests include, among
                               other things, the interests of certain executives and
                               directors of Physio-Control in stock options that will vest and become exercisable as a result of the Merger, and the
                               obligation of Medtronic to cause Physio-Control to continue to provide certain indemnification, limited liability, and related insurance coverage to directors, officers,
                               employees, and agents of Physio-Control following the
                               Merger.

                               Four executive officers of Physio-Control have also executed separate noncompetition agreements with Medtronic,
                               conditioned upon the effectiveness of the Merger, pursuant to which these individuals have agreed that they will not be employed by, associated with, or render services to certain competitive businesses, anywhere in the world, for 42 months after the Merger. In addition, those four executive officers are parties to termination agreements with Physio-Control
                               that provide certain payments and other benefits to these
                               individuals if, during the two-year period following a
                               "change in control" of Physio-Control (such as the Merger),
                               (i) such individual's employment is terminated by
                               Physio-Control other than for death, disability, or "for
                               cause" or (ii) the nature of such individual's employment
                               with Physio-Control is changed in a materially adverse
                               manner.

                               The Physio-Control Board of Directors was aware of each of these interests and considered them, among other matters, in approving the Merger Agreement. See "The Merger--Interests of Certain Persons in the Merger."

REGULATORY APPROVAL:           The only federal or state regulatory approval needed to
                               effect the Merger is the expiration or termination of all
                               applicable waiting periods under the Hart-Scott-Rodino
                               Antitrust Improvements Act of 1976 (the "HSR Act"). On
                               August 12, 1998, Medtronic and Physio-Control received a
                               request for additional information relating to the
                               notifications that they had earlier filed under the HSR Act.
                               This request extends the waiting period during which the
                               applicable governmental authorities can review the Merger.
                               The waiting period will expire on the 20th day after the
                               companies substantially comply with the request. The
                               companies intend to respond promptly to the request.
                               Medtronic and Physio-Control do not expect international
                               regulatory filings that may be required, if any, to affect the expected timing of the Merger. See "The
                               Merger--Regulatory Requirements."

NO SOLICITATION:               Pursuant to the Merger Agreement, Physio-Control and its
                               representatives cannot, prior to the Effective Time or
                               earlier termination of the Merger Agreement, encourage,
                               solicit, discuss, or negotiate with any person (other than
                               Medtronic) concerning any merger, sale, or license of any
                               significant portion of the Physio-Control assets or similar transaction, except to the extent required by the fiduciary obligations of the Physio-Control Board and in accordance
                               with the provisions of the Merger Agreement. See "The
                               Merger--Conduct of Business of Physio-Control Pending the
                               Merger."

CONDITIONS TO MERGER:          The respective obligations of Medtronic, Merger Subsidiary, and Physio-Control to effect the Merger are subject to the satisfaction or waiver at or prior to the Merger of certain conditions. See "The Merger--Conditions; Waiver."

TERMINATION:                   The Merger Agreement may be terminated prior to the
                               Effective Time, whether before or after approval of the
                               Merger by the Physio-Control shareholders, in certain
                               specified events. Upon certain of such terminations,
                               Physio-Control is required to pay to Medtronic a termination fee of $15 million. See "The Merger--Amendment and
                               Termination of the Merger Agreement."

STOCK OPTION AGREEMENT:        In connection with the execution of the Merger Agreement,
                               Medtronic and Physio-Control entered into a Stock Option
                               Agreement pursuant to which Physio-Control granted to
                               Medtronic an option to purchase up to 3,526,683 shares of
                               Physio-Control Common Stock (or 19.9% of the outstanding
                               shares of Physio-Control Common Stock as of June 27, 1998)
                               at an exercise price of $27.50 per share. The option is
                               exercisable upon the occurrence of certain events and
                               provides Medtronic with the right, under certain
                               circumstances, to require Physio-Control to repurchase the option for its in-the-money value, provided that the sum of any termination fee and the amount paid to repurchase the
                               option cannot exceed $20 million. The option, which
                               Medtronic required as a condition to Medtronic's entering
                               into the Merger Agreement, may increase the likelihood of
                               consummation of the Merger. See "The Merger--Stock Option
                               Agreement" and "--Amendment and Termination of the Merger
                               Agreement."

 COMPARISON OF RIGHTS OF MEDTRONIC SHAREHOLDERS AND PHYSIO-CONTROL SHAREHOLDERS


    Medtronic and Physio-Control are incorporated under the laws of the States of Minnesota and Washington, respectively. The rights of Physio-Control shareholders are currently governed by the Articles of Incorporation and Bylaws of Physio-Control. Upon consummation of the Merger, Physio-Control shareholders will become shareholders of Medtronic and their rights as such will be governed by the Restated Articles of Incorporation and Bylaws, as amended, of Medtronic. See "Comparative Rights of Medtronic Shareholders and Physio-Control Shareholders."


           RECENT PRICES OF MEDTRONIC AND PHYSIO-CONTROL COMMON STOCK


    On June 26, 1998, the last trading day preceding public announcement of the Merger Agreement, the reported closing sale price of Medtronic Common Stock on the NYSE was $62.9375 per share. On that day, the reported closing sale price of Physio-Control Common Stock on the Nasdaq National Market was $23.00 per share. On August 24, 1998, the latest practicable trading day prior to the printing of this Proxy Statement/Prospectus, the reported closing sale price of Medtronic Common Stock on the NYSE was $57.875 per share. On that day, the reported closing sale price of Physio-Control Common Stock on the Nasdaq National Market was $26.375 per share.



    Pursuant to the Merger, the actual portion of a Medtronic share into which one Physio-Control share will be converted will be equal to $27.50 divided by the Average Stock Price of Medtronic Common Stock for the 19 consecutive NYSE trading days ending on the first trading day immediately preceding the Effective Time of the Merger. Solely for illustrative purposes, the Conversion Fraction would be .4369 if the Average Stock Price were calculated based on the reported closing sale price of Medtronic Common Stock on June 26, 1998, or .47516 if the Average Stock Price were calculated based on the reported closing sale price of Medtronic Common Stock on August 24, 1998. See "Comparative Stock Prices and Dividends" and "The Merger--Conversion of Physio-Control Common Stock in the Merger."

                       SELECTED HISTORICAL FINANCIAL DATA


    The following table sets forth selected historical financial data for Medtronic for each of the five consecutive fiscal years ended April 30, 1998, and for Physio-Control for each of the five consecutive fiscal years ended December 31, 1997 and the six months ended June 30, 1998 and 1997. Such data should be read in conjunction with the consolidated financial statements and the unaudited condensed consolidated interim financial statements of Medtronic and Physio-Control, all of which are incorporated by reference herein. Selected unaudited financial data for Physio-Control for the six months ended June 30, 1998 and 1997 include all adjustments (consisting only of normal recurring accruals) that Physio-Control considers necessary for a fair presentation of the consolidated operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full years. See "Information Incorporated by Reference."


                                MEDTRONIC, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     YEAR ENDED APRIL 30,
                                             --------------------------------------------------------------------
                                                 1994          1995          1996          1997        1998(2)
                                             ------------  ------------  ------------  ------------  ------------
Net sales..................................  $  1,390,922  $  1,742,392  $  2,172,100  $  2,438,224  $  2,604,819
Net earnings...............................       232,357       294,000       428,306       529,988       457,382
Basic earnings per share(1)................          0.51          0.64          0.90          1.11          0.98
Earnings per share assuming
  dilution(1)..............................          0.50          0.63          0.89          1.09          0.96
Total assets...............................     1,623,252     1,946,732     2,554,700     2,409,210     2,774,727
Long-term debt.............................        20,232        14,200        15,336        13,980        16,227
Cash dividends per share(1)................          0.09          0.10          0.13          0.19          0.22

                    PHYSIO-CONTROL INTERNATIONAL CORPORATION
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                       SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                    ----------------------
                                        ----------------------------------------------------------   JUNE 30,    JUNE 30,
                                         1993(3)     1994(3)     1995(4)       1996        1997        1997        1998
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net sales.............................  $  107,129  $  150,028  $  148,702  $  173,165  $  175,311  $   85,738  $   93,248
Net income (loss).....................     (35,947)      3,233       6,254      15,339       9,332       5,636       6,522
Basic earnings per share..............         N/A         N/A        0.42        0.91        0.54        0.33        0.37
Earnings per share assuming
  dilution............................         N/A         N/A        0.40        0.87        0.53        0.32        0.36
Total assets..........................      83,045      93,544      78,500      95,862     106,659     103,418     119,430
Long-term debt........................           0      36,496      16,211      21,031      15,531      21,694      16,281
Cash dividends per share..............           0           0           0           0           0           0           0


------------------------

(1) In each of September 1994, September 1995, and September 1997, Medtronic effected a two-for-one common stock split, paid in the form of a 100% stock dividend. All references in the Selected Historical Consolidated Financial Data to earnings per share and cash dividends per share have been restated to reflect these stock splits.

(2) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of $205.3 million pre-tax nonrecurring charges recorded in the third quarter of fiscal 1998.

(3) Periods beginning July 30, 1994 reflect data of Physio-Control and its subsidiaries after the acquisition of stock by Bain Capital, Inc. Periods prior to and including July 29, 1994 reflect data of Physio-Control as a wholly-owned subsidiary of Eli Lilly and Company ("Lilly"), which was acquired by Bain Capital, Inc. on July 29, 1994 from Lilly. The term "Predecessor" refers to Physio-Control during the period in which it was a wholly-owned subsidiary of Lilly. The results of operations of the Predecessor from January 1, 1994 to July 29, 1994 and of Physio-Control from July 30, 1994 to December 31, 1994 have been combined. Operating results for 1993 were adversely affected by the temporary suspension of Physio-Control's manufacturing operations beginning in May 1992 after its receipt of notification of alleged deficiencies in compliance with FDA regulations. Operating results for 1994 were positively impacted by a reduction of the large domestic backlog during 1994. Earnings (loss) per share is not calculated due to Physio-Control's status as a wholly-owned subsidiary.

(4) Net income, basic earnings per share, and earnings per share assuming dilution reflect the impact of a $1.46 million extraordinary loss from the early extinguishment of debt.

                           COMPARATIVE PER SHARE DATA


    The following summary sets forth certain historical per share data of Medtronic and Physio-Control and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis assuming, solely for illustrative purposes of this presentation, that the Average Stock Price for Medtronic Common Stock is $57.875 (the reported closing sale price of Medtronic Common Stock on August 24, 1998). The actual Average Stock Price that will be used in the Merger will be the Average Stock price of Medtronic Common Stock for the 19 consecutive NYSE trading days ending on the trading day immediately preceding the Effective Time of the Merger. The unaudited pro forma data are provided for comparative purposes only and do not purport to be indicative of actual or future operating results or financial position that would have occurred or will occur upon consummation of the Merger. The information presented below should be read in conjunction with the selected historical financial data and the separate historical financial statements of Medtronic and Physio-Control, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus. See "Information Incorporated by Reference." Presentation of full pro forma financial statements is not included because the Merger does not constitute a significant business combination and the disclosure is not deemed to be material.



                                                                                                          DILUTED
                                                                                            BASIC        EARNINGS
                                                                                        EARNINGS FROM      FROM
                                                                               BOOK      CONTINUING     CONTINUING       CASH
                                                                               VALUE     OPERATIONS     OPERATIONS     DIVIDENDS
                                                                             ---------  -------------  -------------  -----------
MEDTRONIC HISTORICAL DATA:
Per Medtronic share at and for the fiscal year ended April 30, 1998(1).....  $    4.36    $    0.98      $    0.96     $    0.22
Per Medtronic share for the fiscal year ended April 30, 1997...............      *             1.11           1.09          0.19
Per Medtronic share for the fiscal year ended April 30, 1996...............      *             0.90           0.89          0.13

PHYSIO-CONTROL HISTORICAL DATA:
Per Physio-Control share at and for the 3 months ended June 30, 1998.......       3.77         0.21           0.20             0
Per Physio-Control share at and for the 12 months ended March 31, 1998.....       3.52         0.55           0.53             0
Per Physio-Control share for the fiscal year ended December 31, 1997.......       3.25         0.54           0.53             0
Per Physio-Control share for the 12 months ended March 31, 1997............      *             0.86           0.83             0
Per Physio-Control share for the fiscal year ended December 31, 1996.......      *             0.91           0.87             0
Per Physio-Control share for the 12 months ended March 31, 1996(2).........      *             0.47           0.45             0

MEDTRONIC AND PHYSIO-CONTROL PRO FORMA COMBINED DATA:
Per Medtronic share at and for the fiscal year ended April 30,
  1998(1)(3)...............................................................       4.41         0.98           0.96          0.22
Per Physio-Control share equivalent(4) at and for the fiscal year ended
  April 30, 1998(1)(3).....................................................       2.10         0.46           0.46          0.10
Per Medtronic share for the fiscal year ended April 30, 1997(5)............      *             1.12           1.10          0.19
Per Physio-Control share equivalent(4) for the fiscal year ended April 30,
  1997(5)..................................................................      *             0.53           0.52          0.09
Per Medtronic share for the fiscal year ended April 30, 1996(2)(6).........      *             0.90           0.89          0.13
Per Physio-Control share equivalent(4) for the fiscal year ended April 30,
  1996(2)(6)...............................................................      *             0.43           0.42          0.06


------------------------

(1) Basic earnings from continuing operations and diluted earnings from continuing operations reflect the impact of $205.3 million pre-tax nonrecurring charges recorded in the third quarter of fiscal 1998.

(2) Basic earnings from continuing operations and diluted earnings from continuing operations reflect the impact of a $1.46 million extraordinary loss from the early extinguishment of debt.

(3) The combined pro forma data combine the financial information of Medtronic at and for the year ended April 30, 1998 with the financial information of Physio-Control at and for the 12-month period ended March 31, 1998.


(4) The equivalent pro forma combined information represents the pro forma combined net income and book value multiplied by .47516, which is the assumed Conversion Fraction (based on an assumed Average Stock Price of $57.875) solely for purposes of this illustration.


(5) The combined pro forma data combine the financial information of Medtronic for the year ended April 30, 1997 with the financial information of Physio-Control for the 12-month period ended March 31, 1997.

(6) The combined pro forma data combine the financial information of Medtronic for the year ended April 30, 1996 with the financial information of Physio-Control for the 12-month period ended March 31, 1996.

*   Disclosure is not required.

                              GENERAL INFORMATION


    This Proxy Statement/Prospectus is being furnished to the shareholders of Physio-Control in connection with the solicitation by the Board of Directors of Physio-Control of proxies to be voted at the Meeting to be held on September 29, 1998.


    At the Meeting, Physio-Control shareholders will be asked to consider and vote upon the approval of the Plan of Merger and the Merger Agreement attached to this Proxy Statement/Prospectus as Appendices A and B, respectively, providing for the Merger of Merger Subsidiary, a wholly-owned subsidiary of Medtronic, with and into Physio-Control, as a result of which Physio-Control will become a wholly-owned subsidiary of Medtronic. Other terms and provisions related to the Merger are set forth in the Merger Agreement, as described herein.

    The Board of Directors of Physio-Control has unanimously approved the Merger. The Board of Directors of Medtronic has approved the Merger and the issuance of shares of Medtronic Common Stock in the Merger. See "The Merger--Background of the Merger." Applicable Minnesota law does not require that Medtronic shareholders approve the Merger, and no such approval is being sought. Medtronic, as the sole shareholder of Merger Subsidiary, has approved the Merger.

    Pursuant to the Plan of Merger, upon effectiveness of the Merger, each outstanding share of Physio-Control Common Stock, except for shares of Physio-Control Common Stock held by shareholders who properly exercise dissenters' rights under Washington law, will be converted into the right to receive a portion of a share of Medtronic Common Stock. See "The
Merger--General," "--Conversion of Physio-Control Common Stock in the Merger," and "--Rights of Dissenting Physio-Control Shareholders."


    The close of business on August 26, 1998 (the "Record Date") has been fixed as the record date for determination of the holders of Physio-Control Common Stock who are entitled to notice of and to vote at the Meeting or at any adjournment thereof. Physio-Control has only one class of capital stock outstanding, Common Stock, $.01 par value per share. As of the Record Date, there were 17,732,809 shares of Physio-Control Common Stock outstanding held by approximately 100 holders of record. The holders of record on the Record Date of shares of Physio-Control Common Stock are entitled to one vote per share at the Meeting. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Physio-Control Common Stock entitled to vote shall constitute a quorum for the transaction of business; however, the affirmative vote of the holders of two-thirds of the outstanding shares of Physio-Control Common Stock is required for approval of the Merger. Directors and executive officers of Physio-Control have agreed to vote the Physio-Control shares beneficially owned by them in favor of the Merger. See "The Merger--Vote Required" and "--Voting Agreements."


    Representatives of PricewaterhouseCoopers LLP, Physio-Control's independent accountants, are expected to be present at the Meeting. Such representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.


    A proxy card is enclosed for use by Physio-Control shareholders. Such shareholders are solicited on behalf of the Board of Directors of Physio-Control to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING PROXY CARDS MAY BE DIRECTED TO INNISFREE M&A INCORPORATED AT THE ADDRESS OR TELEPHONE NUMBER LISTED ON THE COVER OF THIS PROXY STATEMENT/PROSPECTUS.


    All properly executed proxies not revoked will be voted at the Meeting in accordance with the instructions contained therein. Proxies containing no instructions will be voted in favor of approval of the Merger. A shareholder who has executed and returned a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to the corporate secretary of Physio-Control, or by attending the Meeting and voting in person. Abstentions will be treated as shares present for purposes of determining a quorum for the Meeting but will have the same effect as a vote against approval of the Merger. If a broker or other record holder or nominee indicates on a proxy that it does not have direction or authority as to certain shares to vote on the Merger, those shares will be considered present at the Meeting for purposes of determining a quorum but will have the same effect as a vote against approval of the Merger.

    If any other matters are properly presented for consideration at the Meeting, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    THE BOARD OF DIRECTORS OF PHYSIO-CONTROL RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER. See "The Merger--Interests of Certain Persons in the Merger" for a discussion of conflicts of interest that certain directors and members of management have in connection with the Merger.

    SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY
CARDS.


    In addition to the solicitation of proxies by use of mail, the directors, officers or regular employees of Physio-Control may, but without compensation other than their regular compensation, solicit proxies personally or by telephone or fax. In addition, Innisfree M&A Incorporated, a firm that provides professional proxy soliciting services, has been engaged to assist in the solicitation of proxies from brokers, bank nominees, institutional holders and other Physio-Control shareholders and to serve as information agent in connection with the Merger. Innisfree M&A Incorporated will receive reasonable and customary compensation for such services and reimbursement of reasonable out-of-pocket expenses. Physio-Control intends to reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Physio-Control Common Stock held of record by such persons. Physio-Control and Medtronic have agreed to share equally all expenses relating to the printing and mailing of this Proxy Statement/Prospectus and the filing of it with the Commission.


    All information in this Proxy Statement/Prospectus with respect to Medtronic has been furnished by Medtronic and all information with respect to Physio-Control has been furnished by Physio-Control.


    The mailing of this Proxy Statement/Prospectus to shareholders of Physio-Control is expected to commence on or about August 31, 1998.


                                   THE MERGER

    SET FORTH BELOW IS A BRIEF DESCRIPTION OF CERTAIN TERMS OF THE MERGER AGREEMENT AND RELATED MATTERS. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN OF MERGER AND THE MERGER AGREEMENT, WHICH ARE ATTACHED HERETO AS APPENDICES A AND B AND ARE INCORPORATED HEREIN BY REFERENCE.

GENERAL

    Medtronic, Merger Subsidiary, and Physio-Control have entered into the Merger Agreement, which provides that Merger Subsidiary will be merged with and into Physio-Control, with Physio-Control becoming a wholly-owned subsidiary of Medtronic. In the Merger, Physio-Control will change its name to "Medtronic Physio-Control, Inc." Each outstanding share of Physio-Control Common Stock, other than shares held by Physio-Control shareholders who perfect dissenters' rights under Washington law, will be converted at the Effective Time (as defined below) into the right to receive the portion of a share of Medtronic Common Stock equal $27.50 divided by the Average Stock Price of Medtronic Common Stock for a specified determination period, as described in further detail below. See "The Merger--Conversion of Physio-Control Common Stock in the Merger."

EFFECTIVE TIME OF THE MERGER

    As soon as practicable after the conditions to consummation of the Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as provided below, articles of merger containing the Plan of Merger will be filed with the Secretary of State of the State of Washington, at which time the Merger will become effective (the "Effective Time"). It is presently contemplated that the Effective Time will be as soon as practicable after approval of the Merger at the Meeting, but not later than 10 business days after approval of the Merger by the Physio-Control shareholders and the satisfaction or waiver of the other conditions to the Merger. See "The Merger--Conditions; Waiver" and "--Accounting Treatment of the Merger."

BACKGROUND OF THE MERGER

    The terms of the Merger Agreement are the result of arm's-length negotiations between representatives of Medtronic and Physio-Control. The following is a brief discussion of the background of these negotiations, the Merger, and related transactions.

    On November 12, 1997, at a regularly scheduled meeting of the Physio-Control Board of Directors, the Board discussed the strategic forces driving consolidation within the medical device industry and other industry factors that indicated a need for substantial growth by Physio-Control. The Physio-Control Board of Directors considered the range of strategic alternatives available to Physio-Control, including potential acquisitions by Physio-Control that had been considered, and authorized the engagement of Morgan Stanley to act as financial advisor to assist the Board of Directors of Physio-Control in also actively considering proposals for the acquisition of Physio-Control.

    Physio-Control management contacted Morgan Stanley following the meeting and, in January 1998, an engagement letter (dated December 9, 1997) was executed, which, among other terms, specified a limited number of companies that Morgan Stanley could contact concerning a possible acquisition of Physio-Control.

    With the assistance of Physio-Control's management, Morgan Stanley proceeded to contact the authorized group of companies concerning a possible acquisition of Physio-Control. This group of potential acquirors consisted of leading hospital supply and medical technology companies, including Medtronic.

    On February 3, 1998, Morgan Stanley, on behalf of Physio-Control, contacted Michael Ellwein, then the Vice President Corporate Development and Associate General Counsel of Medtronic, concerning whether Medtronic had any interest in a strategic transaction involving Physio-Control. As a result of that telephone call, and following arrangements coordinated by Morgan Stanley, on March 16, 1998, Richard Martin and Robert Guezuraga, respectively the Chairman and Chief Executive Officer and the President and Chief Operating Officer of Physio-Control, Glen Nelson, M.D. and Bobby Griffin, respectively the Vice Chairman and the Executive Vice President of Medtronic, and Mr. Ellwein met in Bellevue, Washington, to discuss Physio-Control's business in general terms and Medtronic's potential interest in a possible acquisition of Physio-Control.

    After additional discussions among representatives of Morgan Stanley, Medtronic, and Physio-Control, on March 26, 1998, Medtronic sent to Physio-Control a draft confidentiality agreement to maintain the confidentiality of information exchanged by Medtronic and Physio-Control. On April 16, 1998, the confidentiality agreement was executed.

    On March 30, 1998, Mr. Martin met with William W. George, the Chairman and Chief Executive Officer of Medtronic, and Mr. Griffin, at the American Conference of Cardiologists in Atlanta, Georgia, and held further discussions regarding Physio-Control's business and Medtronic's potential interest in a possible acquisition of Physio-Control.

    On April 8, 1998, a representative of Morgan Stanley, on behalf of Physio-Control, spoke by telephone with Mr. Ellwein regarding the general terms of a possible acquisition of Physio-Control by Medtronic.

    On April 23, 1998, Dr. Nelson, Messrs. Griffin and Ellwein, and Michael Jeram of Medtronic's Corporate Development group, met in Bellevue, Washington, with Messrs. Martin and Guezuraga, and Joseph Caffarelli and Marc Droppert, respectively the Executive Vice President and Chief Financial Officer and the Executive Vice President and General Counsel of Physio-Control. Representatives of Morgan Stanley and Goldman, Sachs & Co. ("Goldman Sachs"), financial advisors to Medtronic in connection with the Merger, were present. During the meeting, the parties discussed, among other things, Physio-Control's business and the strategic rationale for a combination between the two companies. Following the meeting, Dr. Nelson and Messrs. Griffin and Ellwein toured Physio-Control's facilities in Redmond, Washington, and received a product demonstration.

    On April 28, 1998, Mr. Ellwein presented to Mr. Martin for discussion a proposal containing certain nonfinancial terms for a possible business combination between Physio-Control and Medtronic. Mr. Ellwein indicated that, subject to the completion of some additional review, Medtronic expected to propose financial terms within a few days.

    On May 5, 1998, at a regularly scheduled meeting of the Physio-Control Board of Directors, representatives of Morgan Stanley made a financial presentation to the Board of Directors and also updated the Board on the status of the discussions with the authorized companies and, specifically, Medtronic, including the proposed discussion terms received from Medtronic.

    Also on May 5, 1998, Mr. Ellwein and Mr. Martin had a telephone conversation and Mr. Ellwein presented to Mr. Martin for discussion a proposal that, subject to completion of due diligence and completion of definitive agreements, Medtronic would pay $27.00 for each share of Physio-Control Common Stock, to be paid in Medtronic Common Stock. Mr. Martin reported the information to the Physio-Control Board of Directors, which, after discussion, did not approve the offered price but authorized Mr. Martin and Morgan Stanley to continue discussions with Medtronic.

    Following the Physio-Control Board meeting, representatives of Morgan Stanley contacted Medtronic on behalf of Physio-Control and informed its representatives that the current discussion terms were not acceptable either as to price or as to the nonfinancial terms; however, due to Physio-Control's ongoing interest in a strategic combination with Medtronic, Physio-Control was prepared to allow Medtronic to begin its due diligence process in an effort to encourage a proposal for a transaction more favorable to Physio-Control.

    On May 18, 1998, Medtronic's counsel distributed an initial draft merger agreement to Physio-Control and its legal advisors. Also, on May 20 and 21, Medtronic representatives met at the offices of Physio-Control's legal counsel to review due diligence materials provided by Physio-Control. During the week of May 25, 1998, Physio-Control and its counsel provided additional due diligence information and provided Medtronic with specific comments on the draft merger agreement.

    On June 1, 1998, members of Medtronic management (Messrs. Griffin, Collins, Johnson, Eastwood, and Cybulski) met with Physio-Control management (Messrs. Martin, Guezuraga, Caffarelli, and Droppert) in Redmond, Washington. During the meeting, the parties discussed Physio-Control's business.

    Between June 1 and 20, 1998, Medtronic, Physio-Control, their respective outside counsel, Morgan Stanley, and Goldman Sachs held several meetings and conference calls, which involved due diligence matters, negotiations regarding the terms of the draft merger agreement and related documents, integration planning, discussions regarding accounting treatment of a potential business combination between Medtronic and Physio-Control, and other matters related to the transaction.

    On June 16, 1998, after a number of discussions with Mr. Martin and other officers of Physio-Control, representatives of Morgan Stanley, on behalf of Physio-Control, telephoned representatives of Medtronic and representatives of Goldman Sachs to discuss financial considerations in the draft merger agreement. During these discussions, representatives of Morgan Stanley reiterated that the draft merger agreement was not acceptable either as to (i) price, (ii) transaction protections, including the size, scope, and triggers of any termination fee or termination option, and (iii) certain other nonfinancial terms. At that time, Medtronic agreed to certain modifications to the transaction protection clauses, but remained firm as to Medtronic's discussion price of $27.00 per share. Representatives of Morgan Stanley, after discussions with the management of Physio-Control, again rejected Medtronic's proposed discussion price on behalf of Physio-Control.

    On June 20, 1998, Physio-Control, Medtronic, and their respective financial advisors and outside counsel held a number of discussions regarding the outstanding financial and nonfinancial terms of the draft merger agreement. At the conclusion of these discussions, Medtronic proposed an increase in the Merger price to $27.50 for each share of Physio-Control Common Stock, to be paid in Medtronic Common Stock, subject to approval of both companies' respective Boards of Directors and negotiation of an acceptable merger agreement, and indicated that this was the maximum value it would consider. After discussions with representatives of Physio-Control, representatives of Morgan Stanley, on behalf of Physio-Control, and Medtronic reached preliminary verbal agreement on certain outstanding issues, other than certain transaction protection clauses (consisting of the termination fee and the stock option to be granted to Medtronic pursuant to the Stock Option Agreement) and the Merger price per share, subject to the approval of Physio-Control's and Medtronic's respective Boards of Directors.

    On June 25, 1998, the Board of Directors of Medtronic approved the acquisition of Physio-Control, subject to final negotiations of outstanding issues by senior management, and authorized Medtronic's officers to undertake all acts necessary or desirable to effect the Merger. At the time of its June 25 Board meeting, Medtronic anticipated the Merger price to be $27.50 per share.

    On June 26, 1998, the Physio-Control Board of Directors met by telephone conference call at 5:30 a.m. (Pacific time) to receive a presentation by representatives of Morgan Stanley updating the Board of Directors on (i) the status of the discussions with the authorized companies and, specifically, Medtronic and (ii) the proposed terms of the potential business combination between Physio-Control and Medtronic. The Board of Directors directed Physio-Control's management and representatives of Morgan Stanley to continue negotiations on various aspects of the draft definitive agreements with Medtronic.

    On June 26 and 27, 1998, Physio-Control and its legal counsel and financial advisors continued negotiations with Medtronic regarding the proposed merger agreement and completion of various schedules and related documents. During these negotiations, management of the parties reached tentative verbal agreement on the transaction protection clauses (the termination fee and the stock option to be granted to Medtronic) and the $27.50 price per share payable in the Merger, subject to the approval of Physio-Control's Board of Directors.

    At 4 p.m. (Pacific time) on June 27, the Physio-Control Board of Directors met again by telephone conference call to discuss the proposed transaction and received reports from Physio-Control's management, representatives of Morgan Stanley, and its legal counsel. Morgan Stanley delivered its oral opinion, subsequently confirmed in writing, that, as of the date of such opinion, and subject to the various considerations set forth in the opinion, the consideration to be received by the holders of Physio-Control Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Having reviewed the terms of the draft definitive agreements relating to the Merger, the Physio-Control Board unanimously approved the Merger Agreement, Plan of Merger, and Stock Option Agreement, authorized Physio-Control's officers to execute the agreements, and unanimously recommended that Physio-Control's shareholders approve the Merger as provided in the Merger Agreement and Plan of Merger.

    Following the approval of the Merger Agreement and related documents by Physio-Control's Board of Directors, representatives of Physio-Control and Medtronic executed the Merger Agreement and Stock Option Agreement on June 27, 1998. On June 29, 1998, prior to the opening of trading on the Nasdaq National Market, Medtronic and Physio-Control issued a joint press release announcing the execution of the Merger Agreement.

PHYSIO-CONTROL'S REASONS FOR THE MERGER; RECOMMENDATION OF THE PHYSIO-CONTROL
  BOARD OF DIRECTORS

    The Board of Directors of Physio-Control has determined that the Merger is fair to, and in the best interests of, Physio-Control and its shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS OF PHYSIO-CONTROL HAS UNANIMOUSLY APPROVED THE PLAN OF MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT THE SHAREHOLDERS OF PHYSIO-CONTROL VOTE FOR APPROVAL AND ADOPTION OF THE PLAN OF MERGER AND THE MERGER AGREEMENT. In reaching its determination, the Board of Directors of Physio-Control consulted with Physio-Control's management, as well as its legal counsel and its financial advisor, and considered a number of factors, including, without limitation, the following:

        (1) The opportunity to continue to market its external defibrillators with substantial additional financial resources, including the benefit that Medtronic's reputation and resources would bring to Physio-Control's product development, marketing and distribution, and relationships with customers and potential customers;

        (2) The ability to provide Physio-Control shareholders with Medtronic Common Stock in a tax-free exchange at a premium over the market price for Physio-Control Common Stock;

        (3) The opportunity to provide an integrated response to cardiac care from initial arrest (with external defibrillator) through definitive treatment with an implantable (internal defibrillator) device; and

        (4) The potential ability to increase international revenues through Medtronic's broader international distribution and marketing network.

    In the course of its deliberations, the Board of Directors of Physio-Control reviewed a number of additional factors relevant to the Merger. In particular, the Physio-Control Board considered, among other things, the following factors, each of which it determined were favorable to the Merger: (i) information concerning Medtronic's and Physio-Control's respective businesses, historical financial performance, operations and products, including possible future product releases; (ii) the comparative trading prices of Medtronic and Physio-Control Common Stock and other selected medical device companies; (iii) premiums and multiples paid in other merger and acquisition transactions in Physio-Control's industry and other industries; (iv) the compatibility of the management and businesses of Medtronic and Physio-Control; (v) the financial presentation by Morgan Stanley and the opinion of Morgan Stanley that, as of the date of such opinion and subject to the assumptions and considerations set forth in the opinion, the consideration to be received by the holders of Physio-Control Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders; (vi) the likelihood of consummation of the Merger, including the terms and conditions of the Merger Agreement and the limited conditions to the consummation of the Merger; (vii) the fact that the Merger Agreement would permit the Physio-Control Board to terminate such agreement under certain circumstances; and (viii) no competing offer or proposal of any kind had been received from any third party.

    The Board of Directors of Physio-Control also considered certain potentially negative factors in its deliberations concerning the Merger, including, among other things: (i) the potential loss of revenues and business opportunities in the external defibrillator market as a result of announcement of the Merger;
(ii) the possibility of management disruption associated with the Merger and the risk of loss of key technical and management personnel of Physio-Control; and
(iii) the risk that the benefits sought to be achieved by the Merger will not be achieved. In the view of the Physio-Control Board of Directors, the potentially negative factors are not sufficient either individually or collectively to outweigh the potential benefits of the Merger.

    The foregoing discussion of the information, factors, and reasons for the Merger considered by the Board of Directors of Physio-Control is not intended to be exhaustive but includes the material factors considered by the Board of Directors of Physio-Control. Morgan Stanley's opinion and financial analyses were only one of many factors considered by the Physio-Control Board in its evaluation of the Merger and should not be viewed as determinative of the view of the Physio-Control Board or management with respect to the consideration to be received by Physio-Control shareholders in the Merger. In view of the wide variety of factors considered by the Board of Directors of Physio-Control in connection with its evaluation of the Merger and the complexity of such matters, the Board of Directors of Physio-Control did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, the Physio-Control Board did not make any determination as to whether any particular factor (or any aspect of any particular factor) was determinative to its ultimate determination. In considering the factors described above, individual members of the Board of Directors of Physio-Control may have given different weights to different factors. See "The Merger--Opinion of Physio-Control's Financial Advisor" and "Comparative Stock Prices and Dividends."

MEDTRONIC'S REASONS FOR THE MERGER

    Medtronic believes that the acquisition of Physio-Control will complement Medtronic's product offerings and that Physio-Control's broad line of external defibrillators, when combined with Medtronic's implantable defibrillators, will significantly enhance Medtronic's ability to deliver lifesaving technologies, with the objective of increasing the survival of patients who experience life-threatening cardiac events.

OPINION OF PHYSIO-CONTROL'S FINANCIAL ADVISOR

    Pursuant to a letter agreement dated as of December 9, 1997 (the "Morgan Stanley Engagement Letter"), Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the Merger. Morgan Stanley was selected by the Physio-Control Board to act as Physio-Control's financial advisor based on Morgan Stanley's qualifications, expertise, and reputation and its knowledge of the business and affairs of Physio-Control. At the meeting of the Physio-Control Board on June 27, 1998, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of June 27, 1998, based upon and subject to the various considerations set forth in the opinion, the consideration to be received by the holders of Physio-Control Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

    THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY DATED JUNE 27, 1998, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS. PHYSIO-CONTROL SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE PHYSIO-CONTROL BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF PHYSIO-CONTROL COMMON STOCK PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS AS OF THE DATE OF THE OPINION, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF PHYSIO-CONTROL COMMON STOCK AS TO HOW TO VOTE AT THE MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In connection with rendering its opinion, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of Physio-Control and Medtronic, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning

Physio-Control prepared by the management of Physio-Control; (iii) discussed the past and current operations and financial condition and the prospects of Physio-Control, including information relating to certain strategic, financial, and operational benefits, anticipated from the Merger with senior executives of Physio-Control; (iv) discussed the past and current operations and financial condition and the prospects of Medtronic, including information relating to certain strategic, financial, and operational benefits anticipated from the Merger with senior executives of Medtronic; (v) reviewed the pro forma impact of the Merger on the earnings per share of Medtronic; (vi) reviewed the reported prices and trading activity for the Physio-Control Common Stock and the Medtronic Common Stock; (vii) compared the financial performance of Physio-Control and Medtronic and the prices and trading activity of the Physio-Control Common Stock and the Medtronic Common Stock with that of certain other publicly-traded companies and their securities; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (ix) reviewed and discussed with the senior management of Physio-Control the strategic rationale for the Merger and certain alternatives to the Merger; (x) reviewed and discussed with the senior management of Medtronic the strategic rationale for the Merger; (xi) participated in discussions and negotiations among representatives of Physio-Control and Medtronic and their financial and legal advisors; (xii) reviewed the Merger Agreement and certain related agreements; and (xiii) performed such other analysis and considered such other factors as Morgan Stanley deemed appropriate.

    In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the internal financial statements of Physio-Control and other financial and operating data and information relating to the strategic, financial, and operational benefits anticipated from the Merger provided by Physio-Control and Medtronic, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best then-available estimates and judgments of the prospects of Physio-Control and Medtronic, respectively. Morgan Stanley did not make any independent valuation or appraisal of the assets, liabilities, or technology of Physio-Control, nor was it furnished with any such appraisals. Morgan Stanley assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with United States generally accepted accounting principles and the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Code. Morgan Stanley also assumed that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement. Morgan Stanley's opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to it as of, June 27, 1998.

    The following is a brief summary of certain analyses performed by Morgan Stanley in preparation of its opinion letter dated June 27, 1998.

    COMPARATIVE STOCK PRICE PERFORMANCE. Morgan Stanley reviewed the recent stock price performance of Physio-Control and Medtronic and compared such performance with that of a group of cardiovascular companies (the "Cardiovascular Companies"), patient monitoring companies (the "Patient Monitoring Companies"), and hospital device and supplies companies (the "Hospital Device and Supplies Companies"). Morgan Stanley observed that over the period from December 11, 1995 until June 26, 1998, the market price of Physio-Control Common Stock appreciated approximately 59% compared with an approximate appreciation of 128% for Medtronic Common Stock, 130% for an index of Cardiovascular Companies, 27% for an index of Patient Monitoring Companies, and 60% for an index of Hospital Device and Supplies Companies.

    PEER GROUP COMPARISON. Morgan Stanley compared certain financial information of Physio-Control with that of the Patient Monitoring Companies and certain financial information of Medtronic with that of the Cardiovascular Companies. Such information included, among other things, market valuation and stock price as a multiple of earnings per share. Such analysis showed that as of June 26, 1998, based on earnings per share projections from securities research analysts: Physio-Control traded at 22.2 times next 12 months projected earnings per share and 19.6 times calendar year 1999 projected earnings per share, compared to median multiples of 16.7 times next 12 months projected earnings per share and 13.6 times calendar year 1999 projected earnings per share for the Patient Monitoring Companies; Medtronic traded at 40.6 times next 12 months projected earnings per share and 37.5 times calendar year 1999 projected earnings per share, compared to median multiples of 21.2 times next 12 months projected earnings per share and 18.9 times calendar year 1999 projected earnings per share for the Cardiovascular Companies. No company utilized as a comparison in the peer group comparison is identical to Physio-Control or Medtronic. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Physio-Control and Medtronic, such as the impact of competition on Physio-Control or Medtronic and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Physio-Control or Medtronic or the industry or in the financial markets in general.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Morgan Stanley reviewed a number of transactions (collectively, the "Hospital Supply/Medical Technology Transactions") and compared certain statistics for the Hospital Supply/Medical Technology Transactions to the relevant financial statistics for Physio-Control based on a price of $27.50 for each share of Physio-Control Common Stock. Analysis of the Hospital Supply/Medical Technology Transactions showed a median multiple of next 12 months' earnings of 21.3 times and a median multiple of last 12 months revenues of 2.6 times and median premiums over target closing prices of 22.1% based on one day prior to announcement and 33.7% based on one month prior to announcement. These statistics compared to multiples of 28.6 times for the next 12 months' earnings and 3.0 times last 12 months revenues and premiums of 19.6% and 22.9% over the closing prices of Physio-Control Common Stock as of June 26, 1998 and 30 trading days prior to that date, respectively, based on a value of $27.50 for each share of Physio-Control Common Stock. No transaction utilized as a comparison in the precedent transaction analysis is identical to the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Physio-Control and Medtronic, such as the impact of competition on Physio-Control or Medtronic and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Physio-Control or Medtronic or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

    PRO FORMA MERGER ANALYSIS. Morgan Stanley analyzed the pro forma impact of the Merger on Medtronic's projected earnings per share for calendar years 1998 and 1999. Such analysis was based on earnings projections by securities research analysts for both companies. Morgan Stanley observed that, assuming that the Merger was treated as a pooling transaction, the Merger would result in earnings per share accretion for Medtronic shareholders of 0.6% and 0.8% for calendar years 1998 and 1999, respectively, before taking into account any one-time charges or synergies.

    DISCOUNTED CASH FLOW VALUE ANALYSIS. Morgan Stanley performed a discounted cash flow analysis to estimate the present value of the stand-alone unlevered free cash flows that both Physio-Control and Medtronic are expected to generate if Physio-Control and Medtronic perform in accordance with the scenarios based upon certain financial forecasts. Morgan Stanley analyzed two sets of financial forecasts for Physio-Control, a case developed by Morgan Stanley based on information provided by and discussions with the management of Physio-Control (the "Projected Case") and a case based on projections from securities research analysts (the "Research Case"). Morgan Stanley analyzed financial forecasts for Medtronic based on projections from securities research analysts. Unlevered free cash flows were calculated as net income plus depreciation and amortization plus deferred taxes plus minority interest plus other non-cash expenses plus after-tax net interest expense less capital expenditures less investment in working capital. The projected unlevered free cash flow streams of Physio-Control and Medtronic were then discounted to their present values using a range of discount rates from 12% to 14% for both Physio-

Control and Medtronic. Terminal values were calculated as a multiple of terminal year net income over a range of multiples from 18 times to 24 times for Physio-Control and 32 times to 40 times for Medtronic and then discounted to their present values using the aforementioned discount rates. The discount rate ranges were selected based upon an analysis of weighted average cost of capital for both Physio-Control and Medtronic. Adjustments were also made for cash and indebtedness. Based on this analysis, Morgan Stanley calculated per share equity values of Physio-Control ranging from $24.50 to $33.95 for the Projected Case and $19.70 to $27.20 for the Research Case on a fully diluted share basis. Morgan Stanley observed that, based on this analysis, the offered price of $27.50 per share was higher than the range yielded by the Research Case and within the range yielded by the Projected Case.

    In connection with the review of the Merger by the Physio-Control Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The summary set forth above does not purport to be a complete description of the analyses performed by Morgan Stanley in connection with the Merger.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuation resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Physio-Control or Medtronic. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Physio-Control or Medtronic. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness from a financial point of view of the consideration to be received by holders of Physio-Control Common Stock pursuant to the Merger Agreement and were conducted in connection with the delivery of Morgan Stanley's opinion to the Physio-Control Board of Directors. The analyses do not purport to be appraisals or to reflect the prices at which Physio-Control Common Stock or Medtronic Common Stock might actually trade. The terms of the Merger were determined through arm's-length negotiations between Physio-Control and Medtronic and were approved by the Physio-Control Board. Morgan Stanley provided advice to Physio-Control during such negotiations; however, Morgan Stanley did not recommend any specific consideration to Physio-Control or that any specific consideration constituted the only appropriate consideration for the Merger. In addition, as described above, Morgan Stanley's opinion and presentation to the Physio-Control Board of Directors was one of many factors taken into consideration by Physio-Control's Board in making its decision to approve the Merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Physio-Control Board of Directors with respect to the value of Physio-Control or of whether the Physio-Control Board of Directors would have been willing to agree to a different consideration.

    The Physio-Control Board of Directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience, and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Morgan Stanley makes a market in Physio-Control Common Stock. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the accounts of customers, in the equity or debt securities or senior loans of Physio-Control or Medtronic. It is also anticipated that Morgan Stanley will act as a co-lead manager in the offering of Medtronic Common Stock that is expected to be completed prior to the Merger. See "Recent Developments."


    Pursuant to the Morgan Stanley Engagement Letter, Morgan Stanley provided financial advisory services and a financial opinion in connection with the Merger, and Physio-Control agreed to pay Morgan Stanley a fee in connection therewith equal to 1.25% of the aggregate value of the consideration that is paid by Medtronic to the Physio-Control shareholders in the Merger. Physio-Control has also agreed to reimburse Morgan Stanley for travel and other out-of-pocket expenses incurred by Morgan Stanley in performing its services. In addition, Physio-Control has also agreed to indemnify Morgan Stanley and its affiliates, and their respective directors, officers, agents and employees, and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of Morgan Stanley's engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Physio-Control and have received fees for rendering these services.

VOTE REQUIRED


    Approval of the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Physio-Control Common Stock. Each holder of Physio-Control Common Stock outstanding as of the Record Date is entitled to one vote for each share held. On the Record Date, there were 17,732,809 shares of Physio-Control Common Stock outstanding. Of such shares, 136,979 shares (less than 1% of the shares of Physio-Control Common Stock entitled to vote at the Meeting) are beneficially owned by directors and executive officers of Physio-Control. Physio-Control's directors and executive officers who own stock or options to purchase stock of Physio-Control have executed voting agreements under which such persons have agreed to vote the shares of Physio-Control Common Stock beneficially owned by them in favor of the Merger. See "The Merger--Voting Agreements."


    Medtronic, as the sole shareholder of Merger Subsidiary, has approved the Plan of Merger and the Merger Agreement. Approval of the Plan of Merger and the Merger Agreement by Medtronic's shareholders is not required under Minnesota law and is not being sought.

CONVERSION OF PHYSIO-CONTROL COMMON STOCK IN THE MERGER

    At the Effective Time, each issued and outstanding share of Physio-Control Common Stock, excluding any shares of Physio-Control Common Stock held by holders who have perfected their dissenters' rights under the WBCA (see "The Merger--Rights of Dissenting Physio-Control Shareholders"), will be automatically converted into the right to receive the portion of a share (the "Conversion Fraction") of Medtronic Common Stock equal to $27.50 divided by the average of the daily closing sale prices of Medtronic Common Stock as reported on the NYSE Composite Tape (the "Average Stock Price") for the 19 consecutive trading days ending on the first trading day immediately preceding the Effective Time.

    The $27.50 amount per share of Physio-Control Common Stock, payable in shares of Medtronic Common Stock as described above, shall be reduced proportionately if the sum of the number of shares of Physio-Control Common Stock outstanding at the Effective Time plus the number of shares subject to outstanding options, warrants or other rights to acquire shares of Physio-Control Common Stock (collectively, "Stock Rights") at the Effective Time exceeds 20,693,456 (the number of Physio-Control shares, and options to purchase such shares, outstanding on the date the Merger Agreement was signed) plus the number of shares issuable under Physio-Control's Employee Share Purchase Plan and Team Savings Plan, or if the aggregate exercise price of all outstanding options and other rights to purchase Physio-Control Common Stock is less than the aggregate exercise price reflected in Physio-Control's Disclosure Schedule to the Merger Agreement. Physio-Control does not anticipate that any such adjustment will be required.

    If, prior to the Effective Time, Medtronic splits or combines the Medtronic Common Stock or pays a stock dividend or other stock distribution in shares of Medtronic Common Stock, then the Conversion Fraction will be appropriately adjusted.


    Based on the number of shares of Physio-Control Common Stock outstanding on the Record Date (assuming a Conversion Fraction of .47516, or one Medtronic share for approximately every 2.1 Physio-Control shares, calculated by using the August 24, 1998 Medtronic closing sale price of $57.875 as the assumed Average Stock Price solely for illustrative purposes of this paragraph), an estimated 8,425,925 shares of Medtronic Common Stock will be issued in exchange for Physio-Control Common Stock upon consummation of the Merger. Such shares would represent less than 2% of the shares of Medtronic Common Stock that would be outstanding after consummation of the Merger.



    Physio-Control shareholders should understand that shareholders receiving Medtronic Common Stock in the Merger will receive a number of Medtronic shares determined pursuant to the Conversion Fraction, as defined at the beginning of this section. Because the market price of Medtronic Common Stock is subject to fluctuation, the market value of the Medtronic shares that Physio-Control shareholders receive in the Merger (whether measured at the Effective Time of the Merger or another date) may be less than or greater than the Average Stock Price used for purposes of determining the Conversion Fraction. In addition, because of such fluctuations in the value of Medtronic shares, the market value of the Medtronic Common Stock that Physio-Control shareholders receive in the Merger may increase or decrease following the Merger. See "Comparative Stock Prices and Dividends" for information regarding the historical market prices of Medtronic Common Stock.


    FRACTIONAL SHARES


    No certificates or scrip representing fractional shares of Medtronic Common Stock will be issued, and no Medtronic dividend, stock split or interest will relate to any fractional share. No fractional share interests will entitle the owner thereof to vote or to any rights of a shareholder of Medtronic. All fractional shares of Medtronic Common Stock to which a holder of Physio-Control Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Physio-Control stock certificates of such holder are submitted together to Norwest Bank Minnesota, N.A., the exchange agent for the Merger (the "Exchange Agent"). If a fractional share results from such aggregation, then, in lieu of any such fractional share, each holder of Physio-Control Common Stock who otherwise would be entitled to receive a fractional share of Medtronic Common Stock in the Merger will receive an amount of cash (without interest) determined by multiplying (i) the Average Stock Price by (ii) the fractional share interest of Medtronic Common Stock to which such holder would otherwise be entitled.


    EXCHANGE OF SHARES OF PHYSIO-CONTROL COMMON STOCK

    As soon as practicable after the Effective Time, the Exchange Agent will mail a letter of transmittal to holders of a certificate or certificates that prior to the Effective Time represented shares of Physio-Control Common Stock. The letter of transmittal will include instructions regarding the surrender of certificates representing shares of Physio-Control Common Stock in exchange for certificates representing shares of Medtronic Common Stock.

    As soon as practicable after the Effective Time, the Exchange Agent will distribute to holders of shares of Physio-Control Common Stock, upon surrender to the Exchange Agent of one or more certificates for such shares of Physio-Control Common Stock for cancellation, together with a duly-executed letter of transmittal, (i) one or more certificates representing the number of whole shares of Medtronic Common Stock into which the shares represented by the certificate(s) have been converted and (ii) a check in the amount of any cash in lieu of fractional shares. Holders of Physio-Control Common Stock will not be entitled to receive interest on any cash to be received in the Merger.

    After the Effective Time, certificates representing shares of Physio-Control Common Stock converted into Medtronic Common Stock in the Merger will be deemed for all purposes to evidence ownership of the shares of Medtronic Common Stock into which they were converted. Holders of Physio-Control Common Stock will be entitled to any dividends that become payable to persons who are holders of record of Medtronic Common Stock as of a record date that follows the Effective Time, but only after they have surrendered their certificates representing shares of Physio-Control Common Stock for exchange. Any such dividends will be remitted to each Physio-Control shareholder entitled thereto, without interest, at the time that such certificates representing shares of Physio-Control Common Stock are surrendered for exchange, subject to any applicable abandoned property, escheat or similar law. Holders of Physio-Control Common Stock will not be entitled, however, to dividends that become payable before or after the Effective Time to persons who were holders of record of Medtronic Common Stock as of a record date prior to the Effective Time.

SHAREHOLDER RIGHTS PLAN

    Each Physio-Control shareholder entitled to receive shares of Medtronic Common Stock pursuant to the Merger will receive, together with each share of Medtronic Common Stock, one Medtronic Preferred Stock Purchase Right pursuant to the Medtronic Shareholder Rights Plan. Such Right will be represented by the certificate representing such share of Medtronic Common Stock. See "Comparative Rights of Medtronic Shareholders and Physio-Control Shareholders--Shareholder Rights Plan."

TREATMENT OF STOCK OPTIONS

    Under the terms of the outstanding options to purchase shares of Physio-Control Common Stock, any such options that are not otherwise vested will become fully vested and exercisable at the Effective Time as a result of the Merger. All such options that are not exercised and remain outstanding at the Effective Time will be assumed by Medtronic and, following the Effective Time, will be exercisable upon the same terms and conditions as prior to the Merger, except that the exercise price and the number of shares of Medtronic Common Stock that can be purchased upon exercise of the options will be revised to reflect conversion of the options on the same basis as shares of Physio-Control Common Stock are converted into shares of Medtronic Common Stock in the Merger. As promptly as practicable after the Effective Time, Medtronic will provide to each holder of a Physio-Control option a written statement informing such holder of the assumption by Medtronic of such option.

CONDUCT OF BUSINESS OF PHYSIO-CONTROL PENDING THE MERGER

    Physio-Control has agreed that, prior to consummation of the Merger, unless Medtronic agrees otherwise, it will conduct its business only in the ordinary course, it will use all reasonable efforts to preserve intact its business organization and relationships with third parties, and it will not: declare or pay any dividends or other distributions; amend or alter any material term of its securities; incur, assume or guarantee any indebtedness other than in the ordinary course of business; create, assume or incur any lien on any material asset; issue or repurchase any securities (other than issuances of securities upon the exercise of stock options previously granted and pursuant to other existing benefit plans); alter its accounting principles; increase the compensation or benefits of any of its directors, officers or other employees (except under existing agreements or in the ordinary course of business); amend its Articles of Incorporation or Bylaws; sell any property, pay any liabilities or waive any claims, except in the ordinary course of business; make capital investments in any other company; purchase fixed assets exceeding a specified aggregate purchase price; distribute mass communications to any group without allowing Medtronic to comment on them; merge or consolidate with any person; acquire the stock or assets of any business; take or fail to take any action that would cause its representations and warranties in the Merger Agreement to be inaccurate; enter into or make any material change in any material agreements, except in the ordinary course and consistent with past practice; institute, settle or compromise any claim or suit involving amounts in excess of a specified amount; knowingly take any action that would jeopardize the treatment of the Merger as a pooling of interests or as a tax-free transaction; or agree or commit to do any of the foregoing.

    Physio-Control has agreed that (except as is required by the fiduciary duties of Physio-Control's directors and officers as so advised by independent counsel) neither Physio-Control nor any of its representatives or affiliates will, directly or indirectly, solicit, initiate or encourage any acquisition proposal, or engage in any negotiations with, or provide any information to, any person, entity or group (other than Medtronic) that has made or may make an alternate proposal with respect to Physio-Control or any subsidiary. For these purposes, an "alternate proposal" would include a proposal involving a merger or consolidation, a sale, lease or licensing of any significant portion of the assets, or a sale of shares of capital stock of Physio-Control or any subsidiary. Physio-Control has agreed that it will notify Medtronic promptly, and prior to furnishing information or entering into discussions or negotiations with a third party, regarding the terms of any such proposal that Physio-Control may receive.

    Pursuant to the Merger Agreement and a confidentiality agreement between Medtronic and Physio-Control, Physio-Control has agreed to give Medtronic and its representatives access to Physio-Control's offices, properties, books and records, and to furnish to Medtronic and its representatives such financial and operating data and other information as Medtronic may reasonably request, and will have its employees and representatives cooperate with Medtronic in Medtronic's investigation of the business of Physio-Control.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Board of Directors of Physio-Control with respect to the Plan of Merger, the Merger Agreement, and the transactions contemplated thereby, shareholders of Physio-Control should be aware that certain members of the management of Physio-Control and the Board of Directors of Physio-Control have certain interests in the Merger that are in addition to, and may be in conflict with, the interests of shareholders of Physio-Control generally.

    STOCK OPTIONS. Under the terms of the outstanding options to purchase shares of Physio-Control Common Stock, any such options that are not otherwise vested will become fully vested and exercisable at the Effective Time as a result of the Merger. Physio-Control's executive officers and directors collectively hold outstanding options to purchase 1,160,787 shares of Physio-Control Common Stock, of which options to purchase an aggregate 596,998 shares will vest as a result of the Merger. The following executive officers and directors hold the following number of options that will become vested as a result of the Merger: Richard Martin, 184,666; Robert Guezuraga, 184,666; Joseph Caffarelli, 129,000; and Marc Droppert, 98,666. See "--Treatment of Stock Options."

    NONCOMPETITION AGREEMENTS. Simultaneously with or immediately following the execution of the Merger Agreement, but specifically conditioned upon the effectiveness of the Merger, four executive officers of Physio-Control (Messrs. Martin, Guezuraga, Caffarelli, and Droppert) executed separate noncompetition agreements with Medtronic, pursuant to which these individuals have agreed that they will not be employed by, associated with or render services to any person or entity (other than Physio-Control or another Medtronic affiliate) engaged in the design, development, manufacture, marketing or sale of products that are similar to current or planned products of Physio-Control anywhere in the world. Each noncompetition agreement expires 42 months after the Effective Time. No additional consideration beyond their interest as shareholders and optionholders is to be received by such executive officers for executing such noncompetition agreements.


    TERMINATION AGREEMENTS. On November 12, 1997, Physio-Control entered into termination agreements with the four executive officers of Physio-Control named above. The agreements provide certain payments and benefits to these individuals in the event that, during the two-year period following a "change in control" of Physio-Control, (i) such individual's employment is terminated by Physio-Control for any reason other than for death, disability, or "for cause" or (ii) there occur certain material adverse changes in the executive's salary, bonus, benefits, title, responsibilities, or city of work. The executive will be paid, in that event, a lump sum equal to a specified multiple of the executive's highest total cash compensation, including bonus, in any one of the three calendar years preceding the termination. The specified multiples are as follows: Mr. Martin, 2.5; Mr. Guezuraga, 2.5; Mr. Caffarelli, 1.5; and Mr. Droppert, 1.0. The terminated executive will also be entitled to continue to receive continuing health insurance coverage for 24 months. Consummation of the Merger will constitute the occurrence of a "change in control" under the termination agreements.

    INDEMNIFICATION. Medtronic has agreed to cause the articles and bylaws of Physio-Control, for at least six years after the Merger, to contain provisions regarding indemnification and exculpation from liability equivalent to that provided by the Articles of Incorporation and Bylaws of Physio-Control prior to the Effective Time. Medtronic has also agreed to guarantee the obligations of Physio-Control under such provisions. Medtronic has also agreed to extend, for three years, Physio-Control's current officers' and directors' liability insurance coverage periods with respect to acts occurring prior to the Effective Time. If that coverage is not available at a total cost not exceeding 150% of the annual premium currently paid by Physio-Control for the coverage, then Medtronic is required to obtain the maximum extension of coverage that is available for a cost not exceeding 150% of such annual premium. See "--Indemnification."

    Medtronic also agreed that Physio-Control, as the surviving corporation in the Merger, will provide employees of Physio-Control and its subsidiaries employee benefits and programs that are substantially comparable or more favorable to such employees as those in effect on the date of the Merger Agreement.

    Each of Messrs. Martin and Guezuraga participated in the discussions and deliberations of the Physio-Control Board of Directors in connection with the Merger, and Messrs. Martin and Guezuraga voted in favor of the Merger. Messrs. Caffarelli and Droppert are not Board members.

VOTING AGREEMENTS


    Pursuant to agreements to facilitate merger between Medtronic and each of the executive officers and directors of Physio-Control who own stock or options to acquire stock of Physio-Control (Messrs. Martin, Guezuraga, Caffarelli, Droppert, Dollens, and Sandler), such individuals have agreed to vote the shares of Physio-Control Common Stock beneficially owned by them (i) in favor of the approval, consent, and ratification of the Merger and (ii) against any action that would impede, interfere with, or discourage the Merger, would facilitate an acquisition of Physio-Control in any manner by a party other than Medtronic, or would result in any breach of any representation, warranty, covenant, or agreement of Physio-Control under the Merger Agreement. The voting agreements terminate upon termination of the Merger Agreement by Medtronic. As of the Record Date, the shareholders who executed the voting agreements owned an aggregate 136,979 shares of Physio-Control Common Stock, representing less than 1% of Physio-Control Common Stock outstanding on the Record Date.


STOCK OPTION AGREEMENT

    Simultaneously with the execution of the Merger Agreement, Physio-Control and Medtronic entered into a Stock Option Agreement pursuant to which Physio-Control granted to Medtronic an option, exercisable only under certain specified circumstances, to purchase a number of shares of Physio-Control Common Stock equal to an aggregate 19.9% of the shares of Physio-Control Common Stock outstanding on the date of the Merger Agreement, or 3,526,683 such shares, at an exercise price of $27.50 per share. The specified circumstances are the same as those that could result in the payment by Physio-Control of a termination fee upon certain terminations of the Merger Agreement.

    Under the Stock Option Agreement, Medtronic also has the right, under certain circumstances following the occurrence of specified proposals by third parties to acquire stock or assets of Physio-Control or to merge or combine with Physio-Control, and in lieu of exercising Medtronic's option, to require Physio-Control to pay to Medtronic, in cancellation of Medtronic's option, the in-the-money value of such option. Such value is calculated as the lesser of (i) $15 million or (ii) the number of shares subject to Medtronic's option multiplied by the excess of the then-current trading price of Physio-Control Common Stock or the price per share offered in the third-party proposal, whichever is greater, over $27.50. In no event, however, can the sum of such cancellation amount and the $15 million termination fee under the Merger Agreement, if then payable, exceed $20 million. See "--Amendment and Termination of the Merger Agreement."

CONDITIONS; WAIVER


    The respective obligations of Medtronic, Merger Subsidiary, and Physio-Control to effect the Merger are subject to the satisfaction at or prior to the Merger of certain conditions, including, among others: (a) the approval by the Physio-Control shareholders of the Merger; (b) the effectiveness of the Registration Statement; (c) the expiration or termination of the waiting periods applicable to the consummation of the Merger under the HSR Act and any foreign merger laws; (d) the shares of Medtronic Common Stock issuable in the Merger having been duly authorized for listing by the NYSE, subject to official notice of issuance; and (e) the absence of an order, decree, or injunction by any federal or state court or other governmental body, agency, or official that would prevent or materially delay consummation of the Merger. See "The Merger--Regulatory Requirements."


    In addition, the obligations of Physio-Control to effect the Merger are subject to the satisfaction at or prior to the Merger of certain conditions, including that: (a) Medtronic and Merger Subsidiary have performed in all material respects their obligations under the Merger Agreement required to be performed by them; (b) each representation and warranty of Medtronic contained in the Merger Agreement is true in all material respects as of the Effective Time; and (c) Physio-Control has received an opinion of Preston Gates & Ellis LLP, to the effect that the Merger will constitute a "tax-free" reorganization for federal income tax purposes. Physio-Control has already received such opinion. See "The Merger-- Certain Federal Income Tax Consequences."

    In addition, the obligations of Medtronic and Merger Subsidiary to effect the Merger are subject to the satisfaction at or prior to the Merger of certain conditions, including that: (a) Physio-Control has performed in all material respects its obligations under the Merger Agreement required to be performed by it; (b) each representation and warranty of Physio-Control contained in the Merger Agreement is true in all material respects as of the Effective Time; (c) all necessary consents have been received; (d) Medtronic has received written resignations from each of the directors and specified officers of Physio-Control effective as of the Effective Time; (e) certain specified executive officers of Physio-Control have agreed to continue their employment with Physio-Control following the Merger; and (f) Medtronic has received certain letters from PricewaterhouseCoopers LLP regarding Medtronic's eligibility to use the pooling of interests method to account for the Merger, or such condition as to Medtronic has been waived. See "The Merger--Accounting Treatment of the Merger."

AMENDMENT AND TERMINATION OF THE MERGER AGREEMENT

    Any of the provisions of the Merger Agreement may be amended by written agreement of the respective parties at any time before or after approval of the Merger by the Physio-Control shareholders; however, after such approval, no amendment may be made to the Plan of Merger attached hereto as Appendix A that materially affects the rights of the Physio-Control shareholders without shareholder approval.

    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the Physio-Control shareholders, only as follows:

        (a) By mutual consent of the Board of Directors of each of Medtronic and Physio-Control;

        (b) By either Medtronic or Physio-Control if the Merger has not been effected by December 1, 1998, except that a party cannot terminate the Merger Agreement if its own breach of the Merger Agreement is the primary cause of, or results in, the Merger not being effected by such date;

        (c) By either Medtronic or Physio-Control if a court or other governmental authority has issued a final, nonappealable order, decree, or ruling that permanently enjoins or prohibits the Merger;

        (d) By either Medtronic or Physio-Control if the Physio-Control shareholders do not vote to approve the Merger, except that a party cannot terminate the Merger Agreement if its own failure to perform under the Merger Agreement is the primary cause of, or results in, the failure of the Physio-Control shareholders to approve the Merger;

        (e) By Medtronic if Physio-Control has solicited, entertained or negotiated a competing offer to acquire Physio-Control in violation of the Merger Agreement, or recommended, approved, or entered into an agreement regarding any such offer, or withdrawn or modified (in a manner adverse to Medtronic) its recommendation of the Merger, or if a tender or exchange offer for 15% or more of the Physio-Control Common Stock is commenced and the Physio-Control Board, within 10 business days thereafter, fails to recommend against acceptance or takes no position regarding acceptance of the offer;


        (f) By Physio-Control if it is not in material breach of its obligations under the Merger Agreement and its Board of Directors has accepted a competing offer by a party other than Medtronic to acquire Physio-Control, and has paid to Medtronic the termination fee described below;



        (g) By Medtronic if it is not then in material breach and there occurs a material breach of any representation, warranty, or obligation under the Merger Agreement on the part of Physio-Control, or by an affiliate of Physio-Control under its affiliate's letter, that cannot be cured within 30 days; or


        (h) By Physio-Control if it is not then in material breach and there occurs a material breach of any representation, warranty, or obligation under the Merger Agreement on the part of Medtronic that cannot be cured within 30 days.

    Physio-Control has agreed to pay Medtronic $15 million if either (i) the Merger Agreement is terminated as described in paragraph (e) or (f) above or
(ii) a third party either makes an acquisition proposal or in fact acquires 15% or more of the outstanding Physio-Control Common Stock prior to the Meeting, and either (A) the Physio-Control shareholders do not approve the Merger, (B) the number of shares of Physio-Control Common Stock whose holders give notice of exercise of dissenters' rights prevents the Merger from qualifying as a pooling of interests, or (C) the Merger Agreement is terminated (except pursuant to paragraph (a), (b), (c), or (h) above). See "The Merger--Stock Option Agreement."

EXPENSES AND FEES

    Whether or not the Merger is consummated, all out-of-pocket expenses incurred in connection with the Merger (including but not limited to accounting and legal fees) and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except that Medtronic and Physio-Control will share equally all expenses related to printing and mailing the Registration Statement and this Proxy Statement/Prospectus, the filing fees required under the HSR Act and any foreign merger laws, and the costs and fees charged by PricewaterhouseCoopers LLP for the letters described in "The Merger-- Accounting Treatment of the Merger."

    Goldman, Sachs & Co. provided certain financial advisory and investment banking services to Medtronic in connection with the Merger, for which Medtronic has agreed to pay a fee of $4 million.

RESTRICTIONS ON RESALE OF MEDTRONIC COMMON STOCK

    The Medtronic Common Stock issuable in connection with the Merger has been registered under the Securities Act and will be freely transferable by the recipients, but this registration does not cover resales by shareholders of Physio-Control who may be deemed to control or be under common control with Physio-Control at the time of the Meeting ("Affiliates"). Affiliates may not sell their shares of Medtronic Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Physio-Control has delivered to Medtronic, and agreed to update as necessary, a list identifying all persons who, in Physio-Control's opinion, upon advice of counsel, are Affiliates of Physio-Control for purposes of Rule 145. Physio-Control has delivered to Medtronic from each person already identified as an Affiliate, and has agreed to use all reasonable efforts to cause each person who is subsequently identified as an Affiliate to deliver to Medtronic at or prior to the Effective Time, an agreement that such persons (i) will not offer to sell, sell, or otherwise dispose of any shares of Medtronic Common Stock received in the Merger in violation of the Securities Act, (ii) have no present intention to sell, transfer or otherwise dispose of any of the Medtronic Common Stock received in the Merger and (iii) will not take any action that would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes. In that regard, pursuant to Commission guidelines, such Affiliates should not sell, transfer, or dispose of any shares of Physio-Control Common Stock or Medtronic Common Stock or related stock options during the 30 days prior to the Effective Time and should not sell, transfer, or dispose of any Medtronic Common Stock received as a result of the Merger or otherwise until after such time as Medtronic publicly releases a quarterly earnings report or files with the Commission a registration statement or report, or makes any other public filing, statement, or announcement that includes the combined financial results of Medtronic and Physio-Control for a period of at least 30 days of combined operations of Medtronic and Physio-Control following the Effective Time. It is expected that Affiliates will be able to sell such shares without registration and in accordance with the volume, manner of sale, and other applicable limitations of the Securities Act and the rules and regulations of the Commission thereunder.


    It is estimated that Affiliates of Physio-Control will receive a maximum of approximately 616,650 shares of Medtronic Common Stock upon consummation of the Merger (assuming full exercise of all outstanding Physio-Control options held by such Affiliates and assuming a Conversion Fraction of .47516). Such shares would constitute less than 1% of the total number of shares of Medtronic Common Stock anticipated to be outstanding immediately after the Effective Time after giving effect to the shares issued pursuant to the Merger. Solely for illustrative purposes of the foregoing estimate, the Conversion Fraction was calculated by using the August 24, 1998 Medtronic closing sale price of $57.875 as the assumed Average Stock Price. See "The Merger--Conversion of Physio-Control Common Stock in the Merger."


DEREGISTRATION OF PHYSIO-CONTROL COMMON STOCK

    If the Merger is consummated, the Physio-Control Common Stock will cease to be quoted on the Nasdaq National Market, and Medtronic will apply to the Commission for the deregistration of Physio-Control Common Stock under the Exchange Act.

ACCOUNTING TREATMENT OF THE MERGER

    Medtronic intends to account for the Merger as a "pooling of interests" for accounting and financial reporting purposes under generally accepted accounting principles. Under the pooling of interests method, the recorded assets and liabilities of the companies are carried forward to the combined corporation at their recorded amounts and the income (loss) of the companies constitutes the income (loss) of the combined corporation for the entire fiscal period in which the combination occurs as well as for prior fiscal periods. It is a condition to the obligation of Medtronic and Merger Subsidiary to consummate the Merger that Medtronic and Physio-Control shall have received letters from PricewaterhouseCoopers LLP, Medtronic's and Physio-Control's independent accountants, dated the closing date, confirming the letters provided by PricewaterhouseCoopers LLP as of the date of the Merger Agreement which stated that (i) based upon the information furnished to PricewaterhouseCoopers LLP and appropriate review and familiarity with Physio-Control, subject to customary qualifications, no conditions exist that would preclude Physio-Control from being a party to a pooling of interests business combination, and (ii) based upon the information furnished to PricewaterhouseCoopers LLP, appropriate review and familiarity with Medtronic, and review of the Merger Agreement, subject to customary qualifications, no conditions exist that would preclude Medtronic's accounting for the Merger as a pooling of interests.

    To be eligible to use the pooling of interests method to account for the Merger, Medtronic must, prior to the Merger, sell in one or more transactions approximately 12.5 million shares of Medtronic Common Stock, which equals the number of shares that are tainted for purposes of pooling of interests accounting and were purchased by Medtronic in the open market pursuant to its share repurchase program. If for any reason Medtronic is unable to complete such sale of shares or such sale does not make Medtronic eligible for pooling of interests treatment with respect to the Merger but all other conditions to the Merger are met, Medtronic will be required to consummate the Merger within 10 business days after all other conditions to the Merger have been met. If the Merger is consummated but Medtronic is not eligible to use the pooling of interests method to account for the Merger (whether due to Medtronic's failure to sell the necessary number of shares, the exercise of dissenters' rights by holders of at least 10 percent of the outstanding shares of Physio-Control Common Stock, or for any other reason), then the Merger would be accounted for using the purchase accounting method. If, for any reason not within Medtronic's control, Medtronic is not eligible to use the pooling of interests method to account for the Merger, Medtronic will have the right to determine, in its sole discretion, whether to proceed with the Merger. If the Merger were accounted for using the purchase method of accounting, such accounting method would not materially affect Medtronic's cash flow or the results of operations on a continuing basis based on current and anticipated profitability levels. However, the Merger could result in a one-time purchased in-process research and development charge, which could be significant. See "Recent Developments."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of certain material United States federal income tax considerations relevant to Physio-Control and the Physio-Control shareholders in connection with the Merger. This discussion merely summarizes certain principal United States federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to the Merger. In this regard, this discussion does not deal with all federal income tax considerations that may be relevant to certain Physio-Control shareholders in light of their particular circumstances, such as dealers in securities, shareholders who do not hold their Physio-Control Common Stock as capital assets, foreign persons, tax-exempt entities, or persons who are subject to the alternative minimum tax provisions of the Code. Furthermore, it does not address Physio-Control shareholders who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions. Moreover, it does not address the tax consequences of the Merger under foreign, state, or local tax laws.

    PHYSIO-CONTROL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES TO THEM.

    Preston Gates & Ellis LLP, counsel to Physio-Control, has rendered an opinion (the "Tax Opinion") that the Merger constitutes a reorganization under section 368 of the Code. Neither Physio-Control nor Medtronic will request a ruling from the Internal Revenue Service (the "IRS") with regard to any of the United States federal income tax consequences of the Merger. The Tax Opinion is based on and subject to certain assumptions and limitations as well as factual representations received from Physio-Control and Medtronic, as discussed below. An opinion of counsel represents only counsel's best legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues.

    Subject to the accuracy of representations contained in certain certificates received from Physio-Control and Medtronic, it is the opinion of Preston Gates & Ellis LLP that the material United States federal income tax consequences of the Merger are as follows:

    NATURE OF THE MERGER. The Merger will constitute a reorganization as defined in Section 368(a)(1)(A) of the Code by application of Section 368(a)(2)(E) of the Code, and Physio-Control, Medtronic, and Merger Subsidiary will each be "a party to a reorganization" within the meaning of section 368(b) of the Code if the Merger is carried out in the manner set forth in the Merger Agreement.

    CONSEQUENCES TO PHYSIO-CONTROL. Physio-Control will not recognize gain or loss upon Medtronic's issuance of Medtronic Common Stock to the Physio-Control shareholders in the Merger and the transfer by operation of law of Merger Subsidiary's assets and liabilities to Physio-Control upon consummation of the Merger.

    CONSEQUENCES TO PHYSIO-CONTROL'S SHAREHOLDERS. No gain or loss will be recognized by Physio-Control's shareholders upon their receipt in the Merger of Medtronic Common Stock, except to the extent of cash received in lieu of a fractional share of Medtronic Common Stock.

    The aggregate tax basis of Medtronic Common Stock received in the Merger (including any fractional share deemed received) will be the same as the aggregate tax basis of the Physio-Control Common Stock surrendered in exchange therefor, increased by the amount of Medtronic Common Stock treated as a dividend, if any, and the amount of gain recognized on the exchange (not including any portion of such gain that was treated as a dividend).

    The holding period of each share of Medtronic Common Stock received by each of Physio-Control's shareholders in the Merger will include the period during which such Physio-Control shareholder held his or her Physio-Control Common Stock surrendered in exchange therefor, provided that the Physio-Control Common Stock is held as a capital asset at the time of the Merger.

    Cash payments in lieu of a fractional share should be treated as if a fractional share of Medtronic Common Stock had been issued in the Merger and then redeemed by Medtronic. A Physio-Control shareholder receiving such cash should generally recognize gain or loss upon such payment equal to the difference (if any) between the amount of cash received and such shareholder's basis in the fractional share (which will be a pro rata portion of the shareholder's basis in the Medtronic Common Stock received in the Merger).

    Assuming that the Merger qualifies as a reorganization, a recipient of shares of Medtronic Common Stock could nonetheless recognize income to the extent that such shares are considered by the IRS to be received in exchange for consideration other than the Physio-Control Common Stock, such as dividends accrued on such Physio-Control Common Stock. All or a portion of such income may be taxable as ordinary income. It is not anticipated, however, that the IRS would make any such determination.

    A Physio-Control shareholder who receives solely cash for his or her Physio-Control Common Stock pursuant to the exercise of dissenters' rights will be obligated to report (i) either capital gain or loss equal to the difference between the cash received by such shareholder and such shareholder's basis in his or her Physio-Control Common stock, if the shareholder held his or her Physio-Control Common Stock as a capital asset on the date of the Merger, or
(ii) dividend income, depending on whether the deemed redemption resulting from the exercise of dissenters' rights qualifies for sale or exchange treatment under the tests set forth in section 302(b) of the Code. Under those tests, most Physio-Control shareholders who exercise their dissenters' rights should receive capital gain or loss treatment (rather than dividend treatment), if the deemed redemption of their Physio-Control Common Stock constitutes a "complete redemption" of their interests in Physio-Control (and Medtronic, after the Merger). To the extent that persons related to any such shareholder continue to hold stock in Medtronic after the Merger, the rules of section 318 of the Code may require dividend treatment unless section 302 of the Code permits those rules to be waived in a particular instance.

    LIMITATIONS ON OPINION AND DISCUSSION. As noted earlier, the Tax Opinion is subject to certain assumptions, including, but not limited to, the truth and accuracy of certain representations made by Physio-Control and Medtronic. Furthermore, the Tax Opinion will not bind the IRS and the IRS is, therefore, not precluded from asserting a contrary position. The Tax Opinion and this discussion are based on currently existing provisions of the Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the Tax Opinion or of statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger.

    A successful challenge by the IRS to the tax-free reorganization status of the Merger would result in Physio-Control's shareholders recognizing taxable gain or loss with respect to each share of Physio-Control Common Stock surrendered, equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Date, of the Medtronic Common Stock and any cash received in exchange therefor. In such event, a shareholder's aggregate basis in Medtronic Common Stock so received would equal its fair market value at the Effective Date and the holding period for such stock would begin on the day after the Effective Date.

INDEMNIFICATION

    Under the Merger Agreement, Medtronic has agreed to cause Physio-Control, as the surviving corporation in the Merger, to continue to indemnify the present and former officers and directors of Physio-Control following the Merger with respect to acts or omissions occurring prior to the Effective Time, to the extent that they were indemnified under Washington law and Physio-Control's Articles of Incorporation and Bylaws as of the date of the Merger Agreement. Medtronic has also agreed to purchase a three-year extension of the directors' and officers' liability insurance coverage currently maintained by Physio-Control. See "The Merger--Interests of Certain Persons in the Merger."

REGULATORY REQUIREMENTS


    Under the HSR Act, certain acquisition transactions, including the Merger, cannot be consummated unless certain information has been furnished to the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice and certain waiting period requirements have been satisfied. Medtronic and Physio-Control each furnished such information on July 13, 1998. Pursuant to the HSR Act, the Merger may not be consummated until the expiration of at least 30 days following the receipt of each filing, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. On August 12, 1998, Medtronic and Physio-Control received a request for additional information relating to the notifications that they had earlier filed under the HSR Act. This request extends the waiting period during which the FTC and the Antitrust Division can review the Merger. The waiting period will expire on the 20th day after the companies substantially comply with the request. The companies intend to respond promptly to the request.



    The Antitrust Division of the United States Department of Justice and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of substantial assets of Physio-Control or Medtronic. Physio-Control and Medtronic believe that the Merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, what the results will be.

    Due to the international scope of Medtronic's and Physio-Control's businesses, regulatory filings may also be required in certain European and other jurisdictions. Medtronic and Physio-Control are in the process of determining whether any such filings will be required, but they do not expect any such filings to affect the expected timing of the Merger.

    Other than as described herein, the Merger does not require the approval of any federal, state, or other agency. See "The Merger--Conditions; Waiver."

RIGHTS OF DISSENTING PHYSIO-CONTROL SHAREHOLDERS

    If the Merger occurs, Physio-Control shareholders are entitled to dissenters' rights under Chapter 23B.13 of the WBCA in connection with the Merger. Medtronic shareholders are not entitled to dissenters' rights in connection with the Merger.

    THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER THE WBCA AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF CHAPTER 23B.13 OF THE WBCA, WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX C. Any shareholder of Physio-Control who wishes to exercise, or to preserve his or her right to exercise, dissenters' rights should review the following discussion and Appendix C carefully, because failure to timely and properly comply with the specified procedures will result in the loss of dissenters' rights under the WBCA.

    Under the WBCA, Physio-Control shareholders have the right to dissent with respect to the Merger and, subject to certain conditions, will be entitled to receive payment in cash of the "fair value" of their shares. Under the WBCA, the "fair value" of dissenting shares means the value of the shares of Physio-Control immediately before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger.

    Each beneficial owner asserting dissenters' rights must assert such rights with respect to all shares that such shareholder beneficially owns or which such shareholder has power to direct the vote, and such shareholder must submit to Physio-Control, with or prior to such shareholder's assertion of dissenters' rights, the record shareholder's written consent to such dissent. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in such shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies Physio-Control in writing of the name and address of each person on whose behalf such shareholder asserts dissenters' rights. A Physio-Control dissenting shareholder (i) must deliver to Physio-Control, before the vote on the Merger is taken, written notice of such shareholder's intent to demand payment for such shareholder's shares if the Merger occurs and (ii) must not vote such shareholder's shares in favor of the Merger. Such notice should be delivered to Physio-Control at its principal executive offices, located at 11811 Willows Road NE, Redmond, Washington 98073-9706, Attention: Corporate Secretary. A shareholder who does not satisfy both of these requirements will not be entitled to dissenters' rights.

    If the Merger is approved by the Physio-Control shareholders, Physio-Control will send written notice not later than 10 days after the Effective Time to each Physio-Control dissenting holder (i) stating where such shareholder must send his or her written payment demand, (ii) stating where and when certificates representing Physio-Control Common Stock must be deposited, (iii) containing a form for demanding payment, which requires that the dissenter certify whether or not he or she acquired beneficial ownership before the first public announcement of the Merger on June 29, 1998, and (iv) setting a date by which such written payment demand must be received. Such notice must be accompanied by a copy of Chapter 23B.13 of the WBCA. A Physio-Control shareholder who does not demand payment, certify that such shareholder acquired the shares before June 29, 1998, and deposit his or her shares within the time provided by such notice will not be entitled to dissenters' rights.

    Physio-Control will pay to each Physio-Control dissenting shareholder who complies with the procedures described above, within 30 days after the Effective Time, the amount that Physio-Control estimates to be the fair value of such dissenter's shares, plus accrued interest. Physio-Control will provide, along with such payment, certain financial information, including Physio-Control's balance sheet, income statement, and statement of changes in shareholders' equity for its last fiscal year and Physio-Control's latest available interim financial statements, an explanation of how Physio-Control estimated the fair value of the shares, an explanation of how the accrued interest was calculated, and certain other information. Physio-Control may elect, however, to withhold such payment from any dissenter who was not the beneficial owner of the shares of Physio-Control Common Stock as to which dissenters' rights are asserted before the date of first public announcement of the Merger on June 29, 1998. Any dissenting shareholder who is dissatisfied with such payment or such offer may, within 30 days after such payment or offer for payment, notify Physio-Control in writing of such shareholder's estimate of fair value of his or her shares and the amount of interest due, and demand payment thereof.


    If any Physio-Control dissenting shareholder's demand for payment is not settled within 60 days after receipt by Physio-Control of such shareholder's payment demand (as described above), the WBCA requires that Physio-Control commence a proceeding, and petition the court to determine the fair value of the shares and accrued interest, naming all Physio-Control dissenting shareholders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the shares. The dissenters will be entitled to the same discovery rights as parties in other civil actions. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus accrued interest, exceeds the amount paid by Physio-Control.

    Court costs and approval fees generally will be assessed against Physio-Control, except that the court may assess such costs against some or all of the dissenters to the extent that the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts that the court finds equitable: (i) against Physio-Control, if the court finds that it did not substantially comply with provisions of the WBCA concerning dissenters' rights and (ii) against either the dissenter or Physio-Control, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees should not be assessed against Physio-Control, the court may award to such counsel reasonable fees to be paid out of the amounts awarded to dissenters who benefited from the proceedings.

    It is a condition to Medtronic's obligation to consummate the Merger that Medtronic receive letters from PricewaterhouseCoopers LLP to the effect that the Merger will qualify as a pooling-of-interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. For the Merger to qualify as a pooling-of-interests transaction, holders of not more than 10% of the outstanding Physio-Control Common Stock may assert dissenters' rights.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

    Medtronic Common Stock is listed and traded on the New York Stock Exchange (symbol: MDT), and it is a condition to all parties' obligations to consummate the Merger that the Medtronic Common Stock to be issued in the Merger be approved for such listing. Physio-Control Common Stock is traded on the Nasdaq National Market (symbol: PHYS).

    The following table sets forth, for the quarters indicated, the high and low sales prices per share of Medtronic Common Stock on the NYSE and the cash dividends paid per share of Medtronic Common Stock. Also set forth, for the calendar period indicated, are the high and low sales prices per share of Physio-Control Common Stock as reported by the Nasdaq National Market.


                                                                                                 PHYSIO-CONTROL
                                                               MEDTRONIC COMMON STOCK             COMMON STOCK
                                                         -----------------------------------  ---------------------
                                                            HIGH        LOW       DIVIDENDS     HIGH        LOW
                                                         ----------  ----------  -----------  ---------  ----------
CALENDAR 1996
First Quarter..........................................  $  31.3125  $  22.25     $   .0325   $  22.50   $  17.50
Second Quarter.........................................  $  29.875   $  24.375    $   .0325   $  23.75   $  17.125
Third Quarter..........................................  $  32.4375  $  23.50     $   .0475   $  25.25   $  15.375
Fourth Quarter.........................................  $  34.9375  $  30.25     $   .0475   $  24.125  $  18.25

CALENDAR 1997
First Quarter..........................................  $  35.875   $  28.8125   $   .0475   $  23.50   $  13.25
Second Quarter.........................................  $  44.4375  $  30.375    $   .0475   $  15.25   $  11.375
Third Quarter..........................................  $  49.25    $  42.50     $   .055    $  19.125  $  12.50
Fourth Quarter.........................................  $  52.75    $  40.5625   $   .055    $  17.50   $  14.50

CALENDAR 1998
First Quarter..........................................  $  58.4375  $  45.4375   $   .055    $  19.875  $  15.125
Second Quarter.........................................  $  66.00    $  47.9375   $   .055    $  26.50   $  16.25
Third Quarter (through August 24)......................  $  72.75    $  51.1875   $   .065    $  26.875  $  25.5625


    Physio-Control has never paid cash dividends. Under the Merger Agreement, Physio-Control has agreed not to pay any dividends on Physio-Control Common Stock prior to the Merger. Medtronic has paid regular quarterly cash dividends on Medtronic Common Stock since 1978. It is expected that the Board of Directors of Medtronic will continue the practice of declaring cash dividends on a quarterly basis; however, no assurance can be given as to the amount of future dividends, which will necessarily be dependent on future earnings, financial requirements of Medtronic and its subsidiaries, and other factors.


    In the Merger, shares of Physio-Control Common Stock will be converted into shares of Medtronic Common Stock based on the Conversion Fraction, which equals $27.50 divided by the Average Stock Price for the 19 consecutive NYSE trading days ending on the first NYSE trading day immediately preceding the Effective Time of the Merger. On June 26, 1998, the last trading day preceding public announcement of the Merger, the reported closing sale price of Medtronic Common Stock on the NYSE was $62.9375 per share, resulting in an implied Conversion Fraction (if it were determined based on the closing sale price that day) of
 .4369. On that day, the reported closing sale price of Physio-Control Common Stock on the Nasdaq National Market was $23.00 per share. On August 24, 1998, the latest practicable trading day prior to the printing of this Proxy Statement/Prospectus, the closing sale price of Medtronic Common Stock on the NYSE was $57.875 per share, resulting in an implied Conversion Fraction (if it were determined based on the closing sale price that day) of .47516. The reported closing sale price of Physio-Control Common Stock on the Nasdaq National Market on that day was $26.375 per share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

    As of August 24, 1998, there were approximately 32,850 registered holders of Medtronic Common Stock and approximately 100 registered holders of Physio-Control Common Stock.


                              RECENT DEVELOPMENTS

MEDTRONIC STOCK OFFERING

    To be eligible to use the pooling of interests accounting method to account for the Merger and other future acquisitions, Medtronic intends to sell in one or more transactions up to approximately 12.5 million shares of Medtronic Common Stock. The offering is expected to be completed prior to the Merger, but there can be no assurance that the offering will be completed successfully. See "The Merger--Accounting Treatment of the Merger" and "--Conditions; Waiver."

AVECOR CARDIOVASCULAR INC.

    On July 13, 1998, Medtronic announced that it had entered into an agreement to acquire AVECOR Cardiovascular Inc. ("Avecor"), a company that develops, manufactures, and markets specialty medical devices for heart/lung bypass surgery and long-term respiratory support. Pursuant to the acquisition agreement, upon the fulfillment or waiver of certain conditions, a wholly-owned subsidiary of Medtronic created for the Avecor acquisition will merge with and into Avecor. Avecor will then become a wholly-owned subsidiary of Medtronic in a stock-for-stock merger that is expected to be tax-free and accounted for using the purchase accounting method. In the Avecor merger, which is valued at approximately $91 million, each outstanding share of stock of Avecor will be exchanged for the right to receive the portion of a share of Medtronic Common Stock equal to $11.125 divided by the average of the daily closing sale prices of a share of Medtronic Common Stock as reported on the NYSE Composite Tape for the 18 consecutive NYSE trading days ending on the second NYSE trading day immediately preceding the effective time of the Avecor merger. It is expected that the Avecor acquisition will be completed in the third or fourth quarter of the 1998 calendar year, but there can be no assurance that the acquisition will be completed successfully.


OTHER INVESTMENTS AND ACQUISITIONS



    Medtronic has historically been, and continues to be, actively engaged in exploring business opportunities through investments and acquisitions. As such, at any particular time, in addition to investments and acquisitions for which definitive agreements have been executed and publicly announced, Medtronic is routinely reviewing several other investment or acquisition opportunities of varying magnitude and significance or negotiating the terms of such potential investments or acquisitions prior to the execution of definitive agreements and public announcements thereof.


                COMPARATIVE RIGHTS OF MEDTRONIC SHAREHOLDERS AND
                          PHYSIO-CONTROL SHAREHOLDERS

    Upon consummation of the Merger, shareholders of Physio-Control will become shareholders of Medtronic. Medtronic and Physio-Control are incorporated under the laws of the states of Minnesota and Washington, respectively. The rights of Medtronic shareholders under Medtronic's Restated Articles of Incorporation as amended ("Medtronic's Articles"), Medtronic's Bylaws, and the Minnesota Business Corporation Act (the "MBCA") differ in certain respects from the rights of Physio-Control shareholders under Physio-Control's Articles of Incorporation ("Physio-Control's Articles"), Physio-Control's Bylaws, and the WBCA. Certain significant differences between the rights of Medtronic shareholders and Physio-Control shareholders are summarized below. This summary does not, however, purport to be a complete description of all of the differences between the rights of shareholders of Physio-Control and the rights of shareholders of Medtronic.

CLASSIFICATION, REMOVAL, AND NOMINATION OF DIRECTORS


    CLASSIFICATION. Medtronic's Articles provide for a classified Board of Directors, under which directors are elected to three-year terms, with one-third of the directors being elected each year. Physio-Control's Articles similarly classifies its Board of Directors. Both Medtronic's Articles and Physio-Control's Articles provide for vacancies on the Board to be filled by a majority of the remaining Board members.

    The WBCA provides that the board of directors of a Washington corporation shall consist of one or more directors as fixed by the corporation's articles of incorporation or bylaws. The Physio-Control Articles and Bylaws provide for a board of directors to be set by resolution of the Board adopted by 70% affirmative vote of the total number of directors then in office. The Board currently consists of seven directors. As permitted under the WBCA, the Physio-Control Board is classified into three classes which are as equal in number as possible. Directors in each class serve for a three-year term, and elections are staggered such that one class is elected each year. The WBCA provides for cumulative voting for directors, unless a corporation has opted out of such provision. Physio-Control has not opted out of this provision.

    REMOVAL. Medtronic's Articles provide that directors may be removed, with or without cause, only by the vote of not less than 75% of the voting power of all then outstanding voting shares.

    The WBCA provides that a corporation's shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. The Physio-Control Articles provide that any director may be removed only for cause and only at a special meeting called for such purpose and then only if the affirmative vote to remove by holders of shares of outstanding stock of Physio-Control entitled to vote generally in the election of directors exceeds the numbers cast not to remove the director.


    NOMINATION. Medtronic's Articles provide that nominations for the election of directors may be made by or at the direction of the Medtronic Board of Directors or by any shareholder entitled to vote in the election of directors generally. Nominations by shareholders must be made pursuant to timely notice in writing to the Secretary of Medtronic. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of Medtronic not less than 50 days nor more than 90 days prior to the meeting; provided, however, that if less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must set forth certain information concerning such shareholder and his or her nominee(s), including their names and addresses, the principal occupation or employment of the nominee(s), the class and number of shares of capital stock of Medtronic that are beneficially owned by such persons, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder, and the consent of each nominee to serve as a director of Medtronic if so elected. Physio-Control's Articles and Bylaws do not address the issue of nomination of directors.


    AMENDMENT OF PROVISIONS. Medtronic's Articles require the affirmative vote of not less than 75% of the voting power of all then outstanding voting shares to amend, repeal or adopt any provisions inconsistent with these provisions regarding classification, removal and nomination of directors.

    The WBCA authorizes a corporation's board of directors to make various changes to its articles of incorporation without shareholder action. These so-called housekeeping changes include changes of corporate name, the number of outstanding shares to effectuate a stock split or stock dividend in the corporation's own shares, and the par value of its stock. Otherwise, amendments to a corporation's articles of incorporation must be recommended to the shareholders by the board of directors, unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment, and must be approved by two-thirds, or in the case of a public company, a majority of all the votes entitled to be cast by any voting group entitled to vote thereon unless another proportion is specified in the articles of incorporation, by the board of directors as a condition to its recommendation, or by provisions of the WBCA. The Physio-Control Articles specify that amendment requires at least two-thirds of the votes of then outstanding shares of each voting group as specified in the WBCA to approve amendment, alteration or repeal of any provision in the Physio-Control Articles of Incorporation.

    The above-described provisions of Medtronic's Articles regarding directors will be subject to the terms of the certificate of designation or other instrument creating any class or series of preferred stock giving the holders of such class or series of preferred stock the right, voting separately as a class, to elect one or more directors (such as is often required by the terms of preferred stock in the event that dividend payments are in arrears for a period of time). See "Comparative Rights of Medtronic Shareholders and Physio-Control Shareholders--Preferred Stock."

    These provisions regarding classification, removal and nomination of directors afford some assurance of stability in the composition of the Medtronic Board of Directors, but may discourage or deter attempts by individuals or entities to take control of Medtronic by electing their own slate of directors. To the extent that potential acquirers of Medtronic stock are deterred by the classified Board, such provision also may deter certain mergers, tender offers, or other future takeover attempts which some or a majority of holders of Medtronic Common Stock may deem to be in their best interests. In addition, the classified Medtronic Board would delay shareholders who do not favor the policies of Medtronic's Board of Directors from removing a majority of the Medtronic Board of Directors for two years, unless they can obtain the requisite vote.

    LIABILITY OF DIRECTORS. Both Medtronic's Articles and Physio-Control's Articles exempt directors from personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by Minnesota and Washington law, respectively.

PREFERRED STOCK

    Medtronic has 2,500,000 authorized but unissued shares of Preferred Stock, par value $1 per share. Medtronic's Articles provide that whenever the holders of a class or series of Preferred Stock have the right to elect any directors, the election, term and other features of such directorships shall be governed by the terms set forth in the resolution of the Medtronic Board of Directors designating the rights and preferences of such class or series of Preferred Stock, and any directors elected by the holders of Preferred Stock shall not be divided into classes unless provision is expressly made for such classification by the terms of such Preferred Stock. Shares of Medtronic Preferred Stock could be issued that would have the right to elect directors, either separately or together with the Medtronic Common Stock, with such directors either divided or not divided into classes.

    Under certain circumstances such Medtronic Preferred Stock could be used to create voting impediments or to deter persons seeking to effect a takeover or otherwise gain control of Medtronic in a transaction which holders of some or a majority of the Medtronic Common Stock may deem to be in their best interests. Such shares of Medtronic Preferred stock could be sold in public or private transactions to purchasers who might support the Medtronic Board of Directors in opposing a takeover bid that the Medtronic Board of Directors determines not to be in the best interests of Medtronic and its shareholders. In addition, the Medtronic Board of Directors could authorize holders of a class or series of Preferred Stock to vote, either separately as a class or together with the holders of Medtronic Common Stock, on any merger, sale, or exchange of assets by Medtronic or any other extraordinary corporate transaction. The ability to issue such Medtronic Preferred Stock might have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Medtronic Common Stock, to acquire control of Medtronic with a view to imposing a merger, sale of all or any part of the assets or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of such person or entity. See "Comparative Rights of Medtronic Shareholders and Physio-Control Shareholders--Shareholder Rights Plan."

    Physio-Control has 5,000,000 authorized but unissued shares of Preferred Stock, par value $.01 per share, and the Board of Directors has the authority to fix or alter the terms of such shares.

SPECIAL MEETINGS OF SHAREHOLDERS

    Under Minnesota law, a special meeting of shareholders may be called by certain officers, two or more directors, a person authorized to do so in the articles or bylaws, or shareholders holding at least 10% of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering an action to effect, directly or indirectly, a business combination must be called by shareholders holding at least 25% of the voting power of all shares entitled to vote.

    The WBCA provides that a special meeting of shareholders of a corporation may be called by its board of directors, by holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, or by other persons authorized to do so by the articles of incorporation or bylaws of the corporation. However, the WBCA allows the right of shareholders to call a special meeting to be limited or denied to the extent provided in the articles of incorporation. The Physio-Control Articles deny this right by providing that a special meeting of shareholders may only be called by either a majority of the total number of directors then in office or the chief executive officer.

VOTING RIGHTS; SHAREHOLDER APPROVALS

    Under both Medtronic's Articles and Physio-Control's Articles, holders of Medtronic Common Stock and Physio-Control Common Stock, respectively, are entitled to one vote per share on all matters submitted to a vote of the shareholders. Medtronic's Bylaws provide that, except as specifically required otherwise under Medtronic's Articles, Bylaws or Minnesota law, all matters submitted to the shareholders are decided by a majority vote of the shares entitled to vote and represented at a meeting at which there is a quorum.

    Under the WBCA, a merger or share exchange of a corporation must be approved by the affirmative vote of a majority of directors when a quorum is present, and by each shareholder voting group entitled to vote separately on the plan by two-thirds of all the votes entitled to be cast on the plan by each voting shareholder group, unless another proportion is specified in the articles of incorporation. The Physio-Control Articles do not provide otherwise. The WBCA also provides that certain mergers need not be approved by the shareholders of the surviving corporation if (i) the articles of incorporation will not change in the merger, except for specified permitted amendments, (ii) no change occurs in the number, designations, preferences, limitations, and relative rights of shares held by those shareholders who were shareholders prior to the merger;
(iii) the number of voting shares outstanding immediately after the merger, plus the voting shares issuable as a result of the merger, will not exceed the authorized voting shares specified in the surviving corporation's articles of incorporation immediately prior to the merger; and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed the authorized participating shares specified in the corporation's articles of incorporation immediately prior to the merger. Under the WBCA, approval by the Physio-Control shareholders of the Merger by a two-thirds vote is required. The Board of Directors unanimously approved the Merger.

    The WBCA also provides that, in general, a corporation may sell, lease, exchange, or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business or dissolve if the board of directors recommends the proposed transaction to the shareholders and the shareholders approve the transaction by two-thirds of all the votes entitled to be cast in the transaction, unless another proportion is specified in the articles of incorporation. The Physio-Control Articles do not provide otherwise.

CUMULATIVE VOTING

    Medtronic's Articles do not provide for cumulative voting with regard to the Medtronic Common Stock. Under the WBCA, unless otherwise provided in the articles of incorporation, shareholders entitled to vote at an election of directors are entitled to cumulative voting. Physio-Control's Articles do not otherwise provide.

PREEMPTIVE RIGHTS

    Under Medtronic's Articles, holders of Medtronic stock are expressly denied preemptive rights. The WBCA provides that a corporation's shareholders have preemptive rights only if such rights are expressly granted in the corporation's articles of incorporation. Physio-Control's Articles does not grant preemptive rights.

AMENDMENT OF THE ARTICLES OF INCORPORATION

    Under Minnesota law, an amendment to the articles of incorporation requires the affirmative vote of the holders of a majority of the shares present and entitled to vote unless a larger affirmative vote is required by the corporation's articles. Except as specifically described otherwise in this "Comparative Rights of Medtronic Shareholders and Physio-Control Shareholders," Medtronic's Articles do not contain any provisions that require a larger affirmative vote in order to amend Medtronic's Articles.

    Under Washington law, an amendment to the articles of incorporation requires the affirmative vote of the holders of two-thirds of the shares entitled to vote thereon, or, in the case of a public company, by a majority of all shares entitled to vote thereon, unless the corporation's certificate requires a greater or lesser number for approval. Physio-Control's Articles contain a provision requiring two-thirds majority vote for approval.

BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITIONS

    Medtronic is governed by Sections 302A.671 and 302A.673 of the MBCA. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock. Such provisions of Minnesota law could have the effect of delaying, deferring or preventing a change in control of Medtronic.

    Chapter 23B.19 of the WBCA, which applies to all Washington corporations which have a class of voting stock registered with the Commission under the Exchange Act, prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons which beneficially owns 10% or more of the voting securities of the target corporation (i.e., an "Acquiror") for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiror, termination of 5% or more of the employees of the target corporation as a result of the Acquiror's acquisition of 10% or more of the shares, or allowing the Acquiror to receive any disproportionate benefit as a shareholder. After the five-year period, a "significant business transaction" may take place if it complies with certain "fair price" provisions of the statute. A corporation may "opt out" of this statute; however since it has not, Physio-Control is subject to it. The Merger will not be subject to the provisions of the statute because the Physio-Control Board has approved the Merger Agreement and the transactions contemplated thereby.

SHAREHOLDER RIGHTS PLAN

    Medtronic has in effect a Shareholder Rights Plan and has entered into a Rights Agreement with Norwest Bank Minnesota, N.A., as Rights Agent. The Rights Plan provides for a dividend distribution of one preferred stock purchase right (a "Right") to be attached to each outstanding share of Medtronic Common Stock. The Right associated with each outstanding share of Medtronic Common Stock entitles the holder to buy 1/1600th of a Series A Junior Participating Preferred Share (the "Series A Preferred Shares") of Medtronic, which is substantially equivalent to one share of Medtronic Common Stock, at an exercise price of $37.50 per 1/1600th of a Series A Preferred Share. The Rights are not currently exercisable or transferable apart from the Medtronic Common Stock.

    The Rights will become exercisable if a person or group acquires 15% or more of the Medtronic Common Stock (and thereby becomes an "Acquiring Person") or announces a tender offer or exchange offer that would increase the Acquiring Person's beneficial ownership to 15% or more of the outstanding Medtronic Common Stock, subject to certain exceptions. After the Rights become exercisable, each Right entitles the holder (other the Acquiring Person), instead, to purchase Medtronic Common Stock that has a market value of two times the exercise price of the Right. If Medtronic is acquired in a merger or other business combination transaction, each exercisable Right entitles the holder to purchase common stock of the Acquiring Person or an affiliate that has a market value of two times the exercise price of the Right. Each Right is redeemable by Medtronic at $.000625 any time before a person or group triggers the 15% threshold to become an Acquiring Person. The Rights expire on July 10, 2001.

    The Rights issued under the Medtronic Shareholder Rights Plan may make any merger not approved by Medtronic's Board of Directors prohibitively expensive, because the Rights allow Medtronic shareholders to purchase the voting securities of Medtronic or a potential acquirer at one-half of its fair market value.

    Physio-Control does not have a shareholder rights plan.

RELATED PERSON BUSINESS TRANSACTIONS

    Medtronic's Articles provide that, in certain circumstances, an affirmative vote of two-thirds of the voting power of all then outstanding voting shares is required for the approval or authorization of any "related person business transaction." Such two-thirds approval is not required, however, if (i) a majority vote of "continuing directors" (as defined below) expressly approves the related person business transaction, or (ii) the related person business transaction is a merger, consolidation, exchange of shares or sale of all or substantially all of the assets of Medtronic, and the cash or fair market value of the property received by the Medtronic shareholders is equal to a defined minimum purchase price. For purposes of this provision, a "continuing director" means, generally, those directors who were directors before the "related person" (as defined below) became a related person.

    Generally, a related person business transaction includes (i) any merger or consolidation of Medtronic with or into a related person, (ii) any exchange of shares of Medtronic (or a subsidiary) for shares of a related person which would have required an affirmative vote of at least a majority of the voting power of the outstanding shares entitled to vote, (iii) any sale, lease, exchange, transfer, or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets of Medtronic (or a subsidiary) to or with a related person,

(iv) any sale, lease, transfer, or other disposition (in one transaction or a series of transactions) of all or any substantial part of the assets of a related person to or with Medtronic (or a subsidiary), (v) the issuance, sale, transfer or other disposition to a related person of any securities of Medtronic (except pursuant to stock dividends, stock splits, or similar transactions that would not have the effect of increasing the proportion of voting power of a related person) or of a subsidiary (except pursuant to a pro rata distribution to all holders of Medtronic Common Stock), (vi) any recapitalization or reclassification that would have the effect of increasing the proportionate voting power of a related person, and (vii) any agreement, contract, arrangement or understanding providing for any of the transactions described above.

    Generally, for purposes of a related person business transaction, the term "related person" is broadly defined to include a wide range of potential persons, including any person or entity that, together with affiliates and associates, beneficially owns 15% or more of the outstanding voting stock of Medtronic.

    Such a provision could have the effect of impeding a potential acquirer of Medtronic by requiring a larger than normal majority of Medtronic shareholders to approve a transaction. There is no similar "related person business transaction" provision in Physio-Control's Articles.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS
                      BETWEEN PHYSIO-CONTROL AND MEDTRONIC


    STOCK OPTION AGREEMENT. Physio-Control and Medtronic are parties to a Stock Option Agreement dated June 27, 1998, pursuant to which Physio-Control has granted to Medtronic an option, exercisable under certain specified circumstances, to purchase 19.9% of the Physio-Control Common Stock. See "The Merger--Stock Option Agreement."


                                 LEGAL MATTERS


    The validity of the Medtronic Common Stock to be issued in connection with the Merger will be passed upon for Medtronic by Fredrikson & Byron, P.A., Minneapolis, Minnesota. Members of such firm own, in the aggregate, approximately 86,400 shares of Medtronic Common Stock.



    Certain legal matters for Physio-Control, including the federal income tax consequences in connection with the Merger, were passed upon by Preston Gates & Ellis LLP, Seattle, Washington. Members of such firm own, in the aggregate, approximately 2,000 shares of Medtronic Common Stock.


                                    EXPERTS

    The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Medtronic, Inc. for the year ended April 30, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Physio-Control International Corporation for the year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                   APPENDIX A


                                 PLAN OF MERGER
                                       OF
                                PC MERGER CORP.
                                      INTO
                    PHYSIO-CONTROL INTERNATIONAL CORPORATION

                                   ARTICLE 1
                       NAMES OF CONSTITUENT CORPORATIONS

    1.1 CONSTITUENT CORPORATIONS. The names of the Constituent Corporations are PC Merger Corp., a Washington corporation ("Merger Subsidiary"), and Physio-Control International Corporation, a Washington corporation (the "Company"). The Constituent Corporations shall be combined by the merger of Merger Subsidiary into the Company as the Surviving Corporation (the "Merger"), pursuant to the applicable provisions of the Washington Business Corporation Act ("WBCA").

    1.2 CERTAIN DEFINITIONS. As used in this Plan of Merger, the following capitalized terms shall have the following meanings:

        (a) "Company Common Stock" means common stock of the Company, par value $.01 per share.

        (b) "Company Options" means all options to purchase shares of Company Common Stock that are outstanding at the Effective Time.

        (c) "Conversion Fraction" means as defined in Section 2.2(a) hereof.


        (d) "Merger Agreement" means that certain Agreement and Plan of Merger dated June 27, 1998, by and among Medtronic, Inc., a Minnesota corporation and sole shareholder of Merger Subsidiary ("Parent"), Merger Subsidiary, and the Company, a copy of which shall be maintained at the Surviving Corporation's principal executive office and made available to any shareholder of either Constituent Corporation upon request.


        (e) "Merger Subsidiary Common Stock" means common stock of Merger Subsidiary, par value $.01 per share.

        (f) "Parent Average Stock Price" shall mean the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the daily closing sale prices of a share of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape, as reported in The Wall Street Journal, for the 19 consecutive NYSE trading days ending on and including the first NYSE trading day immediately preceding the Effective Time.

        (g) "Parent Common Stock" means common stock of Parent, par value $.10 per share.

        (h) "Surviving Corporation" means the Company as the surviving corporation of the merger of Merger Subsidiary with and into the Company.

        (i) "Surviving Corporation Common Stock" means common stock of the Surviving Corporation, par value $.01 per share.

                                   ARTICLE 2
                              TERMS AND CONDITIONS

    2.1 MERGER; EFFECTIVE TIME. The Merger shall be effective upon the filing with the Washington Secretary of State of Articles of Merger including this Plan of Merger and such other documents as are required by the WBCA to be filed with the Secretary of State of Washington (the time of such filing being the "Effective Time"). At the Effective Time, the separate existence of Merger Subsidiary shall cease and the Company shall alone continue in existence as the Surviving Corporation. All transactions on and after the Effective Time shall be deemed transactions of and for the account of the Company as the Surviving Corporation.

    2.2 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any share of capital stock of the Company or Merger Subsidiary:

        (a) Each share of Company Common Stock issued and outstanding immediately prior thereto (except for Dissenting Shares, as defined in Section 2.3 hereof, and except for shares referred to in Section 2.2(b) hereof) shall be converted into the right to receive the fraction of a share (subject to adjustment as provided below, the "Conversion Fraction") of Parent Common Stock equal to $27.50 divided by the Parent Average Stock Price.

        Notwithstanding the foregoing, if the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the number of shares subject to then outstanding options, warrants, or other rights to acquire shares of Company Common Stock (collectively, "Company Stock Acquisition Rights") is greater than 20,693,456 shares plus that number of shares issuable under the Company's Employee Share Purchase Plan and Team Savings Plan or if the aggregate exercise price of all such Company Stock Acquisition Rights then outstanding is less than the aggregate exercise price reflected in Section 3.3 of the Company Disclosure Schedule to the Merger Agreement, then the $27.50 amount per share of Company Common Stock, as described above, shall be reduced to an amount equal to (i) $[27.50 times 20,693,456 shares plus that number of shares issuable under the Company's Employee Share Purchase Plan and Team Savings Plan] minus the aggregate exercise price reflected in Section 3.3 of the Company Disclosure Schedule to the Merger Agreement plus the aggregate amount received by the Company as a result of any issuance of Company Common Stock after the date of the Merger Agreement and prior to the Effective Time plus the aggregate exercise price of all Company Stock Acquisition Rights outstanding immediately prior to the Effective Time divided by (ii) the sum of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (B) the number of shares subject to Company Stock Acquisition Rights then outstanding.

        An appropriate adjustment shall similarly be made in the event that, prior to the Effective Time, the outstanding shares of Company Common Stock, without new consideration, are changed into or exchanged for a different kind of shares or securities through a reorganization, reclassification, stock dividend, stock combination, or other like change in the Company's capitalization. Notwithstanding the foregoing, nothing in this section shall be deemed to constitute authorization or permission for or consent from Parent or Merger Subsidiary to any increase in the number of shares of Company Common Stock outstanding or subject to outstanding Company Stock Acquisition Rights, to any decrease in the exercise price of such Rights, or to any reorganization, reclassification, stock dividend, stock combination, or other like change in capitalization.

        (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held in the treasury of the Company or is then owned beneficially or of record by Parent, Merger Subsidiary, or any direct or indirect subsidiary of Parent or the Company shall be cancelled without payment of any consideration therefor and without any conversion thereof.

        (c) Each share of any other class of capital stock of the Company (other than Company Common Stock) shall be cancelled without payment of any consideration therefor and without any conversion thereof.

        (d) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Surviving Corporation Common Stock.

    2.3 DISSENTING SHARES. Notwithstanding any provision of the Merger Agreement to the contrary, each outstanding share of Company Common Stock, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 23B.13.020 ET SEQ. of the WBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Parent Common Stock into which shares of Company Common Stock are converted pursuant to
Section 2.2 hereof, but the holder thereof shall be entitled only to such rights as are granted by the WBCA. The Company shall give Parent (i) prompt written notice of any notice of intent to demand fair value for any shares of Company Common Stock, withdrawals of such notices, and any other instruments served pursuant to the WBCA or any other provisions of Washington law and received by the Company, and (ii) the opportunity to conduct jointly all negotiations and proceedings with respect to demands for fair value for shares of Company Common Stock under the WBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for shares of Company Common Stock or offer to settle or settle any such demands.

    2.4  EXCHANGE OF COMPANY COMMON STOCK.

        (a) Promptly after the Effective Time, Parent shall cause Parent's stock transfer agent or such other person as Parent may appoint to act as exchange agent (the "Exchange Agent") to mail to each holder of record (other than Parent, Merger Subsidiary, the Company, or any subsidiary of Parent or the Company) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Company Certificates") a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Company Certificate(s) shall pass, only upon delivery of the Company Certificate(s) to the Exchange Agent) and instructions for such holder's use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock.

        (b) As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of Company Common Stock, upon surrender to the Exchange Agent of one or more Company Certificates for cancellation, together with a duly-executed letter of transmittal, (i) one or more Parent certificates representing the number of whole shares of Parent Common Stock into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 2.2(a), and
    (ii) a bank check in the amount of cash into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 2.4(f) (relating to fractional shares), and the Company Certificate(s) so surrendered shall be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition to the issuance of shares of Parent Common Stock that the Company Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (i) pay to the Exchange Agent any transfer or other taxes required or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (c) Holders of Company Common Stock will be entitled to any dividends or other distributions pertaining to the Parent Common Stock received in exchange therefor that become payable to persons who are holders of record of Parent Common Stock as of a record date that follows the Effective Time, but only after they have surrendered their Company Certificates for exchange. Subject to the effect, if any, of applicable law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such Company Certificates are surrendered to the Exchange Agent for exchange. Holders of Company Common Stock will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Time to persons who were holders of record of Parent Common Stock as of a record date that is prior to the Effective Time.

        (d) All shares of Parent Common Stock issued upon the surrender for exchange of Company Common Stock in accordance with the terms hereof (including any cash paid for fractional shares pursuant to Section 2.4(f) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

        (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 2. As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to the WBCA. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after the Effective Time, represent for all purposes only the right to receive the number of whole shares of Parent Common Stock into which the shares of Company Common Stock shall have been converted pursuant to the Merger as provided in Section 2.2(a) hereof and the right to receive the cash value of any fraction of a share of Parent Common Stock as provided in Section 2.4(f) hereof.

        (f) No fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued upon the surrender for exchange of Company Certificates, no dividend or other distribution of Parent shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to the Exchange Agent. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Company Common Stock who otherwise would be entitled to receive such fractional share of Parent Common Stock an amount of cash (without interest) determined by multiplying
    (i) the Parent Average Stock Price by (ii) the fractional share of Parent Common Stock to which such holder would otherwise be entitled. Parent will make available to the Exchange Agent any cash necessary for this purpose.

        (g) In the event any Company Certificates shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to this
    Article 2; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Company Certificate to deliver a bond in such sum as Parent may direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to such Company Certificate alleged to have been lost, stolen, or destroyed.

        (h) Each person entitled to receive shares of Parent Common Stock pursuant to this Article 2 shall receive together with such shares the number of Parent preferred share purchase rights (pursuant to the Rights Agreement dated as of June 27, 1991, between Parent and Norwest Bank Minnesota, N.A., the "Parent Rights Plan") per share of Parent Common Stock equal to the number of Parent preferred share purchase rights associated with one share of Parent Common Stock at the Effective Time.

    2.5 EXCHANGE OF MERGER SUBSIDIARY COMMON STOCK. From and after the Effective Time, each outstanding certificate previously representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Merger Subsidiary Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates that formerly represented shares of Merger Subsidiary Common Stock, which shall be cancelled.

    2.6  STOCK OPTIONS.

        (a) Except as provided below with respect to the Company's Employee Share Purchase Plan, each Company Option shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that
    Section 424 of the Code does not apply to any such Company Option, would be such a corporation were Section 424 of the Code applicable to such Company Option. From and after the Effective Time, all references to the Company in the Company Options shall be deemed to refer to Parent. The Company Options assumed by Parent shall be exercisable upon the same terms and conditions as under the Company Options except that (i) such Company Options shall entitle the holder to purchase from Parent the number of shares of Parent Common Stock (rounded down to the nearest whole number of such shares) that equals the product of the Conversion Fraction multiplied by the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time, and (ii) the option exercise price per share of Parent Common Stock shall be an amount (rounded up to the nearest full cent) equal to the option exercise price per share of Company Common Stock in effect immediately prior to the Effective Time divided by the Conversion Fraction. As promptly as practicable after the Effective Time, Parent shall issue to each holder of a Company Option a written instrument informing such holder of the assumption by Parent of such Company Option.

        (b) Immediately prior to the Effective Time, the current Plan Period under the Company's Employee Share Purchase Plan shall be ended, and each participant shall be deemed to have purchased immediately prior to the Effective Time, to the extent of payroll deductions accumulated by such participant as of such Plan Period end, the number of whole shares of Company Common Stock at a per share price determined pursuant to the provisions of the Company's Employee Share Purchase Plan, and each participant shall receive a cash payment equal to the balance, if any, of such accumulated payroll deductions remaining after such purchase of such shares. As of the Effective Time, each participant shall receive by virtue of the Merger, for each share of Company Common Stock such participant has so purchased under the Employee Share Purchase Plan, a fraction of a share of Parent Common Stock equal to the Conversion Fraction. The Company's Employee Share Purchase Plan and all purchase rights thereunder shall terminate effective as of the Effective Time.

    2.7 CAPITALIZATION CHANGES. If, between the date of the Merger Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or stock dividend, the Conversion Fraction and all per-share price amounts and calculations set forth in the Merger Agreement shall be appropriately adjusted.

                                   ARTICLE 3
                   ORGANIZATION OF THE SURVIVING CORPORATION

    3.1 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so as to be restated in their entity to read as set forth on SCHEDULE A-1 attached to this Plan of Merger.

    3.2 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    3.3 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall be duly elected and qualified.

                                   ARTICLE 4
                               GENERAL PROVISIONS

    4.1 CERTAIN EFFECTS OF THE MERGER. As of the Effective Time, the Company, as the Surviving Corporation, shall succeed to and possess all the rights, privileges, powers, immunities, franchises, concessions, certificates and authority, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and every interest therein, and all other choses in action of or belonging to either of the Constituent Corporations on whatever account shall be vested in the Company as the Surviving Corporation, without any further act or deed; and all property, assets, rights, privileges, powers, immunities, franchises, concessions, certificates and authority shall be thereafter as effectively the property of the Company, as the Surviving Corporation, as they were or would be of the Constituent Corporations or either of them; and title to any real estate or any interest therein vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.

    4.2 RIGHTS AND DUTIES OF SURVIVING CORPORATION. The Company, as the Surviving Corporation, shall be responsible and liable for all the debts, liabilities, duties and obligations of each of the Constituent Corporations, and as of the Effective Time all such debts, liabilities, duties and obligations shall attach to the Company, as the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities, duties and obligations had been originally incurred or contracted by it; and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the merger had not taken place; or the Company, as the Surviving Corporation, may be substituted in its place; and neither the rights of creditors nor any liens upon property of either of the Constituent Corporations shall be impaired by the merger.

    4.3 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any instruments of further assurance are desirable in order to evidence the vesting in it of the title of either of the Constituent Corporations to any of the property rights of the Constituent Corporations, the appropriate officers or directors of Merger Subsidiary and the Company are hereby authorized to execute, acknowledge, and deliver all such instruments of further assurance and to do all acts or things, either in the name of Merger Subsidiary or the Company, as may be requisite or desirable to carry out the provisions hereof.

                                                                    SCHEDULE A-1

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                    PHYSIO-CONTROL INTERNATIONAL CORPORATION

                                ARTICLE 1--NAME

    1.1)  The name of the corporation shall be Medtronic Physio-Control, Inc.

                     ARTICLE 2--REGISTERED OFFICE AND AGENT

    2.1) The registered office of the corporation in the State of Washington is 520 Pike Street, Seattle, Washington 98101. The name of its registered agent at such address is C T Corporation System.

                                ARTICLE 3--STOCK

    3.1) AUTHORIZED SHARES. The aggregate number of shares the corporation has authority to issue shall be 2,500 shares of Common Stock, $.01 par value. Holders of Common Stock shall be entitled to one vote for each share of Common Stock held of record.

    3.2) ISSUANCE OF SHARES TO HOLDERS OF ANOTHER CLASS OR SERIES. The Board of Directors is authorized to issue shares of the corporation of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends or splits.

                       ARTICLE 4--RIGHTS OF SHAREHOLDERS

    4.1) NO PREEMPTIVE RIGHTS. No holder of any class of stock of the corporation shall be entitled to subscribe for or purchase such holder's proportionate share of stock of any class of the corporation now or hereafter authorized or issued.

    4.2) NO CUMULATIVE VOTING RIGHTS. No shareholder shall be entitled to cumulate votes for the election of directors and there shall be no cumulative voting for any purpose whatsoever.

    4.3) VOTING AGREEMENTS. A written agreement among shareholders or subscribers for shares to be issued, relating to the voting of their shares, is valid and specifically enforceable by and against the parties to the agreement under Section 23B.07.310 of the Act.

                              ARTICLE 5--DIRECTORS

    5.1) The number of directors of the corporation shall be fixed in the manner specified by the Bylaws of the corporation.

                  ARTICLE 6--LIMITATION OF DIRECTOR LIABILITY

    6.1) LIMITATION. To the fullest extent permitted by the Act as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader limitation of liability than permitted prior thereto), and except as otherwise provided in the corporation's Bylaws, no director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for:

        (a) Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

        (b) Conduct violating Section 23B.08.310 of the Act (which involves certain distributions by the corporation);

        (c) Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

    6.2) RIGHTS OF DIRECTORS. Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                   APPENDIX B


                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                MEDTRONIC, INC.,
                                PC MERGER CORP.,
                                      AND
                    PHYSIO-CONTROL INTERNATIONAL CORPORATION

                                   JUNE 27, 1998

                               TABLE OF CONTENTS

ARTICLE 1 THE MERGER; CONVERSION OF SHARES..............................................        B-5
      1.1  The Merger...................................................................        B-5
      1.2  Effective Time...............................................................        B-5
      1.3  Conversion of Shares.........................................................        B-5
      1.4  Dissenting Shares............................................................        B-6
      1.5  Exchange of Company Common Stock.............................................        B-7
      1.6  Exchange of Merger Subsidiary Common Stock...................................        B-8
      1.7  Stock Options................................................................        B-8
      1.8  Capitalization Changes.......................................................        B-9
      1.9  Articles of Incorporation of the Surviving Corporation.......................        B-9
     1.10  Bylaws of the Surviving Corporation..........................................        B-9
     1.11  Directors and Officers of the Surviving Corporation..........................        B-9

ARTICLE 2 CLOSING.....................................................................         B-10

  2.1      Time and Place...............................................................       B-10
  2.2      Filings at the Closing.......................................................       B-10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................       B-10

  3.1      Organization.................................................................       B-10
  3.2      Authorization................................................................       B-10
  3.3      Capitalization...............................................................       B-11
  3.4      Reports and Financial Statements.............................................       B-12
  3.5      Absence of Undisclosed Liabilities...........................................       B-12
  3.6      Consents and Approvals.......................................................       B-12
  3.7      Compliance with Laws.........................................................       B-13
  3.8      Litigation...................................................................       B-13
  3.9      Absence of Material Adverse Changes..........................................       B-13
  3.10     Environmental Laws and Regulations...........................................       B-14
  3.11     Officers, Directors and Employees............................................       B-15
  3.12     Taxes........................................................................       B-15
  3.13     Contracts....................................................................       B-16
  3.14     Title to Properties; Liens...................................................       B-17
  3.15     Permits, Licenses, Etc.......................................................       B-17
  3.16     Intellectual Property Rights.................................................       B-17
  3.17     Benefit Plans................................................................       B-18
  3.18     Minute Books.................................................................       B-19
  3.19     Insurance Policies...........................................................       B-19
  3.20     Bank Accounts................................................................       B-19
  3.21     Powers of Attorney...........................................................       B-20
  3.22     Product Liability Claims.....................................................       B-20
  3.23     Warranties...................................................................       B-20
  3.24     Inventories..................................................................       B-20
  3.25     Relations with Suppliers and Customers.......................................       B-20
  3.26     No Finders...................................................................       B-21
  3.27     Proxy Statement..............................................................       B-21
  3.28     Merger Filings...............................................................       B-21
  3.29     Fairness Opinion.............................................................       B-21
  3.30     State Takeover Laws..........................................................       B-21

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY................
                                                                                               B-21

  4.1      Organization.................................................................       B-21
  4.2      Authorization................................................................       B-22
  4.3      Capitalization...............................................................       B-22
  4.4      Consents and Approvals.......................................................       B-22
  4.5      Reports; Financial Statements; Absence of Changes; Litigation................       B-23
  4.6      Registration Statement.......................................................       B-23
  4.7      Merger Filings...............................................................       B-23
  4.8      No Finders...................................................................       B-23

ARTICLE 5 COVENANTS.....................................................................       B-24

  5.1      Conduct of Business of the Company...........................................       B-24
  5.2      No Solicitation..............................................................       B-26
  5.3      Access and Information.......................................................       B-26
  5.4      Approval of Shareholders; Proxy Statement; Registration Statement............       B-27
  5.5      Consents.....................................................................       B-28
  5.6      Affiliates' Letters..........................................................       B-28
  5.7      Expenses.....................................................................       B-28
  5.8      Reasonable Efforts; Further Actions..........................................       B-28
  5.9      Regulatory Approvals.........................................................       B-29
  5.10     Certain Notifications........................................................       B-29
  5.11     Voting of Shares.............................................................       B-29
  5.12     Noncompetition Agreements....................................................       B-29
  5.13     NYSE Listing Application.....................................................       B-29
  5.14     Indemnification, Exculpation and Insurance...................................       B-29
  5.15     Letters of the Company's and Parent's Accountants............................       B-30
  5.16     Subsidiary Shares............................................................       B-30
  5.17     Stock Option Agreement.......................................................       B-30
  5.18     Conduct of Business by Parent................................................       B-30
  5.19     Benefit Plans and Employee Matters...........................................       B-31
  5.20     Delivery of Specified Documents..............................................       B-31

ARTICLE 6 CLOSING CONDITIONS............................................................       B-32

  6.1      Conditions to Obligations of Parent, Merger Subsidiary, and the Company......       B-32
  6.2      Conditions to Obligations of Parent and Merger Subsidiary....................       B-32
  6.3      Conditions to Obligations of the Company.....................................       B-33

ARTICLE 7 TERMINATION AND ABANDONMENT...................................................       B-34

  7.1      Termination..................................................................       B-34
  7.2      Effect of Termination........................................................       B-35

ARTICLE 8 MISCELLANEOUS.................................................................       B-36

  8.1      Amendment and Modification...................................................       B-36
  8.2      Waiver of Compliance; Consents...............................................       B-36
  8.3      Investigation; Survival of Representations and Warranties....................       B-36
  8.4      Notices......................................................................       B-36
  8.5      Assignment...................................................................       B-37
  8.6      Governing Law................................................................       B-37
  8.7      Counterparts.................................................................       B-37
  8.8      Knowledge....................................................................       B-37

  8.9      Interpretation...............................................................       B-37
  8.10     Publicity....................................................................       B-37
  8.11     Entire Agreement.............................................................       B-38

EXHIBITS:

Exhibit A:    Form of Plan of Merger
Exhibit B:    Form of Affiliate's Letter
Exhibit C:    Form of Agreement to Facilitate Merger
Exhibit D:    Form of Noncompetition Agreement
Exhibit E:    Form of Stock Option Agreement
Exhibit F:    Form of Opinion of the Company's Counsel
Exhibit G:    Form of Opinion of Parent's Counsel
Exhibit H:    Form of Company's Certificate (regarding tax opinion representations)
Exhibit I:    Form of Parent's Certificate (regarding tax opinion representations)

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT is dated as of June 27, 1998, by and among MEDTRONIC, INC., a Minnesota corporation ("Parent"), PC MERGER CORP., a Washington corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"), and PHYSIO-CONTROL INTERNATIONAL CORPORATION, a Washington corporation (the "Company").

    WHEREAS, the Boards of Directors of Parent, Merger Subsidiary, and the Company have approved the merger of Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) and
(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, for accounting purposes, it is intended that the Merger shall be recorded as a "pooling of interests" within the meaning of Accounting Principles Board Opinion No. 16, and the rules and regulations of the Securities and Exchange Commission (the "SEC"); and

    WHEREAS, as a condition to, and upon or immediately following the execution of, this Agreement, Parent and the Company are entering into the Stock Option Agreement described in Section 5.17 hereof; and

    WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                        THE MERGER; CONVERSION OF SHARES

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Subsidiary shall be merged with and into the Company in accordance with the provisions of the Washington Business Corporation Act (the "WBCA"), whereupon the separate corporate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises and be subject to all the restrictions, disabilities, and duties of the Company and Merger Subsidiary, all as more fully described in the WBCA.

    1.2 EFFECTIVE TIME. As soon as practicable after each of the conditions set forth in Article 6 has been satisfied or waived, the Company and Merger Subsidiary will file, or cause to be filed, with the Secretary of State of the State of Washington Articles of Merger for the Merger, which Articles shall be in the form required by and executed in accordance with the applicable provisions of the WBCA and shall include as a part thereof a plan of merger (the "Plan of Merger") substantially in the form attached hereto as EXHIBIT A. The Merger shall become effective at the time such filing is made or, if agreed to by Parent and the Company, such later time or date set forth in the Articles of Merger (the "Effective Time").

    1.3 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any share of capital stock of the Company or Merger Subsidiary:

        (a) Each share of common stock of the Company, par value $.01 per share ("Company Common Stock"), issued and outstanding immediately prior thereto (except for Dissenting Shares, as defined in Section 1.4 hereof, and except for shares referred to in Section 1.3(b) hereof) shall be converted into the right to receive the fraction of a share (subject to adjustment as provided below, the "Conversion

    Fraction") of common stock of Parent, par value $.10 per share ("Parent Common Stock"), equal to $27.50 divided by the Parent Average Stock Price. The "Parent Average Stock Price" shall mean the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the daily closing sale prices of a share of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape, as reported in The Wall Street Journal, for the 19 consecutive NYSE trading days ending on and including the first NYSE trading day immediately preceding the Effective Time.

        Notwithstanding the foregoing, if the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the number of shares subject to then outstanding options, warrants, or other rights to acquire shares of Company Common Stock (collectively, "Company Stock Acquisition Rights") is greater than 20,693,456 shares plus that number of shares issuable under the Company's Employee Share Purchase Plan and Team Savings Plan or if the aggregate exercise price of all such Company Stock Acquisition Rights then outstanding is less than the aggregate exercise price reflected in Section 3.3 of the Company Disclosure Schedule, then the $27.50 amount per share of Company Common Stock, as described above, shall be reduced to an amount equal to (i) [$27.50 times 20,693,456 shares plus that number of shares issuable under the Company's Employee Share Purchase Plan and Team Savings Plan] minus the aggregate exercise price reflected in Section 3.3 of the Company Disclosure Schedule plus the aggregate amount received by the Company as a result of any issuance of Company Common Stock after the date of this Agreement and prior to the Effective Time plus the aggregate exercise price of all Company Stock Acquisition Rights outstanding immediately prior to the Effective Time divided by (ii) the sum of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (B) the number of shares subject to Company Stock Acquisition Rights then outstanding.

        An appropriate adjustment shall similarly be made in the event that, prior to the Effective Time, the outstanding shares of Company Common Stock, without new consideration, are changed into or exchanged for a different kind of shares or securities through a reorganization, reclassification, stock dividend, stock combination, or other like change in the Company's capitalization. Notwithstanding the foregoing, nothing in this section shall be deemed to constitute authorization or permission for or consent from Parent or Merger Subsidiary to any increase in the number of shares of Company Common Stock outstanding or subject to outstanding Company Stock Acquisition Rights, to any decrease in the exercise price of such Rights, or to any reorganization, reclassification, stock dividend, stock combination, or other like change in capitalization.

        (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held in the treasury of the Company or is then owned beneficially or of record by Parent, Merger Subsidiary, or any direct or indirect subsidiary of Parent or the Company shall be cancelled without payment of any consideration therefor and without any conversion thereof.

        (c) Each share of any other class of capital stock of the Company (other than Company Common Stock) shall be cancelled without payment of any consideration therefor and without any conversion thereof.

        (d) Each share of common stock of Merger Subsidiary, par value $.01 per share ("Merger Subsidiary Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation, par value $.01 per share ("Surviving Corporation Common Stock").

    1.4 DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 23B.13.020 ET SEQ. of the WBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Parent Common Stock into which shares of Company Common Stock are converted pursuant to Section 1.3 hereof, but the holder thereof shall be entitled only to such rights as are granted by the WBCA. The Company shall give Parent (i) prompt written notice of any notice of intent to demand fair value for any shares of Company Common Stock, withdrawals of such notices, and any other instruments served pursuant to the WBCA or any other provisions of Washington law and received by the Company, and (ii) the opportunity to conduct jointly all negotiations and proceedings with respect to demands for fair value for shares of Company Common Stock under the WBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for shares of Company Common Stock or offer to settle or settle any such demands.

    1.5  EXCHANGE OF COMPANY COMMON STOCK.

        (a) Promptly after the Effective Time, Parent shall cause Parent's stock transfer agent or such other person as Parent may appoint to act as exchange agent (the "Exchange Agent") to mail to each holder of record (other than Parent, Merger Subsidiary, the Company, or any subsidiary of Parent or the Company) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Company Certificates") a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Company Certificate(s) shall pass, only upon delivery of the Company Certificate(s) to the Exchange Agent) and instructions for such holder's use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock.

        (b) As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of Company Common Stock, upon surrender to the Exchange Agent of one or more Company Certificates for cancellation, together with a duly-executed letter of transmittal, (i) one or more Parent certificates representing the number of whole shares of Parent Common Stock into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 1.3(a), and
    (ii) a bank check in the amount of cash into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 1.5(f) (relating to fractional shares), and the Company Certificate(s) so surrendered shall be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition to the issuance of shares of Parent Common Stock that the Company Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (i) pay to the Exchange Agent any transfer or other taxes required or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (c) Holders of Company Common Stock will be entitled to any dividends or other distributions pertaining to the Parent Common Stock received in exchange therefor that become payable to persons who are holders of record of Parent Common Stock as of a record date that follows the Effective Time, but only after they have surrendered their Company Certificates for exchange. Subject to the effect, if any, of applicable law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such Company Certificates are surrendered to the Exchange Agent for exchange. Holders of Company Common Stock will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Time to persons who were holders of record of Parent Common Stock as of a record date that is prior to the Effective Time.

        (d) All shares of Parent Common Stock issued upon the surrender for exchange of Company Common Stock in accordance with the terms hereof (including any cash paid for fractional shares pursuant to Section 1.5(f) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

        (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 1. As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to the WBCA. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after the Effective Time, represent for all purposes only the right to receive the number of whole shares of Parent Common Stock into which the shares of Company Common Stock shall have been converted pursuant to the Merger as provided in Section 1.3(a) hereof and the right to receive the cash value of any fraction of a share of Parent Common Stock as provided in Section 1.5(f) hereof.

        (f) No fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued upon the surrender for exchange of Company Certificates, no dividend or other distribution of Parent shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to the Exchange Agent. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Company Common Stock who otherwise would be entitled to receive such fractional share of Parent Common Stock an amount of cash (without interest) determined by multiplying
    (i) the Parent Average Stock Price by (ii) the fractional share of Parent Common Stock to which such holder would otherwise be entitled. Parent will make available to the Exchange Agent any cash necessary for this purpose.

        (g) In the event any Company Certificates shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to this
    Article 1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Company Certificate to deliver a bond in such sum as Parent may direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to such Company Certificate alleged to have been lost, stolen, or destroyed.

        (h) Each person entitled to receive shares of Parent Common Stock pursuant to this Article 1 shall receive together with such shares the number of Parent preferred share purchase rights (pursuant to the Rights Agreement dated as of June 27, 1991, between Parent and Norwest Bank Minnesota, N.A., the "Parent Rights Plan") per share of Parent Common Stock equal to the number of Parent preferred share purchase rights associated with one share of Parent Common Stock at the Effective Time.

    1.6 EXCHANGE OF MERGER SUBSIDIARY COMMON STOCK. From and after the Effective Time, each outstanding certificate previously representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Merger Subsidiary Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates that formerly represented shares of Merger Subsidiary Common Stock, which shall be cancelled.

    1.7  STOCK OPTIONS.

        (a) Except as provided below with respect to the Company's Employee Share Purchase Plan, each option to purchase shares of Company Common Stock that is outstanding at the Effective Time

    (a "Company Option") shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Company Option, would be such a corporation were Section 424 of the Code applicable to such Company Option. From and after the Effective Time, all references to the Company in the Company Options shall be deemed to refer to Parent. The Company Options assumed by Parent shall be exercisable upon the same terms and conditions as under the Company Options except that (i) such Company Options shall entitle the holder to purchase from Parent the number of shares of Parent Common Stock (rounded down to the nearest whole number of such shares) that equals the product of the Conversion Fraction multiplied by the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time, and (ii) the option exercise price per share of Parent Common Stock shall be an amount (rounded up to the nearest full cent) equal to the option exercise price per share of Company Common Stock in effect immediately prior to the Effective Time divided by the Conversion Fraction. As promptly as practicable after the Effective Time, Parent shall issue to each holder of a Company Option a written instrument informing such holder of the assumption by Parent of such Company Option.

        (b) Immediately prior to the Effective Time, the current Plan Period under the Company's Employee Share Purchase Plan shall be ended, and each participant shall be deemed to have purchased immediately prior to the Effective Time, to the extent of payroll deductions accumulated by such participant as of such Plan Period end, the number of whole shares of Company Common Stock at a per share price determined pursuant to the provisions of the Company's Employee Share Purchase Plan, and each participant shall receive a cash payment equal to the balance, if any, of such accumulated payroll deductions remaining after such purchase of such shares. As of the Effective Time, each participant shall receive by virtue of the Merger, for each share of Company Common Stock such participant has so purchased under the Employee Share Purchase Plan, a fraction of a share of Parent Common Stock equal to the Conversion Fraction. The Company's Employee Share Purchase Plan and all purchase rights thereunder shall terminate effective as of the Effective Time.

    1.8 CAPITALIZATION CHANGES. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or stock dividend, the Conversion Fraction and all per-share price amounts and calculations set forth in this Agreement shall be appropriately adjusted.

    1.9 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The Articles of Incorporation of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law; provided, however, that upon the Effective Time, Article 1 of the Articles of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of the corporation shall be Medtronic Physio-Control, Inc."

    1.10 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.11 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall be duly elected and qualified.

                                   ARTICLE 2
                                    CLOSING

    2.1 TIME AND PLACE. Subject to the satisfaction or waiver of the provisions of Article 6, the closing of the Merger (the "Closing") shall take place at 3:00 p.m., local time, on the day the Merger is approved by the shareholders of the Company at the Company Shareholders Meeting (as defined in Section 5.4 hereof), or as soon thereafter as all conditions to Closing have been satisfied or waived, or on such other date and/or at such other time as Parent and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date." The Closing shall take place at the corporate headquarters offices of the Company, or at such other place or in such other manner (E.G., by telecopy exchange of signature pages with originals to follow by overnight delivery) as the parties hereto may agree.

    2.2  FILINGS AT THE CLOSING.  At the Closing, subject to the provisions of
Article 6, Parent, Merger Subsidiary, and the Company shall cause Articles of Merger to be filed in accordance with the provisions of Section 23B.11.050 of the WBCA, and take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in a document of even date herewith, referring specifically to the representations and warranties in this Agreement which identifies by section number to which such disclosure relates (the "Company Disclosure Schedule"), the Company hereby makes the following representations and warranties to Parent and Merger Subsidiary:

    3.1 ORGANIZATION. The Company and each subsidiary of the Company (referred to herein as a "Subsidiary") is a corporation duly organized and validly existing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The Company and each Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could reasonably be expected to have a Company Material Adverse Effect (as defined below). "Company Material Adverse Effect" means an effect that, individually or in the aggregate with other effects, is or would reasonably be expected to be materially adverse: (i) to the present or specifically planned business, properties, liabilities, results of operation, or financial condition of the Company and its Subsidiaries, considered as a whole;
(ii) to the ability of Parent or the Surviving Corporation to conduct such businesses, as presently conducted, following the Effective Time; or (iii) to the Company's ability to perform any of its obligations under this Agreement or to consummate the Merger. The jurisdictions in which the Company and each Subsidiary are qualified are listed on the Company Disclosure Schedule. The Company has heretofore delivered to Parent complete and accurate copies of the Articles of Incorporation and Bylaws of the Company and each Subsidiary, as currently in effect. Except to the extent specifically disclosed on the Company Disclosure Schedule, neither the Company nor any Subsidiary, directly or indirectly, owns or controls or has any capital, equity, partnership, participation, or other ownership interest in any corporation, partnership, joint venture, or other business association or entity.

    3.2 AUTHORIZATION. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders, to consummate the transactions contemplated hereby, and to file and distribute the Proxy Statement/Prospectus (as defined in Section 5.4 hereof). The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the

Company's Board of Directors, no other corporate proceedings on the part of the Company or any Subsidiary are necessary to recommend and submit this Agreement to the Company's shareholders, and, subject to obtaining the approval of the Company's shareholders, no other corporate action on the part of the Company or any Subsidiary is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies. To the Company's knowledge, each Agreement to Facilitate Merger and Affiliate's Letter (as described in Sections 5.11 and 5.6) has been duly and validly executed and delivered by the Company shareholder who is a party thereto and constitutes the valid and binding obligation of such shareholder, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

    3.3 CAPITALIZATION. As of June 24, 1998, the authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock, par value $.01 per share, of which 17,722,021 shares are issued and outstanding and no shares are held in the Company's treasury, and (ii) 5,000,000 shares of Company Preferred Stock, par value $.01 per share, none of which are issued or outstanding. Except as set forth on the Company Disclosure Schedule, all issued and outstanding shares of capital stock of each Subsidiary are owned, beneficially and of record, by the Company, free and clear of any Liens (as defined in Section 3.14). All issued and outstanding shares of Company Common Stock have been validly issued, are fully paid and nonassessable, and have not been issued in violation of and are not currently subject to any preemptive rights. Except for options to purchase an aggregate 2,971,435 shares of Company Common Stock granted pursuant to the Company 1994 Stock Purchase and Option Plan and the 1997 Stock and Incentive Plan (collectively, the "Company Option Plans") listed, together with their respective exercise prices, in Section 3.3 of the Company Disclosure Schedule, and except for the rights to purchase under the Company's Team Savings Plan shares of Company Common Stock (estimated to be the number of shares equal to approximately $105,000 of matching contributions per quarter divided by the trading price of the Company Common Stock at the end of any such quarter, based on the current match rates, as listed in Section 3.3 of the Company Disclosure Schedule) and except for the rights to purchase under the Company's Employee Share Purchase Plan shares of Company Common Stock (estimated to be approximately 50,000 shares, at a per share price of $13.4938, based on the current contribution rates of the participants, as listed in Section 3.3 of the Company Disclosure Schedule, and assuming the current Plan Period is ended at the Effective Time (which is assumed to be not later than September 30, 1998 for this purpose)), there are not any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements, or any other agreements of any character to which the Company or any Subsidiary is a party that, directly or indirectly, (i) obligate the Company or any Subsidiary to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (ii) call for or relate to the sale, pledge, transfer, or other disposition or encumbrance by the Company or any Subsidiary of any shares of its capital stock, or (iii) to the knowledge of the Company, relate to the voting or control of such capital stock. The Company Disclosure Schedule sets forth a complete and accurate list of all stock options, warrants, and other rights to acquire Company Common Stock, including the name of the holder, the date of grant, acquisition price, expiration date, number of shares, exercisability schedule, and, in the case of options, the type of option under the Code. The Company Disclosure Schedule also sets forth the restrictions to which any shares of Company Common Stock issued pursuant to the Company Option Plans or otherwise are currently subject and also sets forth the restrictions to which such shares will be subject immediately after the Effective Time. No consent of holders or participants under the Company Option Plans or Employee Share Purchase Plan is required to carry out the provisions of Section 1.7. All actions, if any, required on the part of the Company under the Company Option Plans or Employee Share Purchase Plan to allow for the treatment of Company Options and the Employee Share Purchase Plan as is provided in Section 1.7, has been, or prior to the Closing will be, validly taken by the Company, and the Company will not from and after the date hereof allow any increase in the rate of a participant's contributions to the Employee Share Purchase Plan or any enrollments or re-enrollments in such Plan.

    3.4 REPORTS AND FINANCIAL STATEMENTS. The Company has filed all forms, reports, registration statements, and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since January 1, 1996 (such forms, reports, registration statements, and documents, together with any amendments thereto, are referred to as the "Company SEC Filings"). As of their respective dates, the Company SEC Filings (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 and the rules and regulations thereunder (the "1933 Act") and the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "1934 Act"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Company SEC Filings, including but not limited to the Company's audited financial statements at and for the year ended December 31, 1997 (the "Company 1997 Financials"), (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present the consolidated financial position of the Company as of the dates thereof and the income, cash flows, and changes in shareholders' equity for the periods involved. The statements of earnings included in the audited or unaudited interim financial statements in the Company SEC Filings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified in the applicable statement of operations or notes thereto. Prior to the date hereof, the Company has delivered to Parent complete and accurate copies of all Company SEC Filings since January 1, 1995. The Company has filed in a timely manner all reports required to be filed by it pursuant to Sections 13, 14, or 15(d) of the 1934 Act.

    3.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent specifically disclosed on the Company Disclosure Schedule, neither the Company nor any Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except (a) liabilities or obligations required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Company and its consolidated subsidiaries or in the notes thereto that are accrued or reserved against in the audited consolidated balance sheet of the Company as of December 31, 1997 contained in the Company 1997 Financials (the "Company Audited Balance Sheet") or in the unaudited consolidated balance sheet of the Company as of March 31, 1998 contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 (the "Company Interim Balance Sheet"), and (b) liabilities or obligations arising since March 31, 1998 in the ordinary course of business and consistent with past practice that would not have a Company Material Adverse Effect.

    3.6 CONSENTS AND APPROVALS. Except for (i) any applicable requirements of the 1933 Act, the 1934 Act, state securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder (the "HSR Act"), and the antitrust, competition, foreign investment, or similar laws of any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger (collectively, "Foreign Merger Laws"), (ii) approval by the Company's shareholders, (iii) the filing and recordation of appropriate merger documents as required by the WBCA,
(iv) compliance with Chapter 13 of the WBCA regarding dissenters' rights, and
(v) any items disclosed on the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company, and, to the Company's knowledge, the execution and delivery of the Agreements to Facilitate Merger, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Articles of Incorporation or Bylaws of the Company or any Subsidiary; (b) violate any statute, rule, regulation, order, or decree of any federal, state, local, or foreign body or authority (including, but not limited to, the Food and Drug Administration (the "FDA") or any nongovernmental self-regulatory agency) by which the Company or any Subsidiary or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent, or approval of any federal, state, local, or foreign public body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency); or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien (as defined in Section 3.14) on any of the properties or assets of the Company or any Subsidiary under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company or any Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, in the case of clause (d), for any such violations, breaches, defaults, or other occurrences that would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not have a Company Material Adverse Effect.

    3.7 COMPLIANCE WITH LAWS. Except to the extent specifically described on the Company Disclosure Schedule, all activities of the Company and each Subsidiary have been, and are currently being, conducted in compliance with all applicable federal, state, local, and foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, and other similar items of any court or other governmental entity (including, but not limited to, those of the FDA or any nongovernmental self-regulatory agency), the failure to comply with which could reasonably be expected to have a Company Material Adverse Effect. The Company and each Subsidiary has timely filed or otherwise provided all registrations, reports, data, and other information and applications with respect to its medical device, pharmaceutical, consumer, health care, and other governmentally regulated products (the "Regulated Products") required to be filed with or otherwise provided to the FDA or any other federal, state, local, or foreign governmental authorities with jurisdiction over the manufacture, use, or sale of the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect, except where the failure to file timely such registrations, reports, data, information, and applications or the failure to have such licenses and approvals in full force and effect would not have a Company Material Adverse Effect.

    3.8 LITIGATION. Except to the extent specifically disclosed on the Company Disclosure Schedule, to the Company's knowledge, no investigation or review by any federal, state, local, or foreign body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency) with respect to the Company or any Subsidiary is pending or threatened, nor has any such body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency) indicated to the Company or any Subsidiary an intention to conduct the same. Except to the extent specifically disclosed on the Company Disclosure Schedule, there are no claims, actions, suits, or proceedings by any private party that could reasonably be expected to involve individually an amount in excess of $50,000 or collectively an aggregate amount in excess of $200,000, or by any governmental body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency), against or affecting the Company or any Subsidiary, pending or, to the knowledge of the Company, threatened at law or in equity, or before any federal, state, local, foreign, or other governmental department, commission, board, bureau, agency, or instrumentality (including, but not limited to, the FDA or any nongovernmental self-regulatory agency), and, to the knowledge of the Company, there is no basis for any such investigation, review, claim, action, suit, or proceeding that could reasonably be expected to have a Company Material Adverse Effect.

    3.9 ABSENCE OF MATERIAL ADVERSE CHANGES. Except to the extent specifically disclosed on the Company Disclosure Schedule, since December 31, 1997 there has not been any (a) change or circumstance that could reasonably be expected to have a Company Material Adverse Effect; (b) action by the Company or any Subsidiary that, if taken on or after the date of this Agreement, would require the consent or approval of Parent pursuant to Section 5.1 hereof, except for actions as to which consent or approval has been given as provided therein;
(c) damage, destruction, or loss, whether or not covered by insurance, that could reasonably be expected to have a Company Material Adverse Effect; (d) change by the Company or any Subsidiary in accounting methods or principles used for financial reporting purposes, except as required by a change in generally accepted accounting principles and concurred with by the Company's independent public accountants; or (e) agreement, whether in writing or otherwise, to take any action described or referenced in this Section 3.9.

    3.10 ENVIRONMENTAL LAWS AND REGULATIONS. The Company Disclosure Schedule completely and accurately sets forth the following: (a) a list of all above-ground storage tanks or underground storage tanks for Hazardous Materials (as defined below) on the Company's principal facility located at 11811 Willows Road N.E., Redmond, WA 98052 (the "Principal Facility"); (b) the identity of any Hazardous Materials (as defined below) used, generated, transported or disposed of by the Company or any Subsidiary now or at any time in the past, together with a brief description and location of each activity using such Hazardous Materials (with respect to sites other than Redmond, only to the extent of material Hazardous Materials); (c) a summary of the identity of, to the Company's knowledge, any Hazardous Materials that have been disposed of or found on, above or below the Principal Facility; and (d) a list of all reports, studies, and tests in the possession of the Company or any Subsidiary or initiated by the Company or any Subsidiary pertaining to the existence of Hazardous Materials on, above, or below real property now or at any time owned, leased or occupied by the Company or any Subsidiary (such real property referred to in this Section as the "Real Property") or any property adjoining or which could reasonably be expected to affect the Real Property, or concerning compliance with or liability under the Regulations (as defined below). The Company has heretofore delivered to Parent complete and accurate copies of such reports, studies, and tests.

    The Company and each Subsidiary have obtained, and maintained in full force and effect, all required environmental permits and other governmental approvals and are in compliance with all applicable Regulations (as defined below), except where the failure to so obtain and maintain or to be in compliance would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary
(i) has received a written notice or Claim (as defined below) alleging potential liability under any of the Regulations or alleging a violation of the Regulations or (ii) has any knowledge that such a notice or Claim may be issued in the future. Neither the Company nor any Subsidiary has any knowledge of any notices to or Claims against any persons, or reasonable basis therefor, alleging potential liability under any of the Regulations with respect to the Real Property or any adjoining properties or which could reasonably be expected to affect the Real Property. Neither the Company nor any Subsidiary (i) has been or is presently subject to or, to the knowledge of the Company, threatened with any administrative or judicial proceeding pursuant to the Regulations, or (ii) has any information that it may be subject to or, to the knowledge of the Company, threatened with such a proceeding in the future. Neither the Company nor any Subsidiary has knowledge of any conditions or circumstances that could reasonably be expected to result in the determination of liability against the Company or any Subsidiary relating to environmental matters that would have a Company Material Adverse Effect, including, but not limited to, any Claim arising from past or present environmental practices with respect to Hazardous Materials, the Real Property, or any disposal sites. No Hazardous Materials have been or are threatened to be discharged, emitted, or released into the air, water, soil, or subsurface at or from the Real Property by the Company or, to the Company's knowledge, by any other person.

    For purposes of this Section 3.10, the following terms shall have the following meanings: (i) "Hazardous Materials" means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known human carcinogens, petroleum products or other substances or materials listed, identified, or designated as toxic or hazardous or as a pollutant or contaminant in, or the use, release or disposal of which is regulated by, the Regulations;

(ii) "Regulations" means the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. Section Section 9601 ET SEQ.; the Federal Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section Section 6901 ET SEQ.; the Clean Water Act, 33 U.S.C. Section Section 1321 ET SEQ.; the Clean Air Act, 42 U.S.C. Section Section 7401 ET SEQ., and any other federal, state, county, local, foreign, or other governmental statute, regulation, or ordinance, as now in existence, that relates to or deals with employee safety and human health, pollution, health, or the environment including, but not limited to, the use, generation, discharge, transportation, disposal, recordkeeping, notification, and reporting of Hazardous Materials; and
(iii) "Claim" means any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, penalties, attorneys' fees, and any other expenses incurred, assessed, sustained or alleged by or against the Company or any Subsidiary.

    3.11 OFFICERS, DIRECTORS AND EMPLOYEES. Prior to the date hereof, the Company has provided to Parent a list that completely and accurately sets forth the name and current annual salary rate of each officer or employee of the Company or any Subsidiary whose total remuneration for the last fiscal year was, or for the current fiscal year has been set at, in excess of $50,000, together with a summary of the bonuses, commissions, additional compensation, and other like benefits, if any, paid or payable to such persons for the last fiscal year and proposed for the current fiscal year. The Company Disclosure Schedule completely and accurately sets forth the names of the officers (with all positions and titles indicated) and directors of the Company and each Subsidiary. No unfair labor practice complaint against the Company or any Subsidiary is pending before the National Labor Relations Board, and there is no labor strike, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or involving the Company or any Subsidiary. No unionizing efforts have, to the knowledge of the Company, been made by employees of the Company or any Subsidiary, neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company or any Subsidiary. There is no labor dispute pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and its employees. During the 12-month period preceding the date of this Agreement there has not been any material increase in the rate of turnover of employees of the Company or any Subsidiary over historical rates.

    3.12 TAXES. The Company has previously furnished to Parent complete and accurate copies of all federal income tax returns actually filed by the Company for each of the fiscal years ended December 31, 1995 and 1996 and has made available for review by Parent (or, with respect to those that are not available at the Company's Principal Facility, will make available for review by Parent within 15 days after execution of this Agreement) complete and accurate copies of all other tax or assessment reports and tax returns (including any applicable information returns) required by any law or regulation (whether United States, foreign, state, local or other jurisdiction) and filed by the Company for the fiscal years ended December 31, 1995, 1996 or 1997, and of all such returns filed separately by any Subsidiary for fiscal years ended during or after 1995. The Company and each Subsidiary has filed, or has obtained extensions to file (which extensions have not expired without filing), all state, local, United States, foreign, or other tax reports and returns required to be filed by any of them. The Company and each Subsidiary has duly paid, or accrued on its books of account, all taxes (including estimated taxes) shown as due on such reports and returns (or such extension requests), or assessed against it, or that it is obligated to withhold from amounts owed by it to any person. The liabilities and reserves for taxes reflected on the Company Audited Balance Sheet or the Company Interim Balance Sheet are adequate to cover all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof ending on or before the dates thereof. There are no Liens (as defined in Section 3.14) for taxes upon any property or asset of the Company or any Subsidiary. Neither the Company nor any Subsidiary is delinquent in the payment of any tax assessment (including, but not limited to, any applicable withholding taxes). None of the tax returns or reports for the tax periods ended December 31, 1995, 1996, and 1997 have been audited by the Internal Revenue Service (the "IRS") or by any other taxing authority. Further, to the knowledge of the Company, except to the extent specifically disclosed on the Company Disclosure Schedule, no state of facts exists or has existed that would subject the Company or any Subsidiary to an additional material tax liability for any taxes assessable by either the IRS or any separate state, local, foreign, or other taxing authority with respect to any reports or returns filed on or before the date hereof (other than extension requests for which returns have not been filed as of the date hereof). Neither the Company nor any Subsidiary has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of
Section 341(f)(2) of the Code. Except to the extent specifically disclosed on the Company Disclosure Schedule, neither the Company nor any Subsidiary has (i) received notification of any pending or proposed examination by either the IRS or any state, local, foreign, or other taxing authority, (ii) received notification of any pending or proposed deficiency by either the IRS or any state, local, foreign, or other taxing authority, or (iii) granted any extension of the limitations period applicable to any claim for taxes.

    For the purposes of this Section 3.12, "tax" shall mean and include taxes, additions to tax, penalties, interest, fines, duties, withholdings, assessments, and charges assessed or imposed by any governmental authority, including but not limited to all federal, state, county, local, and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever; "tax" shall also include any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability under any tax allocation, tax sharing, tax indemnity, or similar agreement.

    3.13 CONTRACTS. The Company Disclosure Schedule lists, and the Company has heretofore furnished to Parent complete and accurate copies of (or, if oral, the Company Disclosure Schedule states all material provisions of), (a) every independent sales representative, noncompetition (except only for standard noncompetition agreements entered into with the Company's employees, the forms of which have been provided to Parent), loan, credit, escrow, security, mortgage, guaranty, pledge, buy-sell, letter of credit, OEM, supply, distribution, manufacturers' representative, dealer, agency, lease (except for immaterial personal property leases), licensing (except for immaterial licenses, which include, without limitation, licenses for off-the-shelf software), franchise, development, joint development, joint venture, research and development, or similar contract, agreement, or understanding material to the Company and to which the Company or any Subsidiary is a party or may be bound,
(b) every material employment or consulting agreement or arrangement with or for the benefit of any director, officer, employee, other person or shareholder of the Company or any Subsidiary or any affiliate thereof, (c) every contract, agreement, or understanding to which the Company or any Subsidiary is a party that could reasonably be expected to involve payments by or to the Company or any Subsidiary in excess of $150,000 during the Company's current 1998 fiscal year or in excess of $250,000 in the aggregate during the Company's 1998, 1999 and 2000 fiscal years, or would have a Company Material Adverse Effect, or that was not made in the ordinary course of business, (d) every agreement or contract between the Company or any Subsidiary and any of the Company's officers, directors, or more than 5% shareholders or any entity in which any of the Company's officers, directors, or more than 5% shareholders has a greater than 2% equity interest, and (e) every other contract, plan, agreement, or understanding to which the Company or any Subsidiary is a party or may be bound and which would be required to be filed with the SEC in a filing to which paragraph (b)(10) of Item 601 of Regulation S-K of the Rules and Regulations of the SEC would be applicable. The Company and each Subsidiary has performed all obligations required to be performed by it under any listed or material contract, plan, agreement, understanding, or arrangement made or obligation owed by or to the Company or any Subsidiary, except where the failure would not have a Company Material Adverse Effect; to the Company's knowledge, there has not been any event of default (or any event or condition which with notice or the lapse of time, both or otherwise, would constitute an event of default) thereunder on the part of the Company, any Subsidiary, or any other party to any thereof that would have a Company Material Adverse Effect; the same are in full force and effect and valid and enforceable by the Company or its Subsidiaries in accordance with their respective terms subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules or law governing specific performance, injunctive relief, and other equitable remedies; and the performance of any such contracts, plans, agreements, understandings, arrangements, or obligations would not have a Company Material Adverse Effect.

    3.14 TITLE TO PROPERTIES; LIENS. The Company and/or its Subsidiaries have good and marketable title to all properties and assets reflected on the Company Audited Balance Sheet or the Company Interim Balance Sheet or acquired after the dates thereof (except for properties and assets sold or otherwise disposed of in the ordinary course of business since the dates thereof), which includes each asset the absence or unavailability of which would have a Company Material Adverse Effect, subject only to (a) statutory Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent, (b) with respect to personal property, the rights of customers of the Company or any Subsidiary with respect to inventory or work in progress under orders or contracts entered into by the Company or any Subsidiary in the ordinary course of business, (c) Liens reflected on the Company Audited Balance Sheet or the Company Interim Balance Sheet, (d) Liens for taxes not yet delinquent, and (e) and defects in title that would not have a Company Material Adverse Effect. The term "Lien" as used in this Agreement means any mortgage, pledge, security interest, encumbrance, lien, claim, or charge of any kind. All properties and assets purported to be leased by the Company or any Subsidiary are subject to valid and effective leases that are in full force and effect, and there does not exist, and the Merger will not result in, any default or event that with notice or lapse of time, or both or otherwise, would constitute a default under any such leases which would have a Company Material Adverse Effect. The properties and assets of the Company and each Subsidiary have been kept in good condition and repair in the ordinary course of business.

    3.15 PERMITS, LICENSES, ETC. Except as set forth on the Company Disclosure Schedule, the Company and each Subsidiary has all rights, permits, certificates, licenses, consents, franchises, approvals, registrations, and other authorizations necessary to sell its products and services and otherwise carry on and conduct its business and to own, lease, use, and operate its properties and assets at the places and in the manner now conducted and operated, except those the absence of which would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice or claim pertaining to the failure to obtain any permit, certificate, license, franchise, approval, registration, or other authorization required by any federal, state, local, or foreign body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency).

    3.16 INTELLECTUAL PROPERTY RIGHTS. The Company Disclosure Schedule contains a complete and accurate list of all material patents, trademarks, trade names, service marks, copyrights, and all applications for or registrations of any of the foregoing as to which the Company or any Subsidiary is the owner or a licensee (indicating whether such license is exclusive or nonexclusive). The Company and each Subsidiary exclusively owns, free and clear of any Lien (as defined in Section 3.14), or is exclusively (unless otherwise indicated in the Company Disclosure Schedule) licensed to use, all patents, trademarks, trade names, service marks, copyrights, applications for or registrations of any of the foregoing, processes, inventions, designs, technology, formulas, computer software programs, know-how, and trade secrets used in or necessary for the conduct of its respective business as currently conducted or proposed to be conducted (the "Company Intellectual Property"). Except to the extent specifically disclosed on the Company Disclosure Schedule, no claim has been asserted or, to the knowledge of the Company, threatened by any person with respect to the use of the Company Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto. To the knowledge of the Company, neither the use of the Company Intellectual Property by the Company or any Subsidiary in the present or planned conduct of its business nor any product or service of the Company or any Subsidiary infringes on the intellectual property rights of any person. No current or former shareholder, employee, or consultant of the Company or any Subsidiary has any rights in or to any of the Company Intellectual Property. All Company Intellectual Property listed on the Company Disclosure Schedule has the status indicated therein and all applications are still pending in good standing and have not been abandoned.

Except to the extent specifically disclosed on the Company Disclosure Schedule:
(i) the Company Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding; (ii) the Company and each Subsidiary have made all statutorily required filings, if any, to record their interests, and taken reasonable actions to protect their rights, in the Company Intellectual Property; (iii) to the knowledge of the Company, no person or entity nor such person's or entity's business or products has infringed, misused, or misappropriated any Company Intellectual Property or currently is infringing, misusing, or misappropriating any Company Intellectual Property; and
(iv) no other person or entity has any right to receive or any obligation to pay a royalty with respect to any Company Intellectual Property or any product or service of the Company or any Subsidiary.

    3.17  BENEFIT PLANS.  Except as set forth in the Company Disclosure
Schedule:

        (a) Neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has sponsored, maintained, or contributed to or been required to contribute to, any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA. Each such Pension Plan presently maintained by the Company or any Subsidiary is, in all material respects, in compliance with applicable provisions of ERISA, the Code, and other applicable law.

        (b) Neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has sponsored, maintained, or contributed to or been required to contribute to, any Pension Plan that is a "Multiemployer Plan" within the meaning of Section 4001(a)(3) of ERISA.

        (c) Neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has sponsored, maintained, contributed to, or been required to contribute to, any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, and any such Welfare Plan presently maintained by the Company or any Subsidiary is, in all material respects, in compliance with the provisions of ERISA, the Code, and all other applicable laws, including, but not limited to, Section 4980B of the Code and the regulations thereunder, and Part 6 of Title I of ERISA. Neither the Company nor any Subsidiary has established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

        (d) Neither the Company nor any Subsidiary sponsors, maintains, or contributes to, or has sponsored, maintained, or contributed to, a "self-insured medical reimbursement plan" within the meaning of Section 105(h) of the Code and the regulations thereunder.

        (e) Neither the Company nor any Subsidiary currently maintains or contributes to any oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option, or other stock-based compensation, retirement, severance, change of control, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance, or other benefit or welfare or other similar plan, policy, agreement, trust, fund, or arrangement providing for the remuneration or benefit of all or any employees or shareholders or any other person, that is neither a Pension Plan nor a Welfare Plan (collectively, the "Compensation Plans").

        (f) To the knowledge of the Company, neither any Pension Plans or Welfare Plans nor any trust created or insurance contract issued thereunder nor any trustee, fiduciary, custodian, or administrator thereof, nor any officer, director, or employee of the Company or any Subsidiary, custodian, or any other "disqualified person" within the meaning of Section 4975(e)(2) of the Code, or "party in interest" within the meaning of Section 3(14) of ERISA, with respect to any such plan has engaged in any act or omission that could reasonably be expected to subject the Company or any Subsidiary, either directly or indirectly, to a liability for breach of fiduciary duties under ERISA or a tax or penalty imposed by Section 502 of ERISA.

        (g) Full and timely payment has been made of all amounts that the Company or any Subsidiary is required, under applicable law, with respect to any Pension Plan, Welfare Plan, or Compensation Plan, or any agreement relating to any Pension Plan, Welfare Plan, or Compensation Plan, to have paid as a contribution to each Pension Plan, Welfare Plan, or Compensation Plan. To the extent required by generally accepted accounting principles, the Company has made adequate provisions for reserves to meet contributions that have not been made because they are not yet due under the terms of any Pension Plan, Welfare Plan, or Compensation Plan or related agreements. There will be no change on or before the Closing Date in the operation of any Pension Plan, Welfare Plan, or Compensation Plan or documents under which any such plan is maintained that will result in an increase in the benefit liabilities under such plan, except as may be required by law. The IRS has issued favorable determination letters with respect to all Company and Subsidiary Pension Plans that are intended to be qualified under Section 401(a) of the Code. The Company has provided to Parent complete and accurate copies of all Pension Plans, Welfare Plans, Compensation Plans, and related agreements, annual reports (Form 5500), favorable determination letters, current summary plan descriptions, and all employee handbooks or manuals.

        (h) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Pension Plan, Welfare Plan, Compensation Plan, or other arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Pension Plan, Welfare Plan, or Compensation Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    3.18 MINUTE BOOKS. The minute books of the Company and the Subsidiaries, as previously made available to Parent and its representatives, contain, in all material respects, complete and accurate records of all meetings of and corporate actions or written consents by the shareholders, Boards of Directors, and committees of the Boards of Directors of the Company and the Subsidiaries.

    3.19 INSURANCE POLICIES. The Company Disclosure Schedule sets forth a complete and accurate list, including the term, coverages, premium rates, limits and deductibles thereof, of all material policies of insurance maintained by the Company or any Subsidiary with respect to any of its officers, directors, employees, shareholders, agents, properties, buildings, machinery, equipment, furniture, fixtures or operations and a description of each claim made by the Company or any Subsidiary during the three-year period preceding the date hereof under any such policy of insurance. The Company has previously delivered to Parent complete and accurate copies of all such policies of insurance and complete and accurate copies of all documentation regarding claims made thereunder. All such policies of insurance are in full force and effect, have been issued for the benefit of the Company, its Subsidiaries, and/or their respective directors, officers and employees by properly licensed insurance carriers, and are adequate and customary for the assets, business, and operations of the Company and its Subsidiaries. The Company has promptly and properly notified its insurance carriers of any and all claims known to it with respect to its operations or products for which it is insured.

    3.20 BANK ACCOUNTS. The Company Disclosure Schedule sets forth a list of each bank, broker, or other depository with which the Company or any Subsidiary has an account or safe deposit box (other than those having a balance or value not exceeding $25,000 individually or $250,000 in the aggregate), the names and numbers of such accounts or boxes and the names of all persons authorized to draw thereon or execute transactions.

    3.21 POWERS OF ATTORNEY. The Company Disclosure Schedule sets forth the names of all persons, if any, holding powers of attorney from the Company or any Subsidiary relating to authority for actions taken in the United States and a description of the scope of each such power of attorney. The Company has delivered to Parent prior to the date hereof complete and accurate copies of all such powers of attorney. Within 15 days after execution of this Agreement, the Company shall provide Parent with a list setting forth the names of all persons holding any other powers of attorney from the Company or any Subsidiary not included in the Company Disclosure Schedule and a description of the scope of each such other power of attorney (other than powers of attorney granted in the ordinary course of business for the prosecution of intellectual property filing matters).

    3.22 PRODUCT LIABILITY CLAIMS. During the three-year period preceding the date hereof, neither the Company nor any Subsidiary has ever received a claim, or incurred any uninsured or insured liability, for or based upon breach of product warranty (other than warranty service, repair claims and MDR's in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services (hereafter collectively referred to as "Product Liability"). To the knowledge of the Company, no basis for any claim based upon alleged Product Liability exists that would have a Company Material Adverse Effect.

    3.23 WARRANTIES. To the knowledge of the Company, all products manufactured or sold, and all services provided, by the Company or any Subsidiary have complied, and are in compliance, in all material respects with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental, trade association or regulatory specifications therefor or applicable thereto, including, to the extent applicable, FDA Good Manufacturing Practices. The terms of all product and service warranties of the Company and each Subsidiary are specifically set forth on the Company Disclosure Schedule. The Company has delivered to Parent prior to the date hereof complete and accurate copies of the forms of all such warranties and policies used by the Company in the last twenty (20) months, and no warranties with terms of more than twelve (12) months have been used by the Company other than those used in the last twenty (20) months.

    3.24 INVENTORIES. Except as specifically set forth on the Company Disclosure Schedule, all inventories owned by the Company and its Subsidiaries consist of items of merchantable quality and quantity usable or salable in the ordinary course of business, are salable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by the Company or the applicable Subsidiary therefor, conform to the specifications established therefor, and have been manufactured in accordance with applicable regulatory requirements, except to the extent that the failure of such inventories so to consist, be saleable, conform, or be manufactured would not have a Company Material Adverse Effect. Except as specifically set forth on the Company Disclosure Schedule, the quantities of all inventories, materials, and supplies of the Company and each Subsidiary (net of the obsolescence reserve therefor shown on the Company Interim Balance Sheet and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slow-moving, defective, or excessive, and are reasonable and balanced in the circumstances of the Company and its Subsidiaries, except to the extent that the failure of such inventories to be in such conditions would not have a Company Material Adverse Effect. The Company Disclosure Schedule sets forth a true and complete list of the addresses of all warehouses or other facilities in which inventories of the Company or any Subsidiary are located.

    3.25 RELATIONS WITH SUPPLIERS AND CUSTOMERS. No material current supplier of the Company or any Subsidiary has cancelled any contract or order for provision of, and, to the knowledge of the Company, there has been no threat by or basis for any such supplier not to provide, raw materials, products, supplies, or services to the businesses of the Company and its Subsidiaries either prior to or following the Merger. Except as specifically set forth on the Company Disclosure Schedule, neither the Company nor any Subsidiary has, to the knowledge of the Company, received any information from any customer that accounted for more than 5% of the revenues of the Company and its Subsidiaries during the last full fiscal year to the effect that such customer intends to materially decrease the amount of business it does with the businesses of the Company and its Subsidiaries either prior to or following the Merger. The Company Disclosure Schedule lists each supplier to the Company or any Subsidiary that is the sole source of a particular raw material, product, supply, or service.

    3.26 NO FINDERS. No act of the Company or any Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein, except payments in the amounts specified on the Company Disclosure Schedule to those parties identified thereon who have acted as a finder for the Company or have been retained by the Company as financial advisors pursuant to the agreements or other documents described in the Company Disclosure Schedule, copies of which have been provided to Parent prior to the date of this Agreement.

    3.27  PROXY STATEMENT.  The Proxy Statement/Prospectus (as defined in
Section 5.4 hereof) and any amendments or supplements thereto will comply in all material respects with all applicable laws, and none of the information relating to the Company or its affiliates included or incorporated therein or in any amendments or supplements thereto, or any schedules required to be filed with the SEC in connection therewith, will, at any time during the period beginning at the time it is mailed to shareholders and ending at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information relating to Parent or any affiliate of Parent supplied by Parent specifically for inclusion in the Proxy Statement/Prospectus.

    3.28 MERGER FILINGS. The information as to the Company and the Subsidiaries or any of their affiliates or shareholders included in the Company's filing, or submitted to Parent for inclusion in its filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct, and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto, and the Foreign Merger Laws.

    3.29 FAIRNESS OPINION. The Company has received an opinion from Morgan Stanley & Co. Incorporated to the effect that, as of the date hereof, the consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view, and the Company will promptly deliver a copy of such opinion to Parent.

    3.30 STATE TAKEOVER LAWS. The Board of Directors of the Company has approved the transactions contemplated by this Agreement, the Agreements to Facilitate Merger described in Section 5.11 hereof, and the Stock Option Agreement described in Section 5.17 hereof such that the provisions of Section 23B.19.040 of the WBCA will not apply to this Agreement or the Agreements to Facilitate Merger or the Stock Option Agreement or any of the transactions contemplated hereby or thereby.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                        OF PARENT AND MERGER SUBSIDIARY

    Except as set forth in a document of even date herewith, referring specifically to the representations and warranties in this Agreement which identifies by section number to which such disclosure relates (the "Parent Disclosure Schedule"), Parent and Merger Subsidiary hereby jointly and severally make the following representations and warranties to the Company:

    4.1 ORGANIZATION. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the state of Minnesota. Merger Subsidiary is a corporation duly organized and validly existing under the laws of the state of Washington. Each of Parent and Merger Subsidiary has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could reasonably be expected to have a Parent Material Adverse Effect (as defined below). "Parent Material Adverse Effect" means an effect that, individually or in the aggregate with other effects, is or would reasonably be expected to be materially adverse: (i) to the present or planned business, properties, liabilities, results of operation, or financial condition of Parent and its subsidiaries, considered as a whole, or
(ii) to Parent's ability to perform any of its obligations under this Agreement or to consummate the Merger.

    4.2 AUTHORIZATION. Each of Parent and Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and Parent has full corporate power and authority to prepare, file, and distribute the Registration Statement (as defined in Section 5.4 hereof). The execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Parent and Merger Subsidiary and by Parent as the sole shareholder of Merger Subsidiary, and no other corporate proceedings on the part of Parent and Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and constitutes the valid and binding obligation of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

    4.3 CAPITALIZATION. As of June 12, 1998, the authorized capital stock of Parent consisted of (a) 800,000,000 shares of Common Stock with a par value of $.10 per share, of which there were 469,344,895 shares issued and outstanding and no shares held in Parent's treasury, and (b) 2,500,000 shares of Preferred Stock with a par value of $1.00 per share, of which there were no shares issued and outstanding. The authorized capital stock of Merger Subsidiary consists of 2,500 shares of Merger Subsidiary Common Stock, 100 of which are issued and outstanding and owned by Parent. All issued and outstanding shares of Parent Common Stock and Merger Subsidiary Common Stock are, and the shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be, at the time of issuance and delivery, validly issued, fully paid, nonassessable, and free of preemptive rights. The shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be registered under the 1933 Act and duly listed for trading on the NYSE, subject to official notice of issuance.

    4.4 CONSENTS AND APPROVALS. Except for (i) any applicable requirements of the 1933 Act, the 1934 Act, state securities laws, the NYSE, the HSR Act, and Foreign Merger Laws, (ii) the filing and recordation of appropriate merger documents as required by the WBCA, and (iii) compliance with Chapter 13 of the WBCA regarding dissenters' rights of the Company's shareholders, the execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Articles of Incorporation or Bylaws of Parent or Merger Subsidiary; (b) violate any statute, rule, regulation, order, or decree of any public body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency) by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent, or approval of any public body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory agency); or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of Parent or its subsidiaries under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound, except, in the case of clause (d), for any such violations, breaches, defaults, or other occurrences that would not prevent or delay consummation of any of the transaction contemplated hereby in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and would not have a Parent Material Adverse Effect.

    4.5 REPORTS; FINANCIAL STATEMENTS; ABSENCE OF CHANGES; LITIGATION. Parent has filed all forms, reports, registration statements, and documents required to be filed by it with the SEC since May 1, 1995 (such forms, reports, registration statements and documents, together with any amendments thereto, are referred to as the "Parent SEC Filings"). As of their respective dates, the Parent SEC Filings (i) complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Parent SEC Filings (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present the consolidated financial position of Parent as of the dates thereof and the income, cash flows, and changes in shareholders' equity for the periods involved. Except to the extent disclosed in Parent's subsequent filings with the SEC or specifically disclosed in the Parent Disclosure Schedule, since April 30, 1997, there has not been any change or circumstance that would have a Parent Material Adverse Effect. Except to the extent disclosed in the Parent SEC Filings or in the Parent Disclosure Schedule, to Parent's knowledge, there is no investigation, review, claim, action, suit or proceeding by any federal, state, local or foreign body or authority (including, but not limited to, the FDA or any non-governmental self-regulatory agency) or private party with respect to Parent that could reasonably be expected to have a Parent Material Adverse Effect.

    4.6  REGISTRATION STATEMENT.  The Registration Statement (as defined in
Section 5.4 hereof) and any amendments or supplements thereto will comply in all material respects with the 1933 Act, and none of the information relating to Parent or its affiliates included or incorporated therein or in any amendments or supplements thereto, or any schedules required to be filed with the SEC in connection therewith, will, at the time the Registration Statement becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent with respect to information supplied by the Company or any affiliate of the Company specifically for inclusion in the Registration Statement.

    4.7 MERGER FILINGS. The information as to Parent and Merger Subsidiary or any of their affiliates or shareholders included in Parent's filing, or submitted to the Company for inclusion in its filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct, and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto, and Foreign Merger Laws.

    4.8 NO FINDERS. No act of Parent or Merger Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein, except payments to Goldman, Sachs & Co., who has been retained by Parent as its financial advisor.

                                   ARTICLE 5

                                   COVENANTS

    5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company and each Subsidiary will conduct its respective operations according to its ordinary and usual course of business and consistent with past practice, and the Company and each Subsidiary will use all reasonable efforts to preserve intact its respective business organizations, to maintain its present and planned business, to keep available the services of its respective officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, physicians, consultants, customers, and others having business relationships with it. The Company will promptly advise Parent orally and in writing of any material change in the management, present or planned business, properties, liabilities, results of operations, or financial condition of the Company or any Subsidiary. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, prior to the Effective Time, neither the Company nor any Subsidiary will, without the prior written consent of Parent:

        (a) amend its Articles of Incorporation or Bylaws;

        (b) authorize for issuance, issue, sell, pledge, or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise other than in the ordinary course of business consistent with past new hire practices) any stock of any class or any securities convertible into shares of stock of any class (other than the issuance of the number of shares of Company Common Stock indicated in Section 3.3 hereof upon the exercise in accordance with the current terms of the stock options listed in Schedule 3.3 hereof as outstanding on the date of this Agreement);

        (c) split, combine, or reclassify any shares of its capital stock, declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; or redeem or otherwise acquire any shares of its capital stock or other securities; or amend or alter any material term of any of its outstanding securities;

        (d) other than in the ordinary course of business and consistent with past practice, create, incur, or assume any indebtedness for borrowed money, or assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person; or create, incur or assume any Lien on any material asset;

        (e) knowingly take any action that would have the effect of (i) jeopardizing the treatment of the acquisition of the Company by Parent as a "pooling of interests" for accounting purposes, or (ii) jeopardizing the qualification of the Merger as a reorganization within the meaning of
    Section 368(a)(2)(E) of the Code;

        (f) (i) increase in any manner the compensation of any of its directors, officers, employees, shareholders, or consultants, except in the ordinary course of business and consistent with past practice or consistent with existing contractual commitments, in each case to the extent disclosed in writing to Parent prior to the date hereof, or accelerate the payment of any such compensation (whether or not any such acceleration is consistent with past practice); (ii) pay or accelerate or otherwise modify the payment, vesting, exercisability, increase in matching amount, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option, or other employee benefit not required by any existing plan, agreement, or arrangement to any such director, officer, employee, shareholder, or consultant, whether past or present; or (iii) except for normal increases in the ordinary course of business in accordance with its customary past practices or consistent with existing contractual commitments, in each case to the extent disclosed in writing to the Parent prior to the date hereof, commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance, change of control, retirement or other benefit, plan, agreement, or arrangement, or to any employment or consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

        (g) except in the ordinary course of business and consistent with past practice, or pursuant to contractual obligations existing on the date hereof, (i) sell, transfer, mortgage, or otherwise dispose of or encumber any real or personal property, (ii) pay, discharge, or satisfy claims, liabilities, or obligations (absolute, accrued, contingent, or otherwise), or (iii) cancel any debts or waive any claims or rights, which involve payments or commitments to make payments that individually exceed $50,000 or, in the aggregate, exceed $100,000;

        (h) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association, or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company, except as provided in subsection (i) below and except purchases of inventory in the ordinary course of business consistent with past practice or consistent with the Company's 1998 budget delivered to Parent prior to the execution of this Agreement (the "1998 Budget");

        (i) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $50,000 or, in the aggregate, are in excess of $100,000 unless in the ordinary course of business consistent with the Company's 1998 Budget;

        (j) enter into, amend, or terminate any joint ventures or any other agreements, commitments, or contracts that, individually or in the aggregate, are material to the Company or any Subsidiary (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business, consistent with past practice or capital expenditures or inventory purchases consistent with the 1998 Budget), or otherwise make any material change in the conduct of the business or operations of the Company or any Subsidiary;

        (k) enter into or terminate, or amend, extend, renew, or otherwise modify (including, but not limited to, by default or by failure to act) any distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply, or similar contract, agreement, or understanding (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business, consistent with past practice or capital expenditures or inventory purchases consistent with the Company's 1998 Budget);

        (l) change in any material respect its credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

        (m) remove or permit to be removed from any building, facility, or real property any machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business;

        (n) alter or revise its accounting principles, procedures, methods, or practices, except as required by a change in generally accepted accounting principles and concurred with by the Company's independent public accountants;

        (o) institute, settle, or compromise any claim, action, suit, or proceeding pending or threatened by or against it involving amounts in excess of $100,000 (limited to the Company's retention amount, if insured), at law or in equity or before any federal, state, local, foreign, or other governmental department, commission, board, bureau, agency, or instrumentality (including, but not limited to, the FDA or any nongovernmental self-regulatory agency);

        (p) distribute or otherwise circulate any notices, directives, or other communications directed to all or groups of customers, vendors, employees, distributors, or others associated with its business relating to the transactions contemplated hereby or to the operation of business after consummation of such transactions without consulting with Parent, giving Parent reasonable opportunity to comment thereon, and obtaining prior to distribution Parent's approval thereof, which shall not unreasonably be withheld;

        (q) knowingly take any action that would render any representation, warranty, covenant, or agreement of the Company in this Agreement inaccurate or breached as of the Closing Date; or

        (r) agree, whether in writing or otherwise, to do any of the foregoing.

    5.2 NO SOLICITATION. Neither the Company nor any Subsidiary, nor any of their respective officers, directors, employees, representatives, agents, or affiliates (including, but not limited to any investment banker, attorney, or accountant retained by the Company or any Subsidiary), shall, directly or indirectly, solicit, encourage, initiate, or participate in any way in discussions or negotiations with, or knowingly provide any information to, any corporation, partnership, person, or other entity or group (other than Parent or any affiliate or agent of Parent) concerning any merger, sale or licensing of any significant portion of the assets, sale of shares of capital stock (including without limitation any proposal or offer to the Company's shareholders), or similar transactions involving the Company or any Subsidiary (an "Alternative Proposal"), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; provided, however, that this section shall not prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that, (a) the Board of Directors of the Company determines in good faith that such action is so required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, the Board has been so advised in writing by outside counsel, in its judgment and opinion, as being so required and the Board so represents to Parent that the Board has been so advised, (b) prior to furnishing information to, or entering into discussions and negotiations with, such person or entity, the Company promptly provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (c) the Company keeps Parent informed of all material terms and events with respect to any such Alternative Proposal; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the 1934 Act with regard to an Alternative Proposal. Nothing in this section shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal), or (z) affect any other obligation of the Company under this Agreement.

    5.3 ACCESS AND INFORMATION. The Company shall afford to Parent, and to Parent's accountants, officers, directors, employees, counsel, and other representatives, reasonable access during normal business hours, from the date hereof through the Effective Time, to all of its properties, books, contracts, commitments, and records, and, during such period, the Company shall furnish promptly to Parent all information concerning the Company's and its Subsidiaries' businesses, prospects, properties, liabilities, results of operations, financial condition, testing, clinicals, officers, employees, investigators, distributors, customers, suppliers, and others having dealings with the Company as Parent may reasonably request and reasonable opportunity to contact and obtain information from such officers, employees, investigators, distributors, customers, suppliers, and others having dealings with the Company as Parent may reasonably request; provided, with respect to certain designated matters subject to existing confidentiality agreements as referenced in separate disclosure letters dated June 1 and 26, 1998, access for Parent shall be provided as set forth in such separate disclosure letter. During the period from the date hereof to the Effective Time, the parties shall in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of the Company's and the Subsidiaries' businesses and, in connection therewith, Parent shall be entitled to have employees or other representatives present at the offices of the Company and its Subsidiaries to observe, and be kept informed concerning, the Company's and the Subsidiaries' operations and business planning. Parent shall hold in confidence all such nonpublic information as required and in accordance with the confidentiality agreement dated April 16, 1998, between Parent and the Company (the "Confidentiality Agreement").

    5.4  APPROVAL OF SHAREHOLDERS; PROXY STATEMENT; REGISTRATION STATEMENT.

        (a) The Company shall promptly take all action necessary in accordance with Washington law and the Company's Articles of Incorporation and Bylaws to cause a special meeting of the Company's shareholders (the "Company Shareholders Meeting") to be duly called and held as soon as reasonably practicable following the date upon which the Registration Statement (as defined below) becomes effective for the purpose of voting upon the Merger. The shareholder vote or consent required for approval of the Plan of Merger and the Merger shall be no greater than that set forth in the WBCA and the Company's Articles of Incorporation as previously provided to Parent. Accordingly, the Company represents and warrants that the affirmative vote of the holders of record of two-thirds of the outstanding shares of Company Common Stock is all that is necessary to obtain shareholder approval of the Plan of Merger and the Merger. The Company shall use all reasonable efforts to obtain the approval by the Company's shareholders of this Agreement, the Plan of Merger, and the Merger. In accordance therewith, the Company shall, with the cooperation of Parent, prepare and file, as soon as reasonably practicable, a proxy statement/prospectus included as part of the Registration Statement (such proxy statement/prospectus, together with notice of meeting, form of proxy, and any letter or other materials to the Company's shareholders included therein are referred to in this Agreement as the "Proxy Statement/Prospectus"). The Company shall use all reasonable efforts to cause the definitive Proxy Statement/Prospectus to be mailed to the shareholders of the Company, as soon as reasonably practicable following its effectiveness, with the date of mailing as mutually determined by the Company and Parent. The Company will, through its Board of Directors, recommend to its shareholders approval of the Merger in the definitive Proxy Statement/Prospectus.

        (b) Parent shall, with the cooperation of the Company, prepare and file, as soon as reasonably practicable, a registration statement under the 1933 Act registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement"), which Registration Statement shall include the Proxy Statement/Prospectus. Parent will use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly thereafter as practicable. Parent shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish to Parent all information concerning the Company and its Subsidiaries and the holders of its capital stock, and shall take such other action and otherwise cooperate, as Parent may reasonably request in connection with any such action.

        (c) Parent shall notify the Company promptly of the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to the Registration Statement and shall supply the Company with copies of all correspondence with the SEC with respect to the Registration Statement.

        (d) If at any time prior to the Company Shareholders Meeting, any event should occur relating to the Company, any Subsidiary, or the Company's officers or directors that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the

    Registration Statement, the Company shall promptly inform Parent. If at any time prior to the Company Shareholders Meeting, any event shall occur relating to Parent or Merger Subsidiary or their respective officers or directors that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, Parent shall promptly inform the Company. Whenever any event occurs that should be described in an amendment of, or supplement to, the definitive Proxy Statement/Prospectus or the Registration Statement, the Company or Parent, as the case may be, shall, upon learning of such event, promptly notify the other and consult and cooperate with the other in connection with the preparation of a mutually acceptable amendment or supplement. The parties shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC.

    5.5 CONSENTS. The Company will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of the Company or its Subsidiaries to consummate the transactions contemplated hereby. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents. Parent will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of Parent to consummate the transactions contemplated hereby. The Company agrees to cooperate with Parent in connection with obtaining such approvals and consents.

    5.6  AFFILIATES' LETTERS.

        (a) The Company has delivered to Parent a list of names of those persons, in the Company's reasonable judgment after consultation with outside legal counsel, who, as of the date hereof, are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or otherwise applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each such person, an "Affiliate") of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list and shall promptly update such list to reflect any changes thereto. The Company has caused to be delivered to Parent an affiliate's letter in the form attached hereto as EXHIBIT B, executed by each of the Affiliates of the Company identified in the foregoing list, and shall use all reasonable efforts to deliver or cause to be delivered to Parent prior to the Effective Time such an affiliate's letter executed by any additional persons who become Affiliates after the date hereof. Parent shall be entitled to place legends as specified in such affiliates' letters on the certificates evidencing any of the Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such letters.

        (b) For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the Securities Act, Parent will use all reasonable efforts to comply with Rule 144(c)(1) under the Securities Act.

    5.7 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the transactions contemplated hereby, the Proxy Statement/Prospectus, and the Registration Statement will be paid by the party incurring such costs and expenses, except that the Company and Parent will share equally the cost of printing and filing with the SEC the Proxy Statement/ Prospectus and the Registration Statement, the filing fees required under the HSR Act or any Foreign Merger Laws, and the fees charged by Price Waterhouse LLP for the letters described in Section 5.15 (the "Shared Expenses").

    5.8 REASONABLE EFFORTS; FURTHER ACTIONS. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement within 90 days of the date of this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    5.9 REGULATORY APPROVALS. The Company and Parent will take all reasonable action as may be necessary under federal or state securities laws or the HSR Act or Foreign Merger Laws applicable to or necessary for, and will file as soon as reasonably practicable and, if appropriate, use all reasonable efforts to have declared effective or approved all documents and notifications with the SEC and other governmental or regulatory bodies (including, without limitation, the FDA and equivalent foreign regulatory bodies, and other foreign regulatory bodies that administer Foreign Merger Laws, and any foreign labor councils or bodies as may be required) that they deem necessary or appropriate for, the consummation of the Merger and the transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions. Notwithstanding the foregoing or anything herein to the contrary, neither Parent nor Merger Subsidiary shall be required to make arrangements for or to effect the cessation, sale, or other disposition of particular assets or categories of assets or businesses of Parent, Merger Subsidiary, the Company, or any of their affiliates.

    5.10 CERTAIN NOTIFICATIONS. The Company shall promptly notify Parent in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by the Company or its affiliates to satisfy any of the conditions specified in Section 6.1 or 6.2. Parent shall promptly notify the Company in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by Parent or its affiliates to satisfy any of the conditions specified in Section 6.1 or 6.3.

    5.11 VOTING OF SHARES. To induce Parent to execute this Agreement, all of the officers and directors of the Company have executed and delivered as of the date hereof Agreements to Facilitate Merger in the form attached hereto as EXHIBIT C, pursuant to which each such person has agreed to vote his or her shares of Company Common Stock in favor of the Merger at the Company Shareholders Meeting.

    5.12 NONCOMPETITION AGREEMENTS. To induce Parent to execute this Agreement, the Company has caused the executives who, as of the date hereof, are the Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel to execute and deliver to Parent as of the date hereof (but expressly contingent upon the Closing of the Merger) noncompetition agreements substantially in the form of EXHIBIT D hereto.

    5.13 NYSE LISTING APPLICATION. Parent shall prepare and submit to the NYSE a listing application for the Parent Common Stock to be issued in the Merger pursuant to Article 1 of this Agreement. The Company shall cooperate with Parent in such listing application.

    5.14  INDEMNIFICATION, EXCULPATION AND INSURANCE.

        (a) The articles of incorporation and the bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's articles of incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law. Parent shall guarantee the obligations of the Surviving Corporation with respect to the indemnification provisions contained in the Surviving Corporation's articles of incorporation and bylaws.

        (b) To the extent coverage is reasonably available under the Company's current directors' and officers' liability insurance policy or otherwise, Parent will extend the discovery or reporting period under such policy for up to three years from the Effective Time to maintain in effect directors' and officers' liability insurance covering pre-acquisition acts for those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "INDEMNIFICATION PARTIES") on terms no less favorable than the terms of such current insurance coverage; PROVIDED, HOWEVER, that in no event shall Parent be required to expend for such three-year extension an amount in excess of 150% of the annual premium currently paid by the Company for such insurance; and PROVIDED FURTHER that if the cost of such three-year extension exceeds such 150% amount, Parent shall be obligated to obtain such extension as is available for a cost not exceeding such amount.

        (c) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.14.

        (d) This Section 5.14 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

    5.15 LETTERS OF THE COMPANY'S AND PARENT'S ACCOUNTANTS. (A) The Company shall cooperate with Parent and use all reasonable efforts to cause to be delivered to Parent the following letters from Price Waterhouse LLP ("PW") addressed to the Company and Parent: (i) a letter dated the date of this Agreement, stating that after appropriate review and based on its familiarity with the Company, neither the Company nor any of its shareholders who are affiliates has taken or agreed to take any action that would prevent Parent from accounting for the Merger as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations; and
(ii) a letter dated as of the Closing Date stating that after appropriate review and based on its familiarity with the Company, neither the Company nor any of its shareholders has taken or agreed to take any action that would prevent Parent from accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. (B) The Company shall cooperate with Parent and Parent shall use all reasonable means to cause to be delivered to the Company the following letters from PW addressed to Parent and the Company: (i) a letter dated the date of this Agreement, stating that after appropriate review of this Agreement and a letter from the Parent describing the transaction and describing actions to be taken by Parent with respect to the sale of certain shares of Parent Common Stock, the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations; and
(ii) a letter dated as of the Closing Date confirming as of the Closing Date that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. The fees charged by PW for such letters shall be shared equally by Parent and the Company.

    5.16 SUBSIDIARY SHARES. At or prior to the Closing, the Company shall cause all issued and outstanding Subsidiary shares owned by any person other than the Company to be transferred for no or nominal consideration to such person or persons designated by Parent.

    5.17 STOCK OPTION AGREEMENT. To induce Parent to execute this Agreement, the Company has executed and delivered to Parent as of the date hereof a Stock Option Agreement in the form attached hereto as EXHIBIT E, pursuant to which the Company has granted to Parent an option to acquire from the Company such number of shares of Company Common Stock as equals 19.9% of the aggregate number of outstanding shares of Company Common Stock, at an exercise price equal to $27.50 per share or such lesser amount as is described in the second paragraph of
Section 1.3(a) hereof. Such option shall become exercisable only in the events described in the Stock Option Agreement.

    5.18 CONDUCT OF BUSINESS BY PARENT. During the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course and use all reasonable efforts to preserve their relationships with customers, suppliers and others having business dealings with them; PROVIDED that the foregoing shall not prevent Parent or any of its subsidiaries from discounting or disposing of any part of its assets or business or from acquiring any assets or businesses or from entering into any financing transactions if such action is, in the judgment of Parent, desirable in the conduct of the business of Parent and its subsidiaries. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as (i) contemplated by this Agreement or (ii) as set forth in a writing delivered to the Company prior to the execution hereof, Parent shall not, and shall not permit any of its subsidiaries to:

        (a) (i) declare, set aside or pay (whether in cash or property) any dividends on, or make any other distributions in respect of, any capital stock other than dividends and distributions by any direct or indirect wholly owned subsidiary of Parent to its parent and except for regular quarterly cash dividends (in an amount determined in a manner consistent with Parent's past practice) declared by the Board of Directors of Parent with customary record and payment dates and except distributions pursuant to the Parent Rights Plan, (ii) reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's capital stock (other than pursuant to the Parent Rights Plan);

        (b) amend its articles of incorporation (except for the purpose of increasing its authorized capitalization), bylaws or other comparable charter or organizational documents in a manner which would reasonably be expected to be materially adverse to the stockholders of the Company; or

        (c) authorize, or commit or agree to take any of, the foregoing actions.

    5.19 BENEFIT PLANS AND EMPLOYEE MATTERS. From and after the Effective Time, Parent shall to the extent practicable cause the Surviving Corporation to provide employee benefits and programs to the Company's employees that, in the aggregate, are substantially comparable or more favorable than those in existence as of the date hereof and disclosed in writing to Parent prior to the date hereof.

    5.20  DELIVERY OF SPECIFIED DOCUMENTS.

        (a) Notwithstanding anything contained in this Agreement to the contrary, the parties acknowledge that the affiliates' letters described in
    Section 5.6, the Agreements to Facilitate Merger described in Section 5.11, the noncompetition agreements described in Section 5.12, and the letters of PW dated the date of this Agreement (as opposed to the letter of PW to be dated as of the Closing Date) described in Section 5.15 have not been delivered as of the date hereof. The Company agrees that it will use best efforts to deliver all such documents and agreements within two business days after the execution of this Agreement on the date hereof.

        (b) Notwithstanding anything contained in this Agreement to the contrary, the parties acknowledge that portions of Sections 3.6, 3.10, 3.13, and 3.17 of the Company Disclosure Schedule have not been delivered as of the date hereof. The Company agrees that it will use best efforts to deliver all such portions of the Company Disclosure Schedule within three business days (or, as to any particular item, such greater number of days specified in the above-referenced sections of the Company Disclosure Schedule) after the execution of this Agreement on the date hereof. Following the Company's delivery of all such portions of the Company Disclosure Schedule, Parent shall have three business days thereafter to object in writing to the Company if any of the information set forth therein is materially different from the information previously provided to Parent in its due diligence review of the Company. If Parent so objects, the Company shall have three business days thereafter to resolve with Parent each of the matters to which Parent so objected. If Parent and the Company cannot resolve all such matters, the Chairman of each of Parent and the Company shall have five business days thereafter to resolve all such matters. If the Chairmen cannot do so, then, if the aggregate impact of such matters as to which Parent and the Company disagree could reasonably be expected to be equal in amount to at least one percent of the aggregate value of the Parent Common Stock delivered to the Company's shareholders in the Merger (based on the Parent Average Stock Price), then the provisions of Section 6.2(k) shall apply.

                                   ARTICLE 6
                               CLOSING CONDITIONS

    6.1 CONDITIONS TO OBLIGATIONS OF PARENT, MERGER SUBSIDIARY, AND THE COMPANY. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

        (a) NO INJUNCTION. None of Parent, Merger Subsidiary, or the Company shall be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States that (i) prevents or materially delays the consummation of the Merger, or (ii) would impose any material limitation on the ability of Parent effectively to exercise full rights of ownership of the Company or the assets or business of the Company.

        (b) SHAREHOLDER APPROVAL. The approval of the shareholders of the Company referred to in Section 5.4 hereof shall have been obtained, in accordance with the WBCA and the Company's Articles of Incorporation and Bylaws.

        (c) REGISTRATION STATEMENT. The Registration Statement (as amended or supplemented) shall have become effective under the 1933 Act and shall not be subject to any "stop order," and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness or qualification thereof shall have been initiated and be continuing or have been threatened and be unresolved. Parent shall also have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated hereby.

        (d) NYSE LISTING. The shares of Parent Common Stock to be delivered pursuant to the Merger shall have been duly listed on the NYSE, subject to official notice of issuance.

        (e) WAITING PERIODS. The waiting periods applicable to the consummation of the Merger under the HSR Act and any Foreign Merger Laws shall have expired or been terminated.

    6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The respective obligations of Parent and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

        (a) REPRESENTATIONS AND WARRANTIES TRUE. Each representation and warranty of the Company contained in this Agreement, without regard to any qualification or reference to immateriality or "Company Material Adverse Effect," shall be true and correct on the date hereof and on the Closing Date as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date), except for any inaccuracies that, individually or in the aggregate, have not had, and would not have, a Company Material Adverse Effect.

        (b) PERFORMANCE. The Company shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing, and Parent shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.

        (c) CONSENTS. The Company shall have obtained all permits, authorizations, consents, and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance satisfactory to Parent, and Parent and Merger Subsidiary shall have received evidence satisfactory to them of the receipt of such permits, authorizations, consents, and approvals.

        (d) OPINION OF COUNSEL FOR THE COMPANY. Parent and Merger Subsidiary shall have received an opinion of Preston Gates & Ellis LLP, counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect set forth in EXHIBIT F hereto.

        (e) AFFILIATES' LETTERS. Parent shall have received a letter from each of the Affiliates pursuant to Section 5.6 hereof.

        (f) NONCOMPETITION AGREEMENTS. Parent shall have received executed agreements from such persons, and in such form satisfactory to Parent, as described in Section 5.12 hereof.

        (g) RESIGNATIONS. Such officers and directors of the Company or of any Subsidiary as shall have been specified Parent shall have tendered their respective resignations effective as of the Effective Time.

        (h) POOLING OPINION. Parent shall have received each of the letters described in Section 5.15; provided, however, if within 10 business days after the date on which all other closing conditions of Section 6.1 and 6.3 have been satisfied (including, but not limited to, receipt of the letters described in Section 5.15(A)), Parent has not received the letter described in Section 5.15(B)(ii) solely because of actions on the part of Parent or its shareholders who are affiliates which prevent the Merger from qualifying as a pooling of interests transaction, then the condition that such letter be received shall be deemed waived by Parent.

        (i) CONTINUED EMPLOYMENT OF KEY EXECUTIVES. The chief executive officer and other executive employees of the Company designated in writing by Parent on or before the date of this Agreement shall have agreed to continue their employment with the Company following the Merger on such terms as are mutually satisfactory to Parent and such employees.

        (j) SUBSIDIARY SHARES. The transfer of Subsidiary shares as provided in Section 5.16 shall have occurred.

        (k) DELIVERY OF SPECIFIED DOCUMENTS. The Company shall have delivered or caused to be delivered to Parent, within five business days (or, as to any particular item, such greater number of days specified in Sections 3.6, 3.10, 3.13, and 3.17 of the Company Disclosure Schedule) after the execution of this Agreement on the date hereof, the above-referenced sections of the Company Disclosure Schedule described in Article 3, the affiliates' letters described in Section 5.6, the noncompetition agreements described in Section 5.12, and the letters of PW dated the date of this Agreement described in
    Section 5.15. Further, each of the portions of the Company Disclosure Schedule as so delivered shall not contain information as to which Parent shall object and which cannot be resolved between Parent and the Company in the manner described in Section 5.20(b) and which has an aggregate impact at least equal to the amount described in Section 5.20(b); provided, however, that the condition described in this sentence shall expire unless Parent delivers written notice to the Company, within one business day after expiration of the final five-business-day period described in Section 5.20(b) for resolution of the matters in dispute.

    6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

        (a) REPRESENTATIONS AND WARRANTIES TRUE. Each representation and warranty of Parent contained in this Agreement, without regard to any qualification or reference to immateriality or "Parent Material Adverse Effect," shall be true and correct on the date of this Agreement and on the Closing Date as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date), except for any inaccuracies that, individually or in the aggregate, have not had, and would not have, a Parent Material Adverse Effect.

        (b) PERFORMANCE. Parent and Merger Subsidiary shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

        (c) CONSENTS. Parent and Merger Subsidiary shall have obtained all permits, authorizations, consents, and approvals required on their part to perform their obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance satisfactory to the Company, and the Company shall have received evidence satisfactory to it of the receipt of such permits, authorizations, consents, and approvals.

        (d) OPINION OF COUNSEL FOR PARENT. The Company shall have received an opinion of Fredrikson & Byron, P.A., counsel to Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect set forth in EXHIBIT G hereto.

        (e) TAX OPINION. The Company shall have received an opinion of Preston Gates & Ellis LLP, counsel to the Company, to the effect that, subject to customary conditions and representations, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
    Section 368(a)(2)(E) of the Code. This condition shall be deemed waived in the event that such tax opinion is not rendered because the Company or its shareholders have failed to provide such customary representations. The Company hereby agrees to provide to Parent a certificate setting forth the representations set forth in EXHIBIT H hereto which may be relied upon by such counsel in rendering such opinion, and Parent hereby agrees to provide to the Company a certificate setting forth the representations set forth in
    EXHIBIT I hereto which may be relied upon by such counsel in rendering such opinion.

                                   ARTICLE 7
                          TERMINATION AND ABANDONMENT

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company, only:

        (a) by mutual written consent duly authorized by the Board of Directors of Parent and the Board of Directors of the Company;

        (b) by either Parent or the Company if the Merger shall not have been consummated on or before December 1, 1998; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by such date;

        (c) by either Parent or the Company if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

        (d) by either Parent or the Company if, at the Company Shareholders Meeting, the requisite vote of the shareholders of the Company is not obtained, except that the right to terminate this Agreement under this
    Section 7.1(d) will not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the shareholders of the Company;

        (e) by Parent if either (i) the Company has breached its obligations under Section 5.2 in any material respect, (ii) the Board of Directors of the Company has recommended, approved, accepted, or entered into an agreement regarding, an Alternative Proposal, as defined in Section 5.2,
    (iii) the Board of Directors of the Company has withdrawn or modified in a manner adverse to Parent its recommendation of the Merger, or (iv) a tender offer or exchange offer under Section 14 of the 1934

    Act for 15% or more of the outstanding shares of Company Common Stock is commenced, and the Board of Directors of the Company, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders;

        (f) by the Company if (i) it is not in material breach of its obligations under this Agreement, (ii) the Board of Directors of the Company has authorized acceptance of an Alternative Proposal, and (iii) the Company has paid to Parent the fee required by Section 7.2 to be paid to Parent in the manner therein provided;

        (g) by Parent if (i) Parent is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties, or obligations under this Agreement or by an Affiliate of the Company under the Affiliate's letter described in Section 5.6 such that the conditions in Section 6.2 will not be satisfied, and the breach is not curable or, if curable, is not cured by the Company within 30 calendar days after receipt by the Company of written notice from Parent of such breach;

        (h) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Parent of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.3 will not be satisfied, and the breach is not curable or, if curable, is not cured by Parent within 30 calendar days after receipt by Parent of written notice from the Company of such breach.

    7.2  EFFECT OF TERMINATION.

        (a) In recognition of the time, efforts, and expenses expended and incurred by Parent with respect to the Company and the opportunity that the acquisition of the Company presents to Parent, if:

           (i) this Agreement is terminated pursuant to Section 7.1(e) or 7.1(f); or

           (ii) any third party makes an Alternative Proposal or acquires 15% or more of the outstanding Company Common Stock prior to the Company Shareholders Meeting, and either (A) the requisite vote of the shareholders of the Company to approve the Merger is not obtained or (B) the number of shares of Company Common Stock for which notice of exercise of dissenters' rights under WBCA has been given would prevent the Merger from qualifying as a pooling of interests for accounting purposes or (C) this Agreement is terminated (other than pursuant to Section 7.1(a), (b), (c) or (h)), then, in any such event, the Company will pay to Parent, upon the termination date in the event of termination pursuant to Section 7.1(f), within five business days after demand by Parent in the case of termination pursuant to Section 7.1(e), and immediately upon the first to occur of the failure to obtain the requisite shareholder vote or the termination of this Agreement in the case of the events specified in clause (ii) above (by wire transfer of immediately available funds to an account designated by Parent for such purpose), a fee equal to $15 million. The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly the fee due pursuant to this Section 7.2, the Company shall also pay to Parent Parent's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this section, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Norwest Bank Minnesota, N.A. Any change in the interest rate hereunder resulting from a change in such prime rate shall be effective at the beginning of the day of such change in such prime rate.

        (b) Except as provided in the next sentence of this paragraph, in the event of the termination of this Agreement pursuant to any paragraph of
    Section 7.1, the obligations of the parties to consummate the Merger will expire, and none of the parties will have any further obligations under this Agreement except pursuant to Sections 5.3, 5.7, and 7.2(a) and Article 8. In the event of the termination of this Agreement pursuant to any paragraph of
    Section 7.1 that is caused by a breach of a party, the party whose breach was the basis for the termination will not be relieved from any liability for its breach or its obligations pursuant to Section 7.2(a), and the other party will have no further obligations under this Agreement except as provided in Sections 5.3 and 5.7 and Article 8.

                                   ARTICLE 8
                                 MISCELLANEOUS

    8.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of Parent, Merger Subsidiary, and the Company at any time prior to the Effective Time with respect to any of the terms contained herein. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Parent or Merger Subsidiary on the one hand, or the Company on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Company or Parent, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing. Merger Subsidiary agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon Merger Subsidiary, whether or not given expressly on its behalf.

    8.3 INVESTIGATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Parent and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every representation and warranty contained herein shall be deemed to be conditions to the Merger and shall not survive the Merger. This Section 8.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

    8.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally by commercial courier service or otherwise, or by telecopier, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Merger Subsidiary, to it at:

           Medtronic, Inc.
           7000 Central Avenue, N.E.
           Minneapolis, MN 55432

           with separate copies thereof addressed to

           Attention:  General Counsel
                     FAX: (612) 572-5459

           and

           Attention:  Vice President and Chief Development Officer
                     FAX: (612) 572-5404

        (b) If to the Company, to it at:

           Physio-Control International Corporation
           11811 Willows Road N.E.
           Redmond, WA 98073-9706
           FAX: (425) 867-4142
           Attention:  Executive Vice President and General Counsel

           with a copy to:

           Preston Gates & Ellis LLP
           5000 Columbia Center
           701 Fifth Avenue
           Seattle, WA 98104-7078
           FAX: (206) 623-7022
           Attention:  C. Kent Carlson

    8.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

    8.6 GOVERNING LAW. Except to the extent that Washington law is mandatorily applicable to the Merger and the rights of the shareholders of the Company and Merger Subsidiary, this Agreement shall be governed by the laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable Minnesota principles of conflicts of law).

    8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

    8.8 KNOWLEDGE. As used in this Agreement or the instruments, certificates or other documents required hereunder, the term "knowledge" shall mean actual knowledge of a fact or the knowledge that such person or, if such person is a corporation, its directors, officers, or other key employees could reasonably be expected to have based on reasonable investigation and inquiry. The knowledge of an entity shall be deemed to include the knowledge of its subsidiaries.

    8.9 INTERPRETATION. The Table of Contents, article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

    8.10 PUBLICITY. Upon execution of this Agreement by Parent, Merger Subsidiary, and the Company, the parties shall jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them. Neither party shall, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law or the rules of the NYSE or Nasdaq and then only (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of the NYSE or Nasdaq; and (c) following prior notice to, and consultation with, the other party (which notice shall include a copy of the proposed statement or communication to be issued to the press or public). The foregoing shall not restrict Parent's or the Company's communications with their employees or customers in the ordinary course of business.

    8.11 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto and the Confidentiality Agreement referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement and the Confidentiality Agreement supersede all prior agreements and the understandings between the parties with respect to such subject matter. Further, the provisions of this Agreement supersede the provisions of the Confidentiality Agreement relating to the 21-day exclusivity period described therein.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                MEDTRONIC, INC.

                                By:  /s/ Michael D. Ellwein
                                     -----------------------------------------
                                     Its Vice President

                                PC MERGER CORP.

                                By:  /s/ Michael D. Ellwein
                                     -----------------------------------------
                                     Its President

                                PHYSIO-CONTROL INTERNATIONAL CORPORATION

                                By:  /s/ Richard O. Martin
                                     -----------------------------------------
                                     Its Chairman/CEO

                                   APPENDIX C
                 TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT
                       CHAPTER 23B.13. DISSENTERS' RIGHTS

23B.13.010. DEFINITIONS

    As used in this chapter:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

    (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

23B.13.020. RIGHT TO DISSENT

    (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

        (a) Consummation of a plan of merger to which the corporation is a party
    (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

        (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

        (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

        (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

    (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

        (a) The proposed corporate action is abandoned or rescinded;

        (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

        (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

    (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

    (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

        (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200. NOTICE OF DISSENTERS' RIGHTS

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

    (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

23B.13.210. NOTICE OF INTENT TO DEMAND PAYMENT

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

    (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

23B.13.220. DISSENTERS' NOTICE

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

    (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

        (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

        (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

        (e) Be accompanied by a copy of this chapter.

23B.13.230. DUTY TO DEMAND PAYMENT

    (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

    (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

    (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

23B.13.240. SHARE RESTRICTIONS

    (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

    (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250. PAYMENT

    (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

    (2) The payment must be accompanied by:

        (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (b) An explanation of how the corporation estimated the fair value of the shares;

        (c) An explanation of how the interest was calculated;

        (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

        (e) A copy of this chapter.

23B.13.260. FAILURE TO TAKE ACTION

    (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

    (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270. AFTER-ACQUIRED SHARES

    (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

    (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

        (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

        (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

        (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

    (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B.13.300. COURT ACTION

    (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

    (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310. COURT COSTS AND COUNSEL FEES

    (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

    (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

        (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

    (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                   APPENDIX D

MORGAN STANLEY

                                MORGAN STANLEY & CO.
                                INCORPORATED
                                2725 SAND HILL ROAD
                                BUILDING C - SUITE 200
                                MENLO PARK, CALIFORNIA 94025

                                June 27, 1998

Board of Directors
Physio-Control International Corporation
11811 Willows Road N.E.
Redmond, WA 98052

Members of the Board:

    We understand that Physio-Control International Corporation ("Physio-Control"), Medtronic, Inc. ("Medtronic") and PC Merger Corp. ("Acquisition Sub"), a wholly-owned subsidiary of Medtronic, have entered into an Agreement and Plan of Merger, dated as of June 27, 1998 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Physio-Control. Pursuant to the Merger, Physio-Control will become a wholly-owned subsidiary of Medtronic and each issued and outstanding share of common stock, par value $0.01 per share, of Physio-Control (the "Physio-Control Common Stock"), other than shares held in treasury or held by Medtronic or any affiliate of Medtronic or as to which dissenters' rights have been perfected, will be converted into the right to receive a certain number of shares of common stock, par value $0.10 per share, of Medtronic (the "Medtronic Common Stock") determined pursuant to a certain formula set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

    You have asked for our opinion as to whether the consideration to be received by the holders of Physio-Control Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

    For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of Physio-Control and Medtronic, respectively;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning Physio-Control prepared by the management of Physio-Control;

    (iii) discussed the past and current operations and financial condition and the prospects of Physio-Control, including information relating to certain strategic, financial and operational benefits, anticipated from the Merger, with senior executives of Physio-Control;

     (iv) discussed the past and current operations and financial condition and the prospects of Medtronic, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Medtronic;

     (v) reviewed the pro forma impact of the Merger on the earnings per share of Medtronic;

     (vi) reviewed the reported prices and trading activity for the Physio-Control Common Stock and the Medtronic Common Stock;

    (vii) compared the financial performance of Physio-Control and Medtronic and the prices and trading activity of the Physio-Control Common Stock and the Medtronic Common Stock with that of certain other publicly-traded companies and their securities;

   (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (ix) reviewed and discussed with the senior management of Physio-Control the strategic rationale for the Merger and certain alternatives to the Merger;

     (x) reviewed and discussed with the senior management of Medtronic the strategic rationale for the Merger;

     (xi) participated in discussions and negotiations among representatives of Physio-Control and Medtronic and their financial and legal advisors;

    (xii) reviewed the Merger Agreement and certain related agreements; and

   (xiii) performed such other analysis and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements of Physio-Control and other financial and operating data and information relating to the strategic, financial and operational benefits, anticipated from the Merger provided by Physio-Control and Medtronic, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Physio-Control and Medtronic, respectively. We have not made any independent valuation or appraisal of the assets, liabilities or technology of Physio-Control, nor have we been furnished with any such appraisals. We have assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986, as amended. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have acted as financial advisor to the Board of Directors of Physio-Control in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Physio-Control and have received fees for the rendering of these services.

    It is understood that this letter is for the information of the Board of Directors of Physio-Control and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Physio-Control in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Medtronic Common Stock will actually trade at any time and we express no recommendation or opinion as to how the holders of Physio-Control Common Stock should vote at the shareholders' meeting held in conjunction with the Merger.

    Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of Physio-Control Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.


                                Very truly yours,

                                MORGAN STANLEY & CO. INCORPORATED

                                By:  /s/ Mark S. Menell
                                     -----------------------------------------
                                     Mark S. Menell
                                     Principal

                                    PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Minnesota Statutes Section 302A.521, subd. 2, requires Medtronic to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Medtronic, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met. In addition, Section 302A.521, subd. 3, requires payment by Medtronic, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

     Medtronic's Bylaws provide for indemnification by Medtronic to the full extent permitted by Minnesota Statutes Section 302A.521, as now enacted or hereafter amended, against and with respect to threatened, pending, or completed actions, suits, or proceedings arising from, or alleged to arise from, a party's actions or omissions as a director, officer, employee, or agent of Medtronic or any subsidiary of Medtronic or of any other corporation, partnership, joint venture, trust, or other enterprise that has served in such capacity at the request of Medtronic if such acts or omissions occurred, or were or are alleged to have occurred, while such party was a director or officer of Medtronic. Generally, under Minnesota law, indemnification will be available only where an officer or director can establish that he or she acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Medtronic. As permitted by Minnesota Statutes Section 302A.521, Medtronic's Restated Articles of Incorporation provide that a director shall have no personal liability to Medtronic or its shareholders for breach of his or her fiduciary duty as a director, to the fullest extent permitted by law.

     In addition to providing indemnification as outlined above, Medtronic also purchases individual insurance coverage for its directors and officers. Subject to the stated conditions, the policy insures the directors and officers of Medtronic against liability arising out of actions taken in their official capacities. To the extent that such actions cannot be indemnified by Medtronic, the policy provides individual liability insurance protection for the directors and officers of Medtronic.

Item 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)    Exhibits


     2* Agreement and Plan of Merger, dated June 27, 1998, by and among Medtronic, Inc., Physio-Control International Corporation, and PC Merger Corp., including the Exhibits thereto. (The Agreement and Plan of Merger and Exhibit A thereto are furnished as Appendices
            B and A, respectively, to the Proxy Statement/Prospectus forming a part of this Registration Statement.) Upon the request of the Commission, Medtronic agrees to furnish supplementally to the Commission a copy of any disclosure schedules to the Agreement and Plan of Merger.



     5** Opinion and Consent of Fredrikson & Byron, P.A. regarding validity of shares.

     8** Opinion and Consent of Preston Gates & Ellis LLP regarding certain tax matters.


     23.1** Consent of Fredrikson & Byron, P.A. (included in Exhibit 5).

     23.2** Consent of Preston Gates & Ellis LLP regarding certain tax matters
            (included in Exhibit 8).


     23.3** Consent of PricewaterhouseCoopers LLP, independent accountants for Medtronic, Inc.



     23.4** Consent of PricewaterhouseCoopers LLP, independent accountants for Physio-Control International Corporation.



     23.5*  Consent of Morgan Stanley & Co. Incorporated.



     24*    Power of Attorney.



     99.1** Form of Proxy to be used by Physio-Control International Corporation shareholders.


     (b)    Financial Statement Schedules.

            Not applicable.

     (c)    Reports, Opinions and Appraisals Materially Related to the
            Transaction.

            Opinion of Morgan Stanley & Co. Incorporated is furnished as Appendix D to the Proxy Statement/Prospectus forming a part of this Registration Statement.


     ---------
     * Filed with the Registration Statement to which this Pre-Effective No. 1 Amendment relates.
     ** Filed herewith.


Item 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b)    (i)   The undersigned registrant hereby undertakes as follows:
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            (ii) The registrant undertakes that every prospectus [a] that is filed pursuant to paragraph (b)(i) immediately preceding, or [b] that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 26, 1998.


                                       MEDTRONIC, INC.


                                       By /s/ William W. George
                                          -------------------------------------
                                          William W. George, Chairman
                                          and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed on August 26, 1998 by the following persons in the capacities indicated.



Signature                       Title
---------                       -----
/s/ William W. George           Chairman, Chief Executive                     August 26, 1998
------------------------        Officer and Director (principal
William W. George               executive officer)


/s/ Robert L. Ryan              Senior Vice President and                     August 26, 1998
------------------------        Chief Financial Officer
Robert L. Ryan                  (principal financial and accounting
                                officer)

             *                  Vice Chairman and Director    )
------------------------
Glen D. Nelson, M.D.                                          )
                                                              )
             *                  Director                      )
-----------------------------
William R. Brody, M.D., Ph.D.                                 )
                                                              )
             *                  Director                      )         * By /s/ Ronald E. Lund
-----------------------------                                                ---------------------
Paul W. Chellgren                                             )              Ronald E. Lund
                                                              )              Attorney-in-Fact
             *                  Director                      )
-----------------------------                                                Date: August 26, 1998
Arthur D. Collins, Jr.                                        )
                                                              )
             *                  Director                      )
-----------------------------
Antonio M. Gotto, Jr., M.D.                                   )
                                                              )
             *                  Director                      )
-----------------------------
Bernadine P. Healy, M.D.                                      )
                                                              )
             *                  Director                      )
-----------------------------
Thomas E. Holloran                                            )
                                                              )
             *                  Director                      )
-----------------------------
Richard L. Schall                                             )
                                                              )
             *                  Director                      )
-----------------------------
Jack W. Schuler                                               )
                                                              )
             *                  Director                      )
-----------------------------
Gerald W. Simonson                                            )
                                                              )
             *                  Director                      )
-----------------------------
Gordon M. Sprenger                                            )
                                                              )
             *                  Director                      )
-----------------------------
Richard A. Swalin, Ph.D.                                      )

                                Director
-----------------------------
Jean-Pierre Rosso


                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                             _____________________

                                 EXHIBIT INDEX
                                       TO
                        FORM S-4 REGISTRATION STATEMENT
                             _____________________

-------------------------------------------------------------------------------

                                MEDTRONIC, INC.

-------------------------------------------------------------------------------


Exhibit   Description
-------   -----------
2*        Agreement and Plan of Merger, dated June 27, 1998, by and among
          Medtronic, Inc., Physio-Control International Corporation, and PC
          Merger Corp., including the Exhibits thereto (The Agreement and
          Plan of Merger and Exhibit A thereto are furnished as Appendices B and A, respectively, to the Proxy Statement/Prospectus forming a part of this Registration Statement.)

5 Opinion and Consent of Fredrikson & Byron, P.A. regarding validity of shares

8 Opinion and Consent of Preston Gates & Ellis LLP regarding certain tax matters

23.1      Consent of Fredrikson & Byron, P.A. (included in Exhibit 5)

23.2      Consent of Preston Gates & Ellis LLP regarding certain tax matters
          (included in Exhibit 8)

23.3 Consent of PricewaterhouseCoopers LLP, independent accountants for Medtronic, Inc.

23.4 Consent of PricewaterhouseCoopers LLP, independent accountants for Physio-Control International Corporation

23.5*     Consent of Morgan Stanley & Co. Incorporated

24*       Power of Attorney of certain officers and directors

99.1      Form of Proxy to be used by Physio-Control International
          Corporation  shareholders




          ---------
          * Previously filed.